     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1998


                                                      REGISTRATION NO. 333-51415

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  NEWCOR, INC.
             (Exact name of Registrant as specified in its charter)

                                    DELAWARE
                        (State or other jurisdiction of
                         incorporation or organization)
                                      3714
                          (Primary Standard Industrial
                          Classification Code Number)
                                   38-0865770
                                (I.R.S. Employer
                             Identification Number)

     AND THE FOLLOWING ADDITIONAL REGISTRANTS, EACH A SUBSIDIARY GUARANTOR:

             MICHIGAN                     ROCHESTER GEAR, INC.                    38-2379349
            WISCONSIN                    PLASTRONICS PLUS, INC.                   39-1513019
             MICHIGAN                   GRAND MACHINING COMPANY                   38-1447019
             MICHIGAN                   DECO TECHNOLOGIES, INC.                   38-3111177
             MICHIGAN                   DECO INTERNATIONAL, INC.                  38-3188128
             MICHIGAN                       TURN-MATIC, INC.                      38-1876306
 (State or other jurisdiction of        (Exact name of Guarantor                (IRS Employer
  incorporation or organization)      as specified in its charter)          Identification Number)

 1825 SOUTH WOODWARD AVENUE, SUITE 240, BLOOMFIELD HILLS, MICHIGAN 48302, (248)
                                    253-2400
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                              For Each Registrant:
                               W. JOHN WEINHARDT
                     1825 SOUTH WOODWARD AVENUE, SUITE 240
                        BLOOMFIELD HILLS, MICHIGAN 48302
                                 (248) 253-2400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                with copies to:
                              Kent E. Shafer, Esq.
                  Miller, Canfield, Paddock and Stone, P.L.C.
                           150 West Jefferson Avenue
                            Detroit, Michigan 48226
                                 (313) 963-6420
                            ------------------------

     Approximate date of commencement of proposed sale to the public: Upon consummation of the Exchange Offer referred to herein.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   ------------------
     If this form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                               OFFER TO EXCHANGE

           ALL OUTSTANDING 9 7/8% SENIOR SUBORDINATED NOTES DUE 2008
                  ($125,000,000 PRINCIPAL AMOUNT OUTSTANDING)

             FOR 9 7/8% SERIES B SENIOR SUBORDINATED NOTES DUE 2008
                        ($125,000,000 PRINCIPAL AMOUNT)

                                OF NEWCOR, INC.

--------------------------------------------------------------------------------
        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

                       ON JULY 10, 1998, UNLESS EXTENDED.

--------------------------------------------------------------------------------

     Newcor, Inc., a Delaware corporation (the "Issuer"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange up to an aggregate principal amount of $125,000,000 of its 9 7/8% Series B Senior Subordinated Notes due 2008 (the "Exchange Notes") for an equal principal amount of its outstanding 9 7/8% Senior Subordinated Notes due 2008 (the "Notes"), in integral multiples of $1,000. The Exchange Notes will be substantially identical (including principal amount, interest rate, maturity and redemption rights) to the notes for which they may be exchanged pursuant to the Exchange Offer, except that (i) the offer and sale of the Exchange Notes will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), and (ii) holders of Exchange Notes will not be entitled to certain rights of holders of the Notes under the A/B Exchange Registration Rights Agreement of the Issuer and certain of its subsidiaries that have guaranteed the Notes and will guarantee the Exchange Notes (the "Subsidiary Guarantors") dated as of March 4, 1998 (the "Registration Rights Agreement"). The Notes have been, and the Exchange Notes will be, issued under an indenture (the "Indenture") dated as of March 4, 1998 among the Issuer, the Subsidiary Guarantors and U.S. Bank Trust National Association (formerly known as First Trust National Association), as trustee (the "Trustee"). See "Description of Exchange Notes." There will be no proceeds to the Issuer from this offering; however, pursuant to the Registration Rights Agreement, the Issuer will bear certain offering expenses.


     The Issuer will accept for exchange any and all validly tendered Notes on or prior to 5:00 p.m., New York City time, on July 10, 1998 (the "Expiration Date"), unless the Exchange Offer is extended. Tenders of Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date; otherwise, such tenders are irrevocable. U.S. Bank Trust National Association will act as exchange agent (in such capacity, the "Exchange Agent") in connection with the Exchange Offer. The Exchange Offer is not conditioned on any minimum principal amount of Notes being tendered for exchange but is subject to certain other customary conditions.


     The Notes were sold by the Issuer on March 4, 1998 (the "Offering") in transactions not registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. The Notes were subsequently resold to qualified institutional buyers in reliance upon Rule 144A under the Securities Act. Accordingly, the Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered in order to satisfy certain obligations of the Issuer under the Registration Rights Agreement. See "The Exchange Offer."

     A portion of the net proceeds of the Offering was used to finance the acquisitions by the Issuer of each of Grand Machining Company, Deco Technologies, Inc. and Deco International Inc. and of Turn-Matic, Inc. and to refinance indebtedness of the Issuer incurred in connection with its acquisition of Machine Tool & Gear, Inc. (collectively, the "Acquisitions"). See "The Acquisitions."
                                               (continued on inside front cover)
                            ------------------------
    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR SUBSIDIARY GUARANTORS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE EXCHANGE NOTES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE EXCHANGE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                 The date of this Prospectus is June 10, 1998.

(continued from cover)

     Interest on the Exchange Notes will be payable semi-annually on March 1 and September 1 of each year, commencing September 1, 1998. The Exchange Notes will mature on March 1, 2008. The Exchange Notes will be redeemable, in whole or in part, at the option of the Issuer, on or after March 1, 2003 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, to the date of redemption. In addition, at any time prior to March 1, 2001 the Issuer may, at its option, on any one or more occasions, redeem up to $43,750,000 principal amount of Notes and Exchange Notes at a redemption price equal to 109.875% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more public common stock offerings; provided that at least $81,250,000 aggregate principal amount of the Notes and Exchange Notes will remain outstanding immediately following each such redemption. Upon a Change of Control (as defined herein), each holder of the Exchange Notes will have the right to require the Issuer to repurchase such holder's Exchange Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. See "Description of Exchange Notes."

     The Exchange Notes will be general unsecured obligations of the Issuer and will rank subordinate in right of payment to all Senior Debt (as defined herein) of the Issuer and senior or equal in right of payment to all other existing and future subordinated indebtedness of the Issuer. The Notes are, and the Exchange Notes will be, unconditionally guaranteed (the "Subsidiary Guarantees") on a senior subordinated basis by the Subsidiary Guarantors (as defined herein). The Subsidiary Guarantees will be general unsecured obligations of the Subsidiary Guarantors and will rank subordinate in right of payment to all Senior Debt of the Subsidiary Guarantors and senior or equal in right of payment to all other existing and future subordinated indebtedness of the Subsidiary Guarantors. The Exchange Notes and the Notes will rank equally with one another, and each Subsidiary Guarantor's guarantee of the Exchange Notes will rank equally with its guarantee of the Notes. As of January 31, 1998, on a pro forma basis after giving effect to the Acquisitions, the Offering and the application of the proceeds of the Offering, the Notes would have been subordinate to $10.3 million of Senior Debt of the Issuer (excluding guarantees by the Issuer of Senior Debt of its subsidiaries), and the Subsidiary Guarantees would have been subordinate to $6.1 million of Senior Debt of the Subsidiary Guarantors (excluding guarantees by the Subsidiary Guarantors of Senior Debt of the Issuer). See "Description of Exchange Notes."

     The Exchange Offer is being made in reliance on certain no-action positions that have been published by the staff of the Securities and Exchange Commission (the "Commission") which require each tendering noteholder to represent that it is acquiring the Exchange Notes in the ordinary course of its business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. In some cases, certain broker-dealers may be required to deliver a prospectus in connection with the resale of Exchange Notes that they receive in the Exchange Offer. See "The Exchange Offer" and "Plan of Distribution."

     There has not previously been any public market for the Exchange Notes. The Issuer does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that an active market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Issuer's financial condition and other factors. Such conditions might cause the Exchange Notes, to the extent that they are actively traded, to trade at a significant discount from face value. See "Risk Factors -- Lack of Public Market for Exchange Notes."

     ANY NOTES NOT TENDERED AND ACCEPTED IN THE EXCHANGE OFFER WILL REMAIN OUTSTANDING. TO THE EXTENT ANY NOTES ARE TENDERED AND ACCEPTED IN THE EXCHANGE OFFER, A HOLDER'S ABILITY TO SELL UNTENDERED NOTES COULD BE ADVERSELY AFFECTED. FOLLOWING CONSUMMATION OF THE EXCHANGE OFFER, THE HOLDERS OF NOTES WILL CONTINUE TO BE SUBJECT TO THE EXISTING RESTRICTIONS ON TRANSFER THEREOF. HOLDERS WHO DO NOT TENDER THEIR NOTES GENERALLY WILL NOT HAVE ANY FURTHER REGISTRATION RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT OR OTHERWISE. SEE "THE EXCHANGE OFFER -- CONSEQUENCES OF FAILURE TO EXCHANGE."

     The Exchange Notes generally will be issued in registered, global form without interest coupons (the "Global Exchange Notes"), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global Exchange Notes representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global Exchange Notes, Exchange Notes in certificated form will be issued in exchange for the Global Exchange Notes only on the terms set forth in the Indenture. See "Description of Exchange Notes -- Book Entry, Delivery and Form."

                             ADDITIONAL INFORMATION

     The Issuer is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Issuer can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois at prescribed rates. The Issuer makes its filings with the Commission electronically. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, which information can be accessed at http://www.sec.gov.

     The Subsidiary Guarantors' financial and other disclosure obligations under the informational requirements of the Exchange Act will be fulfilled by including information regarding the Subsidiary Guarantors in the Issuer's periodic reports.

     The Issuer has agreed in the Indenture that, whether or not required by the rules of the Commission, so long as any Notes or Exchange Notes are outstanding, it will furnish to the holders of Notes and Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its consolidated subsidiaries and, with respect to the annual information only, a report thereon by the Issuer's independent accountants and (ii) all current reports that would be required to be filed with the Commission if the Issuer were required to file such reports. For all reporting periods ending on or prior to January 31, 1999, the Issuer has agreed to include in each Form 10-Q and 10-K a presentation, which need not be audited, of certain financial information for such period and the twelve months ended on the last day of such period on a pro forma basis. The Issuer has also agreed that, following consummation of the Exchange Offer, whether or not required by the rules of the Commission, it will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

     In addition, the Issuer and the Subsidiary Guarantors have agreed that, for so long as any Notes or Exchange Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     The Issuer has filed with the Commission a Registration Statement on Form S-4 under the Securities Act for the registration of the Exchange Notes offered hereby (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information about the Issuer and the Exchange Notes offered hereby, reference is made to the Registration Statement, including the exhibits (some of which are incorporated by reference to other Company filings with the Commission) and financial statement schedules thereto, which may be inspected without charge at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission at prescribed rates or from the Web site described above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus, including the "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology, such as "may," "intend," "will," "expect," "anticipate," "plan," "management believes," "estimate," "continue," or "position" or the negative thereof or other variations thereon or comparable terminology. In particular, any statements, express or implied, concerning future operating results or the ability to generate revenues, income or cash flow to service the Notes and Exchange Notes are forward-looking statements. Investors in the Exchange Notes offered hereby are cautioned that reliance on any forward-looking statements involves risks and uncertainties and that, although the Issuer believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based on those assumptions also could be incorrect, and actual results may differ materially from any results indicated or suggested thereby. The uncertainties in this regard include, but are not limited to, those identified herein under "Risk Factors" and under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statements Under the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995." In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved. All forward-looking statements are expressly qualified by such cautionary statements, and the Company expressly disclaims any duty to update such forward-looking statements.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data, including the notes thereto, appearing elsewhere in this Prospectus. Newcor, Inc. (the "Issuer") acquired substantially all of the assets of Machine Tool & Gear, Inc. ("MT&G") on December 23, 1997 and acquired the stock of each of Grand Machining Company, Deco Technologies, Inc. and Deco International, Inc. (collectively, "Deco"), and of Turn-Matic, Inc. ("Turn-Matic") on March 4, 1998. MT&G, Deco and Turn-Matic are collectively referred to herein as the "Acquired Companies" and their respective acquisitions are referred to herein as the "MT&G Acquisition," the "Deco Acquisition" and the "Turn-Matic Acquisition" and, collectively, as the "Acquisitions." See "The Acquisitions." Unless the context requires otherwise, "Newcor" or the "Company" refers to Newcor, Inc. and its subsidiaries. "Pro forma" information relates to the Company on a pro forma basis after giving effect to the Acquisitions, the Offering and the application of the proceeds of the Offering. Unless otherwise indicated, each reference to a fiscal year is to the Company's fiscal year, which ends on October 31 of the year specified. Pro forma information as of and for the fiscal year ended October 31, 1997 includes results for the Acquired Companies as of and for the twelve months ended September 30, 1997, and pro forma information as of and for the quarter ended January 31, 1998 includes results for the Acquired Companies as of and for the three months ended December 31, 1997.

                                  THE COMPANY

GENERAL

     The Company is a leading manufacturer of precision machined components and assemblies for the automotive, medium and heavy duty truck and agricultural vehicle industries and is a manufacturer of custom rubber and plastic products primarily for the automotive industry. The Company is also a supplier of standard and custom machines and systems primarily for the automotive and appliance industries. The Company's largest customers include leading vehicle original equipment manufacturers ("OEMs") such as Chrysler Corporation ("Chrysler"), Ford Motor Company ("Ford"), General Motors Corporation ("General Motors" or "GM") and Deere & Company ("Deere"), and direct suppliers to the OEMs ("Tier 1 suppliers") such as American Axle & Manufacturing, Inc. ("American Axle") and Detroit Diesel Corporation ("Detroit Diesel"). The Company's products are typically supplied to customers on a sole-source basis. Sole-source sales represented approximately 89% of fiscal 1997 pro forma sales. The Company's management has extensive experience in the automotive supply industry and has integrated five acquired businesses (excluding the Acquired Companies) into existing operations over the past 48 months.

     Through internal growth and acquisitions, the Company's sales from continuing operations increased at a compound annual rate of 18.9%, from $65.4 million in fiscal 1993 to $130.8 million in fiscal 1997, and EBITDA (as defined herein) increased from $1.9 million in fiscal 1993 to $12.6 million in fiscal 1997. The Acquired Companies had aggregate sales of $111.8 million and aggregate pro forma EBITDA of $19.5 million for the twelve months ended September 30, 1997. On a pro forma basis, the Company had sales and EBITDA of $242.6 million and $32.1 million, respectively, for fiscal 1997.

     The Company's products are used in more than 25 passenger car models and nearly all light truck and sport utility models manufactured in the United States, including such leading vehicles as the Ford Taurus, Lincoln Continental, Chrysler Concorde, Dodge Intrepid, Pontiac Grand Prix, Buick Park Avenue, Ford F series of light trucks, General Motors C/K series of light trucks and sport utility vehicles, Jeep sport utility vehicles and Dodge Ram series of light trucks and sport utility vehicles. In addition, the Company is the leading independent supplier of precision machined components to Deere's tractor operations and to Detroit Diesel, the largest producer of engines for class 8 heavy duty trucks in North America.

     The Company is organized into three business groups: the Precision Machined Products Group, the Rubber and Plastic Group and the Special Machines Group. Certain key products manufactured by each of these groups, and certain key processes used to manufacture those products, are described in the "Glossary" section of this Prospectus. Pro forma fiscal 1997 EBITDA amounts presented below for these groups do not reflect $1.2 million of certain unallocated corporate expenses.

     The Precision Machined Products Group produces transmission, powertrain and engine components and assemblies, primarily for the automotive, medium and heavy duty truck and agricultural vehicle industries. Automotive products include gears, gear blanks and shafts for transmissions; bearing caps, oil filter adapters and manifolds for engines; thrust and pressure plates for power steering systems; and axles. Products for the medium and heavy duty truck industry include rocker arm components and assemblies, accessory drive assemblies and other engine components. Products for the agricultural vehicle industry include transfer cases, differential cases, transmission housings and brake pedals. The Precision Machined Products Group generated $172.2 million, or 71.0%, of the Company's pro forma sales and $27.0 million, or 81.0%, of the Company's pro forma EBITDA in fiscal 1997.

     The Rubber and Plastic Group produces cosmetic and functional seals and boots and functional engine compartment products supplied primarily to the automotive industry. The group's seals and boots include interior and exterior floor gear shift lever boots, steering column seals, door lock actuator boots and a variety of other products that insulate the passenger compartment from the external environment. The group's functional engine compartment products include custom designed vacuum reservoirs essential for the operation of air conditioning, cruise control and other vehicle systems. The Rubber and Plastic Group generated $48.5 million, or 20.0%, of the Company's pro forma sales and $3.7 million, or 11.1%, of the Company's pro forma EBITDA in fiscal 1997.

     The Special Machines Group designs and manufactures standard and custom welding, assembly, forming, heat treating and testing machines and systems for the automotive, appliance and other industries. The Special Machines Group generated $21.9 million, or 9.0%, of the Company's pro forma sales and $2.6 million, or 7.9%, of the Company's pro forma EBITDA in fiscal 1997.

COMPETITIVE STRENGTHS

     Full-Service Supplier with Broad Manufacturing Capabilities. The Company's diverse range of manufacturing capabilities enables it to tailor manufacturing processes to meet each customer's specific requirements and reduces the need for customers to rely on multiple suppliers. The Company specializes in the high volume production of components and assemblies involving extremely close tolerances, complex processes and in some cases difficult materials. The Company's manufacturing operations utilize advanced equipment such as modern Computer Numerical Control ("CNC") machines, synchronous and non-synchronous transfer lines, and proprietary custom molding machines. Precision machining operations include milling, drilling, turning, heat-treating, honing, broaching and electronic gauging, as well as more demanding processes such as gun drilling, spline rolling, ultra precision grinding, super-finishing, lapping and laser welding. Rubber and plastic molding operations include conventional injection molding, as well as dip molding, slush casting, rotational molding, injection molding of multiple-durometer products, sonic welding and other processes. The Company designs and builds much of its own automation and custom tooling and most of its non-standard machines. Increasingly, the Company also provides its customers with value-added capabilities such as design and development, engineering, assembly and testing, and program management from concept development through production and assembly. Management believes that the Acquisitions will further enhance the scope of the Company's engineering, design and assembly capabilities and provide a competitive advantage as OEMs and their Tier 1 suppliers increasingly rely on and award new business to established and well-known suppliers.

     Efficient, High Quality Operations. The Company's manufacturing expertise allows it to focus primarily on higher value added, more complex components and assemblies with very exacting dimensional, finish and cosmetic requirements. The Company also proactively works with its customers to improve the design and manufacturing processes used in its products. These initiatives often lead to improved quality and product performance, improved efficiency and reduced manufacturing costs. The Company uses the cost savings and other benefits derived from these efforts to reinforce its customer relationships. In addition, ISO 9000 and QS 9000 quality certifications are integral to the Company's operating methodology and commitment to quality. Currently, 11 of the Company's 15 manufacturing facilities are ISO 9000 or QS 9000 certified, with the remaining four expected to be certified by the end of 1998. Management believes that the Company's manufacturing expertise and commitment to quality are among the primary reasons for the Company's strong historical growth and customer loyalty.

     Strong Relationships with Customers. Approximately 78% of the Company's pro forma fiscal 1997 sales were generated by the Company's six largest customers, each of which the Company has served for over 25 years, and the Company is the sole-source outside supplier on nearly all of the products it manufactures for its major customers. The Company has developed collaborative relationships with its customers by providing them with integrated product development and manufacturing capabilities, high quality products, timely delivery and excellent customer service. The Acquired Companies have products and customer bases which complement the Company's other operations, and the combination of these businesses makes the Company a larger supplier to several of its key customers and creates cross-selling opportunities. Management intends to leverage the Company's selling resources and established customer relationships to introduce its customers to the full range of products and process capabilities of each of its operations. For example, the Company plans to introduce its broad precision machining capabilities to existing Deco customers such as Detroit Diesel.

     Product, Vehicle, Customer and Industry Diversification. The Company offers in excess of 50 different major products, many of which are sole-sourced, for use on more than 60 different vehicle platforms. These products are sold to customers who are diversified across the automotive, medium and heavy duty truck and agricultural vehicle industries, with no single customer accounting for more than approximately 20% of pro forma 1997 sales. Management believes that this product, vehicle, customer and industry diversification can help reduce the Company's dependence on any single source of revenue.

OPERATING STRATEGY

     Strengthen Positions in Established Product Niches. The Company's goal is to continue to develop expertise and expand market presence centered around its two key operating platforms, which are (i) precision machined transmission, powertrain and engine components and assemblies for the automotive, medium and heavy duty truck and agricultural vehicle industries through the Precision Machined Products Group, and (ii) manufacturing of rubber and plastic cosmetic, functional sealing and underhood components for the automotive industry through the Rubber and Plastic Group. Management believes that these two platforms provide opportunities for profitable growth due to the existence of relatively few competitors with comparable manufacturing and program management capabilities.

     Capitalize on Increased Outsourcing. Component and assembly outsourcing is a well established trend in the automotive industry and is becoming increasingly prevalent in the medium and heavy duty truck and agricultural vehicle industries. The Company's status as an incumbent supplier positions it to participate in the growth in outsourcing by capturing incremental business from existing customers and marketing its experience and capabilities to new customers with outsourcing needs. Management plans to continue to develop and market the Company's design, engineering and assembly capabilities and believes that its diverse process capabilities and full-service supplier status give the Company the opportunity to compete more effectively for complex, higher value-added and more profitable assembly work.

     Pursue Continuous Operating Improvement. The Company's operating philosophy is based on the rigorous implementation of lean production systems supported by world-class quality management and excellence in customer service, as measured by quality, on-time delivery, timely product launches and low manufacturing cost. The Company has developed and is implementing a comprehensive company-wide management system (the "Newcor Operating System") which emphasizes continuous improvement and integrates a quality operating system, cellular manufacturing, one-piece flow, working capital management, supply chain management, value engineering, kaizen, team-oriented problem solving and leadership skills into an overall culture and system of management. Implementation of the Newcor Operating System has led to significant improvements in scrap rates, labor productivity, working capital turnover and other measureables in certain of the Company's businesses. Management believes that similar improvements can be achieved in each of the Company's businesses, over time, as training is increased and the Newcor Operating System is extended to all locations.

     Selectively Pursue Strategic Acquisitions. Strategic acquisitions have been, and will continue to be, an integral part of the Company's growth strategy. The market niches in which the Company operates have a high degree of fragmentation among competitors, often presenting significant opportunities for consolidation. Management believes that the Company's reputation and market leadership make it an attractive strategic acquiror for smaller competitors that may be unable to meet the necessary investment requirements and increasingly stringent criteria being imposed by OEMs and their Tier 1 suppliers. Management plans to continue to pursue acquisition opportunities that are complementary to the Company's existing niche platforms, particularly those that expand technological capabilities, product offerings, customer base or geographical scope. Other key factors management considers when reviewing acquisition opportunities include the potential for cost savings and cross-selling, and the opportunity to enhance engineering, assembly and other value-added operating and program management capabilities.

     The Company's and Subsidiary Guarantors' principal executive offices are located at 1825 S. Woodward Ave., Suite 240, Bloomfield Hills, Michigan 48302. The telephone number for each of them is (248) 253-2400.

                                THE ACQUISITIONS

     MT&G. On December 23, 1997, the Company purchased substantially all of the assets of MT&G, a Corunna, Michigan based manufacturer of high volume, precision machined components. MT&G's products include differential pinion and side gears, output shafts and rear axle shafts for the automotive industry. MT&G's sales and pro forma EBITDA for the twelve months ended September 30, 1997 were $21.8 million and $3.4 million, respectively. Newcor acquired MT&G for $27.3 million, consisting of approximately $5.6 million in cash and $21.7 million in the form of a promissory note (bearing interest at 8% per annum and payable in full on the closing date of the Offering), plus the assumption of approximately $5.8 million of debt. A key strategic consideration in management's decision to acquire MT&G was that American Axle has recently awarded MT&G long-term contracts to machine near net shape gears for the General Motors C/K series of light trucks and sport utility vehicles. MT&G has commenced production of the gears and is scheduled to reach full production levels early in the third quarter of fiscal 1998. MT&G's historical results do not reflect this new business from American Axle.

     Deco. On March 4, 1998, the Company acquired the stock of the three companies comprising Deco, a Royal Oak, Michigan based manufacturer of high volume, precision machined components and assemblies. Deco's products include rocker arm components and assemblies, transmission shafts, axle shafts, thrust and pressure plates and other products for the medium and heavy duty truck and automotive industries. Deco's sales and pro forma EBITDA for the twelve months ended September 30, 1997 were $74.2 million and $11.1 million, respectively. Sales and pro forma EBITDA for the year ended December 31, 1997 were $75.5 million and $10.7 million, respectively. Newcor acquired Deco for $54.9 million in cash, subject to certain net book value adjustments.

     Turn-Matic. On March 4, 1998, the Company acquired the stock of Turn-Matic, a Clinton Township, Michigan based manufacturer of high volume, precision machined components and assemblies. Turn-Matic manufactures engine components including oil filter adapters, main bearing caps and intake and exhaust manifolds for the automotive industry. Turn-Matic's sales and pro forma EBITDA for the twelve months ended September 30, 1997 were $15.8 million and $5.0 million, respectively. Newcor acquired Turn-Matic for $17.0 million in cash, subject to certain net book value adjustments, plus contingent future payments (not to exceed $3.5 million in total) based on profitability of the Turn-Matic business over a five-year period following the closing.


                              RECENT DEVELOPMENTS



     On May 21, 1998, the Company announced sales of $55.4 million for the second quarter ended April 30, 1998, an increase of $20.8 million over sales of $34.6 million for the second quarter of fiscal 1997. For the six months ended April 30, 1998, the Company announced sales of $85.5 million, an increase of $22.9 million over sales of $62.6 million for the same period one year ago.



     The Company announced net income of $753,000, or $0.15 per share, in the second quarter ended April 30, 1998, compared with $1,082,000, or $0.22 per share, in the second quarter of fiscal 1997. For the six months ended April 30, 1998, the Company announced a net loss of $279,000, or $0.06 per share, compared with net income of $1,448,000, or $0.29 per share, for the same period one year ago. Net income for the second quarter of $753,000 improved significantly compared with the first quarter net loss of $1,032,000 but was below the net income reported for the second quarter of fiscal year 1997, primarily due to:
(i) continued lower sales and profits within the Special Machines Group, due to the relatively slower rate of new orders being booked since the third quarter of fiscal 1997 and (ii) lower profitability within the Rubber and Plastic Group which, although improved compared to the first quarter of 1998, continued to be adversely affected by higher than normal hourly labor turnover.



     Certain actions that management began to implement during the first and second quarters of fiscal 1998 with respect to the Special Machines and Rubber and Plastic Groups are expected to continue to favorably impact those businesses during the second half of fiscal 1998. In addition, MT&G's new program launch remains on schedule with full production expected in the third quarter of the fiscal year.



     EBITDA increased to $6.5 million, or 11.7% of sales, in the second quarter ended April 30, 1998 from $3.4 million, or 9.9% of sales, in the second quarter of fiscal 1997, and operating income increased to $4.1 million, or 7.4% of sales, from $2.4 million, or 6.9% of sales, in the second quarter of fiscal 1997. For the six months ended April 30, 1998, EBITDA and operating income were $7.0 million and $3.3 million, respectively, compared with $5.3 million and $3.3 million, respectively, in fiscal 1997.



     The $20.8 million increase in sales and significant increases in EBITDA and operating income in the second quarter, resulted primarily from the Acquisitions.



     On a pro forma basis, as if the Company had completed all of the Acquisitions at November 1, 1996, the Company's sales, EBITDA and operating income for the three and six month periods ended April 30, 1998 and 1997 would have been as follows:



                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                       APRIL 30                APRIL 30
                                  ------------------      ------------------
                                   1998        1997        1998        1997
                                               ($ IN MILLIONS)
Pro forma sales.................  $64.3       $63.0       $120.9      $118.4
Pro forma EBITDA................    8.1         8.7         12.8        15.8
Pro forma operating income......    5.3         6.0          7.2        10.5


                                  RISK FACTORS

     Prospective investors in the Exchange Notes should carefully consider the information set forth under the caption "Risk Factors," and all other information set forth in this Prospectus, prior to tendering their Notes in the Exchange Offer.

                               THE NOTES OFFERING

The Notes.....................   The Notes were sold by the Issuer in the
                                 Offering on March 4, 1998 and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

Registration Rights
Agreement.....................   In connection with the Offering, the Issuer and
                                 the Subsidiary Guarantors entered into the Registration Rights Agreement, which grants owners of the Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights, which generally terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered............   $125,000,000 aggregate principal amount of
                                 9 7/8% Series B Senior Subordinated Notes due
                                 2008.

The Exchange Offer............   $1,000 principal amount of Exchange Notes in
                                 exchange for each $1,000 principal amount of Notes. As of the date hereof, $125,000,000 aggregate principal amount of Notes are outstanding. The Issuer will issue the Exchange
                                 Notes on or promptly after the Expiration Date.

                                 Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any owner thereof (other than any such owner which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such owner's business and that such owner does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                                 Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuer has agreed that for a period of one year after the Exchange Offer is consummated it will make this Prospectus available to any broker-dealer for use in connection with any such resale.

                                 Any owner of Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in Exxon Capital Corporation (April 13, 1988) and Morgan Stanley & Co., Incorporated (June 5, 1991) or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Failure to comply with such requirements in such instance may result in liability under the Securities Act for which the seller of the Exchange Notes is not indemnified by the Issuer or any Subsidiary Guarantor.

                                 In any state where the Exchange Offer does not fall under a statutory exemption to such state's blue sky laws, the Issuer has filed the appropriate registrations and notices and has made the appropriate requests to permit the Exchange Offer to be made in such state.


Expiration Date...............   5:00 p.m., New York City time, on July 10,
                                 1998, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                 Offer is extended.


Interest on the Exchange Notes
and the Notes.................   The Exchange Notes will bear interest from
                                 March 4, 1998, the date of issuance of the Notes that are tendered in exchange for the Exchange Notes (or the most recent interest payment date to which interest on such Notes has been paid). Accordingly, holders of Notes that are accepted for exchange will not receive interest on the Notes that is accrued but unpaid at the time of tender, but such interest will be payable on the first interest payment date after the Expiration Date.

Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Issuer. See "The Exchange Offer --
                                 Conditions." No federal or state regulatory requirements (other than securities laws) must be complied with and no approvals must be obtained in connection with the Exchange Offer.

Procedures for Tendering
Notes.........................   Each holder of Notes (or, in the case of
                                 interests in the Global Notes held by DTC, each DTC participant listed in an official DTC proxy) wishing to accept the Exchange Offer must complete, sign and date the accompanying
                                 Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the Notes and any other required documentation, to the Exchange
                                 Agent at the address set forth in the Letter of Transmittal. By executing the Letter of Transmittal, such holder or DTC participant will represent to the Issuer and Subsidiary
                                 Guarantors that, among other things, the holder or DTC participant or the person receiving the Exchange Notes, whether or not such person is the holder of the Notes or DTC participant, is acquiring the Exchange Notes in the ordinary course of business and neither the holder or DTC participant nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes. In lieu of physical delivery of the certificates representing Notes, tendering DTC participants may transfer Notes pursuant to the procedure for book-entry transfer as set forth under "The
                                 Exchange Offer -- Book Entry Transfer; ATOP."

Special Procedures for
Beneficial Owners.............   Any beneficial owner whose Notes are registered
                                 in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such nominee promptly and instruct such nominee to tender on such beneficial owner's behalf. Such instructions should be given in sufficient time to ensure that the nominee will be able to take the necessary steps to tender such Notes before the Expiration Date.

Guaranteed Delivery
Procedures....................   Holders of Notes who wish to tender their Notes
                                 and whose Notes are not immediately available or who cannot deliver their Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                                 Agent (or comply with the procedures for book-entry transfer) prior to the Expiration
                                 Date must tender their Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

Withdrawal Rights.............   Tenders may be withdrawn at any time prior to
                                 5:00 p.m., New York City time, on the
                                 Expiration Date pursuant to the procedures described under "The Exchange Offer --
                                 Withdrawals of Tenders."

Acceptance of Notes and
Delivery of Exchange Notes....   The Issuer will accept for exchange any and all
                                 Notes that are properly tendered in the
                                 Exchange Offer prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. However, the Issuer reserves the right to make any determination, in its sole discretion, as to whether or not Notes have been properly tendered. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The
                                 Exchange Offer -- Terms of the Exchange Offer."

Federal Income Tax
Consequences..................   The issuance of the Exchange Notes to holders
                                 of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for federal income tax purposes. Consequently, no gain or loss would be recognized by holders of the Notes upon receipt of the Exchange
                                 Notes. See "Certain Federal Income Tax
                                 Consequences of the Exchange Offer."

Effect on Holders of Notes....   As a result of the making of the Exchange
                                 Offer, the Issuer and the Subsidiary Guarantors will have fulfilled certain of their obligations under the Registration Rights
                                 Agreement, and holders of Notes who do not tender their Notes will generally not have any further registration rights under the
                                 Registration Rights Agreement or otherwise.
                                 Such holders will continue to hold the
                                 untendered Notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the Indenture, except to the extent such rights or limitations by their terms terminate or cease to have further effectiveness as a result of the Exchange
                                 Offer. All untendered Notes will continue to be subject to certain restrictions on transfer.
                                 Accordingly, if any Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Notes could be adversely affected.

Exchange Agent................   U.S. Bank Trust National Association

                       SUMMARY OF TERMS OF EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes (which they replace) except that (i) the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes generally will not be entitled to further registration rights under the Registration Rights Agreement, which rights generally will be satisfied when the Exchange Offer is consummated. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes."

Securities Offered............   Up to $125.0 million aggregate principal amount
                                 of 9 7/8% Series B Senior Subordinated Notes due 2008.

Maturity Date.................   March 1, 2008.

Interest Payment Dates........   Interest on the Exchange Notes will accrue from
                                 March 4, 1998, the date of issuance of the Notes (the "Issue Date"), at the rate of 9 7/8% per annum, payable semi-annually in cash in arrears on March 1 and September 1 of each year, commencing September 1, 1998.

Optional Redemption...........   On or after March 1, 2003, the Issuer may
                                 redeem the Exchange Notes, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption. Notwithstanding the foregoing, at any time prior to March 1, 2001, the Issuer may redeem up to $43,750,000 principal amount of Notes and Exchange Notes with the net proceeds of one or more public offerings of common stock of the Issuer at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption; provided that at least $81,250,000 principal amount of the Notes and Exchange Notes remains outstanding after each such redemption (excluding Notes and Exchange Notes held by the Issuer and its Subsidiaries) and that any such redemption occurs within 45 days of the closing of such public offering. See "Description of Exchange
                                 Notes -- Optional Redemption."

Ranking.......................   The Exchange Notes will be subordinated in
                                 right of payment to all existing and future
                                 Senior Debt of the Issuer, including all obligations under the Senior Credit Facility
                                 (as defined herein), and equal or senior in right of payment to all other existing and future subordinated indebtedness of the Issuer.
                                 The Exchange Notes and the Notes will rank equally with one another. At January 31, 1998, on a pro forma basis, the aggregate principal amount of Senior Debt of the Issuer outstanding would have been $10.3 million (excluding Senior
                                 Debt of the Issuer's subsidiaries that is guaranteed by the Issuer).

Subsidiary Guarantees.........   The Notes are, and the Exchange Notes will be,
                                 unconditionally guaranteed on a senior
                                 subordinated basis by all of the Issuer's domestic Restricted Subsidiaries, including the
                                 Acquired Companies (the "Subsidiary
                                 Guarantors"). The Subsidiary Guarantees will be subordinated in right of payment to all Senior
                                 Debt of the Subsidiary Guarantors to the same extent that the Exchange Notes are subordinated to Senior Debt of the Issuer, and equal or senior in right of payment to all other existing or future subordinated indebtedness of the Subsidiary Guarantors. Each
                                 Subsidiary Guarantor's guarantee of the
                                 Exchange Notes will rank equally with its guarantee of the Notes. At January 31, 1998, on a pro forma basis, the aggregate principal amount of Senior Debt of the Subsidiary
                                 Guarantors outstanding (excluding guarantees of
                                 Senior Debt of the Issuer) would have been $6.1 million.

Change of Control.............   Upon a Change of Control, each holder of
                                 Exchange Notes will have the right to require the Issuer to make an offer to purchase all of such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated
                                 Damages, if any, to the date of repurchase. See
                                 "Description of Exchange Notes -- Repurchase at the Option of Holders -- Change of Control."

Certain Covenants.............   The Indenture contains certain covenants which,
                                 among other things, limit the ability of the Issuer and its Restricted Subsidiaries to: (i) pay dividends or make certain other distributions; (ii) repurchase equity interests; (iii) prepay subordinated
                                 Indebtedness; (iv) incur additional
                                 Indebtedness and issue preferred stock; (v) incur liens; (vi) merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of the Company;
                                 (vii) consummate certain asset sales; (viii) enter into certain transactions with affiliates; or (ix) enter into sale and leaseback transactions. In addition, under certain circumstances, the Issuer will be required to make an offer to purchase the Exchange Notes at a price equal to the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the proceeds of certain asset sales. See "Description of Exchange Notes."

Exchange Offer;
  Registration Rights.........   If: (i) the Exchange Offer is not permitted by
                                 applicable law or (ii) any holder of Transfer
                                 Restricted Securities (as defined) notifies the Issuer within the prescribed time (A) that it is or was prohibited by law or Commission policy from participating in the Exchange
                                 Offer, (B) that it may not resell the Exchange
                                 Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer
                                 Registration Statement is not appropriate or available for such resales or (C) that it is a broker-dealer and holds Notes acquired directly from the Issuer or an affiliate of the Issuer, the Registration Rights Agreement will require the Issuer to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales by such holders. If the Issuer fails to satisfy these registration obligations, it will be required to pay
                                 Liquidated Damages to certain holders of Notes and/or Exchange Notes under certain circumstances. See "Description of Exchange
                                 Notes -- Registration Rights; Liquidated
                                 Damages."

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

     The following table sets forth (i) summary historical financial data of the Company for the three fiscal years ended October 31, 1997 and the three months ended January 31, 1997 and 1998 and (ii) summary pro forma financial data for the fiscal year ended October 31, 1997 and the three months ended January 31, 1998. The summary historical statement of income and balance sheet data for the Company for the fiscal years ended October 31, 1995, 1996 and 1997 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The summary historical financial data as of January 31, 1998 and for the three months ended January 31, 1997 and 1998 are derived from unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, include all adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The summary pro forma statements of income data and other financial data for the fiscal year ended October 31, 1997 and the three months ended January 31, 1998 were prepared to illustrate the effect of the Offering and the Acquisitions as if each had occurred on November 1, 1996, and the results for the Acquired Companies had been included for the twelve months ended September 30, 1997 and the three months ended December 31, 1997. The summary pro forma balance sheet at January 31, 1998 was prepared to illustrate the effect of the Offering and the Acquisitions as if each had occurred on January 31, 1998. The pro forma data is presented for informational purposes only and may not be indicative of the results of operations or the financial position of the Company that would have been obtained if the Acquisitions and Offering had in fact been completed as of such dates, and is not intended to project the results of operations or the financial position of the Company for any future date or period. The following table should be read in conjunction with the "Selected Consolidated Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data," and the consolidated financial statements of the Company and the financial statements of Acquired Companies and the related notes and other financial information presented elsewhere in this Prospectus.

                                              FISCAL YEAR ENDED OCTOBER 31,(1)        THREE MONTHS ENDED JANUARY 31,
                                          ----------------------------------------   --------------------------------
                                                                            PRO                                PRO
                                                                           FORMA                              FORMA
                                           1995       1996       1997       1997       1997       1998        1998
                                                                    (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
  Sales.................................  $90,173   $111,744   $130,848   $242,609   $27,975    $ 30,134    $ 56,575
  Gross margin..........................   16,618     22,657     23,765     49,782     5,330       3,711       9,392
  Operating income (loss) from
    continuing operations...............    5,354      6,781      8,303     21,385       922        (778)      1,926
  Interest expense......................    1,504      1,787      2,070     13,877       432         825       3,451
  Income (loss) from continuing
    operations..........................    2,391      3,558      3,890      4,558       366      (1,032)     (1,027)

OTHER FINANCIAL DATA:
  EBITDA(2).............................  $ 8,204   $ 10,403   $ 12,583   $ 32,136   $ 1,925    $    499    $  4,677
  EBITDA margin(3)......................      9.1%       9.3%       9.6%      13.2%      6.9%        1.7%        8.3%
  Gross margin percentage...............     18.4       20.3       18.2       20.5      19.1        12.3        16.6
  Operating margin percentage...........      5.9        6.1        6.3        8.8       3.3        (2.6)        3.4
  Depreciation and amortization from
    continuing operations...............  $ 2,850   $  3,622   $  4,280   $ 10,751   $ 1,003    $  1,277    $  2,751
  Capital expenditures for continuing
    operations..........................    4,580      2,946      3,539      7,991       620       1,749       2,419
  Ratio of earnings to fixed
    charges(4)..........................      3.2x       3.5x       3.4x       1.5x      2.1x         --          --
  Ratio of EBITDA to interest
    expense(5)..........................      5.5        5.8        6.1        2.4       4.5         0.6         1.4
  Ratio of debt to EBITDA(6)............      3.2        2.4        2.6        4.4      19.0       139.2        30.2

  Adjusted working capital turns(7).....      4.7        5.3        7.5         NA        NA          NA          NA

                                                         AS OF OCTOBER 31,               AS OF JANUARY 31,
                                                   -----------------------------   -----------------------------
                                                                                                          PRO
                                                                                                         FORMA
                                                    1995       1996       1997      1997       1998       1998
                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working Capital................................  $26,575   $ 14,951   $ 17,938   $18,017   $ 16,899   $ 21,789
  Total assets...................................   77,553     77,499     90,883    89,357    124,449    204,578
  Total debt.....................................   26,200     25,400     33,100    36,500     69,450    141,400
  Shareholders' equity...........................   25,909     24,441     27,415    24,572     26,137     26,137

-------------------------
(1) Fiscal years 1995 and 1996 statement of income data excludes discontinued operations which resulted from the sale of the Company's Wilson Automation division on May 6, 1996.

(2) "EBITDA" is operating income (loss) from continuing operations plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by generally accepted accounting principles ("GAAP"). The Company's presentation may not be comparable to similar measures reported by other companies. Newcor believes EBITDA and related ratios provide useful information regarding a company's ability to service and/or incur indebtedness. EBITDA does not take into account the Company's working capital requirements, debt service requirements, capital expenditure requirements and other commitments. Thus, it is not necessarily indicative of amounts that may be available for discretionary use.

(3) EBITDA margin is calculated by dividing EBITDA by sales for each of the applicable periods.

(4) Calculated by dividing earnings by total fixed charges. Earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rental expense (one-third) that the Company believes to be representative of interest. The Company's earnings were insufficient to cover fixed charges by $1.6 million for the three months ended January 31, 1998. On a pro forma basis, earnings were insufficient to cover fixed charges by $1.5 million for the three months ended January 31, 1998.

(5) Calculated by dividing EBITDA by cash interest expense, which excludes amortization of deferred financing costs.

(6) Calculated by dividing year-end total debt by EBITDA.

(7) Calculated by dividing sales by average adjusted working capital. Average adjusted working capital is defined as the monthly average of accounts receivable and inventory for each fiscal year less the monthly average of accounts payable for each fiscal year. Accounts receivable, inventory and accounts payable balances associated with the Company's discontinued Wilson Automation operation have been removed from this calculation.

                                  RISK FACTORS

     Prospective investors in the Exchange Notes should carefully consider the Risk Factors set forth below prior to tendering their Notes in the Exchange Offer. This Prospectus, including the "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections, includes forward-looking statements. See "Forward-Looking Statements," above. Although the Company believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from those included in or suggested by any forward-looking statements are set forth below and elsewhere in this Prospectus. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Risk Factors set forth below.

LEVERAGE

     The Company is highly leveraged. On January 31, 1998, on a pro forma basis, the Company would have had total indebtedness of approximately $141.4 million (of which $125.0 million would have consisted of the Notes and the balance would have consisted of $6.1 million of industrial revenue bonds and $300,000 of revolving credit loans and a $10.0 million term loan under the Senior Credit Facility) and shareholders' equity of approximately $26.1 million. Tangible shareholders' equity would have been a deficit of $70.4 million. The Company is permitted to incur additional indebtedness in the future subject to certain limitations. See "Pro Forma Capitalization," "Selected Consolidated Historical Financial Data" and "Description of Exchange Notes."

     The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages, if any, on, or to refinance, its indebtedness (including the Exchange Notes) or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based upon the current level of operations of the Company and future business which has been awarded, management believes that cash flow from operations and available cash, together with available borrowings under the Senior Credit Facility, will be adequate to meet the Company's future liquidity needs until the scheduled expiration of the Senior Credit Facility, at which time the Company would expect to replace the Senior Credit Facility. There can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated growth opportunities and operating improvements will be realized or that future borrowings will be available under the Senior Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Exchange Notes, or to fund its other liquidity needs. The Senior Credit Facility, a term loan thereunder and a $6.1 million industrial revenue bond issue mature prior to the maturity of the Exchange Notes, and there can be no assurance that the Company will be able to replace the Senior Credit Facility, or refinance any other Indebtedness, on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The degree to which the Company is leveraged could have important consequences to holders of the Exchange Notes, including, but not limited to:
(i) making it more difficult for the Company to satisfy its obligations with respect to the Exchange Notes, (ii) increasing the Company's vulnerability to general adverse economic and industry conditions, (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to fund acquisitions,
(iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, research and development or other general corporate purposes, (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industries it serves, and (vi) placing the Company at a competitive disadvantage compared to less leveraged competitors. In addition, the Indenture and the Senior Credit Facility contain financial and other restrictive covenants that limit the ability of the Company to, among other things, borrow additional funds. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company's financial condition, results of operations and debt service capability. See "Description of Exchange Notes" and "Description of Other Debt -- Senior Credit Facility."

RANKING

     The Exchange Notes will be subordinated in right of payment to all current and future Senior Debt of the Issuer, and the Subsidiary Guarantees of the Exchange Notes will be subordinated in right of payment to all current and future Senior Debt of the Subsidiary Guarantors. Upon any distribution to creditors of the Issuer or any Subsidiary Guarantor in a liquidation or dissolution of the Issuer or any Subsidiary Guarantor or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or such Subsidiary Guarantor or its property, the holders of Senior Debt of the Issuer or such Subsidiary Guarantor, respectively, will be entitled to be paid in full before any payment may be made with respect to the Exchange Notes or the related Subsidiary Guarantee. In addition, the subordination provisions of the Indenture provide that payments with respect to the Exchange Notes and the Subsidiary Guarantees will be blocked in the event of a payment default on Designated Senior Debt (as defined) and may be blocked for up to 179 days each year in the event of certain non-payment defaults on Designated Senior Debt. In the event of a bankruptcy, liquidation or reorganization of the Issuer, holders of the Exchange Notes will participate ratably with all holders of subordinated indebtedness of the Issuer that is deemed to be of the same class as the Exchange Notes (including the Notes), and potentially with all general creditors of the Issuer other than holders of Senior Debt, based upon the respective amounts owed to each holder or creditor, in the remaining assets of the Issuer. In any of the foregoing events, there can be no assurance that there would be sufficient assets in the Issuer or the Subsidiary Guarantors to pay amounts due on the Exchange Notes. As a result, holders of Exchange Notes may receive less, ratably, than the holders of other debt of the Issuer or of a Subsidiary Guarantor, including Senior Debt.

     As of January 31, 1998, on a pro forma basis, the aggregate Senior Debt of the Company (including $300,000 of revolving credit borrowings and a $10.0 million term loan under the Senior Credit Facility and $6.1 million of industrial revenue bonds) would have been approximately $16.4 million, and approximately $49.0 million would have been available for additional borrowing under the Senior Credit Facility. The Indenture permits the incurrence of additional indebtedness, including Senior Debt, by the Issuer and its subsidiaries in the future, subject to certain limitations. See "Description of Exchange Notes -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Description of Other Debt -- Senior Credit Facility."

CYCLICAL NATURE OF INDUSTRIES SERVED

     The markets served by the Company are highly cyclical and, in large part, impacted by the strength of the economy generally, by prevailing interest rates and by other factors which may have an effect on the level of sales of automotive and other vehicles. The markets for medium and heavy duty trucks and for automotive and agricultural vehicles, for which the Company supplies components, have all experienced strength in recent years, but have experienced significant downturns in the past. Such downturns have materially adversely affected the revenues, profitability and cash flow of suppliers to these industries, including the Company, and there can be no assurance that one or all such industries will not experience similar downturns in the future. An economic recession may impact substantially leveraged companies, such as the Company, more than similarly situated companies with less leverage. A cyclical decline in overall demand in any of the markets served by the Company could have a material adverse effect on the Company's financial condition, results of operations and debt service capability.

RELIANCE ON PRINCIPAL CUSTOMERS

     In fiscal 1997, the Company derived 78.0% of its pro forma revenues from its six largest customers, including 20.1% from Detroit Diesel, 19.4% from Ford, 15.9% from Deere, 8.7% from General Motors, 7.4% from Chrysler and 6.5% from American Axle. Although the Company presently has ongoing supply relationships with each of these customers, there can be no assurance that sales to these customers will continue at the same levels or at all. Each of these customers has, and regularly exercises, substantial negotiating leverage over its suppliers, including the Company, including requests for price reductions and other concessions. From time to time, suppliers to these large customers, including the Company, enter into agreements mandating periodic price reductions, which thereby effectively require such suppliers to improve their efficiency and reduce costs in order to maintain profit margins, and the Company is presently a party to several such contracts. Continuation of these key customer relationships is dependent upon the customers' satisfaction with the price, quality and delivery of the Company's products and the Company's engineering capabilities and customer services. While management believes its relationships with its customers are mutually satisfactory, if any of these customers were to reduce substantially or discontinue its purchases from the Company, the financial condition, results of operations and debt service capability of the Company could be materially adversely affected. See "Business."

ACHIEVING ACQUISITION PERFORMANCE GOALS

     The Acquisitions are expected to nearly double the Company's sales, and the success of the Acquired Companies is critical to the Company's future operating performance and cash flow, including its ability to service the Exchange Notes. There can be no assurance that the Acquired Companies will meet the Company's expectations, or that they will perform consistent with their historical operating performance. Because the Acquired Companies constitute a significant part of the Company, failure of the Acquired Companies to maintain their historical performance levels could have a material adverse impact on the Company's financial condition, results of operations and debt service capability. In addition, start up of a significant new program launch at MT&G will require substantial attention from management. The dilution of management's attention could also have an adverse impact on the operating results of the Company. There can be no assurance that MT&G's new program will meet management's expectations or be successful.

COMPETITION

     The Company operates in an industry which is highly competitive though fragmented. If any customer becomes dissatisfied with the Company's prices, quality or timeliness of delivery, it could award future business or, in an extreme case, move existing business to a competitor. There can be no assurance that the Company's products will continue to compete successfully with the products of competitors, including OEMs themselves, many of which are significantly larger and have greater financial and other resources than the Company. See "Business -- Competition."

LABOR RELATIONS AND LABOR MARKET CONDITIONS


     Approximately 28% of the Company's employees at April 30, 1998 were represented by the United Steel Workers or United Auto Workers. Collective bargaining agreements with these unions will expire at various times in 1999 and beyond. In addition, most of the Company's customers employ workforces represented by the United Auto Workers and other unions, and many of these customers have experienced work stoppages at various times in the past. A dispute between the Company and its employees, or between any of its major customers and such customers' employees, could have a material adverse effect on the Company's financial condition, results of operations and debt service capability. In addition, sustained economic growth in the United States has resulted in lower unemployment and higher demand for labor in many locations, including certain locations in the Company's Rubber and Plastic Group. Such market conditions have adversely impacted the Company's operations at certain locations in recent periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments." There can be no assurance that labor market conditions will not materially adversely affect one or more of the Company's businesses or continue to adversely affect the Rubber and Plastic business in the future.


POTENTIAL EXPOSURE TO ENVIRONMENTAL LIABILITIES

     The Company's operations are subject to various foreign, federal, state and local environmental laws, ordinances and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of soil and groundwater contaminated by petroleum products or hazardous substances or wastes and the health and safety of employees ("Environmental Laws"). The nature of the Company's current and former operations and the history of industrial uses at some of its facilities expose the Company to the risk of liabilities or claims with respect to environmental and related worker health and safety matters. Compliance with Environmental Laws, stricter interpretations of or amendments to such laws or more vigorous enforcement policies by regulatory agencies may require material expenditures by the Company.

     In addition, under certain Environmental Laws a current or previous owner or operator of property may be liable for the costs of removal or remediation of certain hazardous substances or petroleum products on, under or in such property, without regard to whether the owner or operator knew of, or caused, the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. The presence of, or failure to remediate properly, such substances may adversely affect the ability to sell or rent such property or to borrow using such property as collateral. Most of the Company's facilities have been in operation for many years, and several of such facilities have undergone little or no invasive testing to determine the presence or absence of environmental contamination. Persons who generate, arrange for the disposal or treatment of, or dispose of hazardous substances may be liable for the costs of investigation, remediation or removal of such hazardous substances at or from the disposal or treatment facility, regardless of whether the facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. For example, the Company is aware that contamination exists at both properties that Newcor recently acquired from MT&G. Management believes that the Company's risk of liability for damages resulting from this contamination is limited by the structure of the MT&G Acquisition, certain indemnification rights the Company has against the seller of the MT&G assets and a 1995 Michigan statute that limits the responsibility of purchasers of commercial property for cleanup costs. There can be no assurance, however, that the Company will not be subject to future claims with respect to such contamination, including possible claims by third parties for alleged damages or injuries resulting from the contamination at these sites.

     The Company cannot predict what Environmental Laws will be enacted in the future, how existing or future Environmental Laws will be administered or interpreted or what environmental conditions may be found to exist on its properties. Compliance with more stringent Environmental Laws, as well as more vigorous enforcement policies of the regulatory agencies or stricter interpretation of those Laws, and discovery of new conditions may require additional expenditures by the Company. There can be no assurance that one or more of the foregoing will not have a material adverse effect on the Company's financial condition, results of operations or debt service capability.

OTHER CONTINGENT LIABILITIES

     The Company could potentially be liable to indemnify customers with respect to certain equipment sold by a divested division which equipment is currently the subject of patent infringement litigation being defended by one of its customers. It also has indemnification obligations relating to businesses it sold during the past two years. See "Business -- Legal Proceedings and Contingencies" and Note O of the notes to the Company's consolidated financial statements. There can be no assurance that liability for such indemnification obligations will not have a material adverse effect on the Company's financial condition, results of operations or debt service capability.

RESTRICTIVE DEBT COVENANTS

     The Indenture and the Senior Credit Facility contain a number of significant covenants. Either or both of such agreements, among other things, restrict the ability of the Issuer and its subsidiaries to (i) declare dividends or redeem or repurchase capital stock, (ii) prepay, redeem or purchase debt, including the Exchange Notes, (iii) incur liens and engage in sale-leaseback transactions, (iv) make loans and investments, (v) incur additional indebtedness, (vi) amend or otherwise alter debt and other material agreements,
(vii) make capital expenditures, (viii) engage in mergers, acquisitions and asset sales, (ix) enter into transactions with affiliates and (x) alter the business it conducts. There can be no assurance that those restrictive covenants will not adversely affect the Company's future ability to operate its business. In addition, the Senior Credit Facility contains restrictive covenants and requires the Company to maintain specified financial ratios and satisfy certain financial tests, including a debt service coverage ratio test, a net worth test, a funded debt (net of excess cash) to total liabilities (net of excess cash) plus net worth test and a funded debt (net of excess cash) to EBITDA test. See "Description of Other Debt -- Senior Credit Facility." Although the Company is presently in compliance with these covenants, if the Company in the future becomes unable to meet these tests or otherwise becomes unable to borrow under the Senior Credit Facility due to a default, the Company's liquidity could be materially adversely affected.

FRAUDULENT CONVEYANCE

     Under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent transfer or conveyance law, if, among other things, the Issuer or any Subsidiary Guarantor, at the time it incurred the indebtedness evidenced by the Notes and Exchange Notes, the Indenture, or its Subsidiary Guarantee, (i) (a) was or is insolvent or rendered insolvent by reason of such occurrence or (b) was, is, or was about to be, engaged in a business or transaction for which the assets remaining with the Issuer or such Subsidiary Guarantor constituted unreasonably small capital or (c) intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature, and (ii) the Issuer, or such Subsidiary Guarantor, received or receives less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness, then the Notes and Exchange Notes, the Indenture (to the extent applicable to such Subsidiary Guarantor) and the Subsidiary Guarantees, and any pledge or other security interest securing such indebtedness, could be voided or avoided, or claims in respect of the Notes and Exchange Notes, the Indenture (to the extent applicable to such Subsidiary Guarantor) or the Subsidiary Guarantees could be subordinated to all other debts of the Issuer or such Subsidiary Guarantor, as the case may be. In addition, the payment of interest and principal by the Issuer pursuant to the Notes and Exchange Notes or the payment of amounts by a Subsidiary Guarantor pursuant to a Subsidiary Guarantee could be voided or avoided and required to be returned to the person making such payment, or to a fund for the benefit of the creditors of the Issuer or such Subsidiary Guarantor, as the case may be.

     The measures which a court would apply for purposes of determining the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, the Issuer or a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, unliquidating liabilities, and unmatured liabilities, were greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature or
(ii) it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, the Issuer and each Subsidiary Guarantor believes that, after giving effect to the indebtedness incurred in connection with the Offering, the Acquisitions and the establishment of the Senior Credit Facility, it was not insolvent, did not have unreasonably small capital for the business in which it was engaged and did not incur debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with the Issuer's or the Subsidiary Guarantors' conclusions in this regard. In addition, the liability of each Subsidiary Guarantor under the Indenture is limited to the amount that will result in its Subsidiary Guarantee not constituting a fraudulent conveyance or improper corporate distribution, and there can be no assurance as to what standard a court would apply in making a determination as to what would be the maximum liability of each Subsidiary Guarantor. See "Description of Exchange Notes -- Subsidiary Guarantees."

INABILITY TO PURCHASE NOTES AND EXCHANGE NOTES UPON A CHANGE OF CONTROL

     Upon a Change of Control, the Issuer will be required to offer to repurchase all outstanding Notes and Exchange Notes at 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. The occurrence of a Change of Control constitutes an event of default under the Senior Credit Facility, which could result in acceleration of the indebtedness thereunder. There can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of Notes and Exchange Notes or that prohibitions in the Senior Credit Facility would be waived to allow the Issuer to make such required repurchases. In addition, the Issuer could enter into certain transactions, including certain recapitalizations, that would not constitute a Change of Control but would increase the amount of debt outstanding at such time. See "Description of Exchange Notes -- Repurchase at the Option of Holders."

ABSENCE OF A PUBLIC MARKET

     The Notes currently are owned by a relatively small number of beneficial owners. The Notes have not been registered under the Securities Act. Accordingly, the Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement.

     The Exchange Notes will constitute a new class of securities with no established trading market. Although the Exchange Notes will generally be permitted to be resold or otherwise transferred by nonaffiliates of the Issuer without compliance with the registration requirements of the Securities Act, there can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders of the Exchange Notes to sell their Exchange Notes or the prices at which holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Donaldson, Lufkin & Jenrette Securities Corporation, McDonald & Company Securities, Inc. and ING Baring (U.S.) Securities, Inc. (collectively, the "Initial Purchasers") have advised the Issuer that they currently intend to make a market in the Exchange Notes offered hereby. However, they are not obligated to do so, and any market making may be discontinued at any time without notice. The Issuer does not intend to apply for listing of the Exchange Notes on any securities exchange.

EXCHANGE OFFER PROCEDURES

     Issuance of the Exchange Notes in exchange for Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, owners of the Notes desiring to tender such Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Issuer is under no duty to give notification of defects or irregularities with respect to the tenders of Notes for exchange. Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions on transfer thereof, and on consummation of the Exchange Offer, the registration rights under the Registration Rights Agreement generally will terminate. In addition, any owner of Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected. See "The Exchange Offer."

RESTRICTIONS ON TRANSFER

     The Notes were offered and sold by the Issuer in a private offering exempt from registration under the Securities Act and have been resold pursuant to Rule 144A under the Securities Act. As a result, the Notes may not be reoffered or resold by purchasers except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the requirement for such registration, and the Notes bear legends reflecting those restrictions. Each owner of Notes (other than any owner who is an affiliate of the Issuer) who duly exchanges Notes for Exchange Notes in the Exchange Offer generally will receive Exchange Notes that are freely transferable under the Securities Act. Owners of Notes who participate in the Exchange Offer should be aware, however, that if they accept the Exchange Offer for the purpose of engaging in a distribution, the Exchange Notes may not be publicly reoffered or resold without complying with the registration and prospectus delivery requirements of the Securities Act. As a result, each owner of Notes accepting the Exchange Offer will be deemed to have represented, by its acceptance of the Exchange Offer, that it acquired the Exchange Notes in the ordinary course of business and that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes.

     The Notes currently may be sold pursuant to the restrictions set forth in Rule 144A under the Securities Act or pursuant to another available exemption under the Securities Act without registration under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Notes could be adversely affected.

                               THE EXCHANGE OFFER

     The following discussion sets forth or summarizes what the Company believes to be the material terms of the Exchange Offer, including those set forth in the Letter of Transmittal distributed with this Prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the Exchange Offer, copies of which are filed or incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part and are incorporated herein by reference. The term "Holder" with respect to the Exchange Offer means any person in whose name the Notes are registered on the books of the Issuer or any other person who has obtained a properly completed bond power from the registered holder.

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Notes were sold by the Issuer on the Issue Date and were subsequently resold to qualified institutional buyers pursuant to Rule 144A under the Securities Act. In connection with the Offering, the Issuer and the Subsidiary Guarantors entered into the Registration Rights Agreement, which requires, among other things, that the Issuer and the Subsidiary Guarantors (i) file with the Commission a registration statement under the Securities Act with respect to the Exchange Notes (which obligation has been satisfied by the filing of the Registration Statement), (ii) use their best efforts to cause such registration statement to become effective under the Securities Act at the earliest possible time and in any event within 135 days after the Issue Date and (iii) upon the effectiveness of that registration statement, commence and consummate the Exchange Offer. A copy of the Registration Rights Agreement has been filed with the Commission and is incorporated by reference as an exhibit to the Registration Statement.

     Any Notes tendered and exchanged in the Exchange Offer will reduce the principal amount of Notes outstanding. Following the consummation of the Exchange Offer, Holders of the Notes who did not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement, and such Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Notes could be adversely affected. The Notes are currently eligible for sale pursuant to Rule 144A through the PORTAL System of the National Association of Securities Dealers, Inc. Because the Issuer anticipates that most Holders will elect to exchange their Notes for Exchange Notes due to the absence of restrictions on the resale of Exchange Notes under the Securities Act, the Issuer anticipates that the liquidity of the market for any Notes remaining after the consummation of the Exchange Offer may be substantially limited.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Issuer will accept any and all Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on the Expiration Date. The Issuer will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Notes accepted in the Exchange Offer. Holders may tender some or all of their Notes pursuant to the Exchange Offer. However, Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Notes except that (i) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (ii) the holders of the Exchange Notes generally will not be entitled to certain rights under the Registration Rights Agreement, which rights generally will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Notes and will be entitled to the benefits of the Indenture.

     Holders of Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Indenture in connection with the Exchange Offer. The Issuer intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder, including Rule 14e-1 thereunder.

     The Issuer will be deemed to have accepted validly tendered Notes when, as and if the Issuer has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the Exchange Notes from the Issuer.

     If any tendered Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Notes pursuant to the Exchange Offer. The Issuer will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time, on the expiration date for the Exchange Offer set forth on the cover page of this Prospectus unless the Issuer, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" will mean the latest date and time to which the Exchange Offer is extended.

     To extend the Exchange Offer, the Issuer will notify the Exchange Agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     The Issuer reserves the right, in its reasonable judgment, (i) to delay accepting any Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof. If the Exchange Offer is amended in a manner determined by the Issuer to constitute a material change, the Issuer will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and depending upon the significance of the amendment and the manner of disclosure to the registered Holders, the Issuer will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

     If the Issuer does not consummate the Exchange Offer or, in lieu thereof, the Issuer does not file and cause to become effective a resale shelf registration for the Notes within the time periods set forth herein, liquidated damages will accrue and be payable to Holders of affected Notes in the amounts specified in the Registration Rights Agreement ("Liquidated Damages"). See "Registration Rights; Liquidated Damages."

     Without limiting the manner in which the Issuer may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Issuer shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON EXCHANGE NOTES

     The Exchange Notes will bear interest from the Issue Date (or the most recent interest payment date to which interest on the Notes has been paid). Accordingly, holders of Notes that are accepted for exchange will not receive interest that is accrued but unpaid on the Notes at the time of tender, but such interest will be payable on the first interest payment date after the Expiration Date. Interest on the Exchange Notes will be payable semiannually on each March 1 and September 1, commencing on September 1, 1998.

PROCEDURES FOR TENDERING

     Only a Holder of Notes (or, in the case of Global Notes held by DTC, a DTC participant listed in an official DTC proxy) may tender such Notes in the Exchange Offer. To tender in the Exchange Offer, a Holder or DTC participant must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Notes and any other required documents, to the Exchange Agent so as to be received by the Exchange Agent at the address set forth below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

     By executing the Letter of Transmittal, each Holder or DTC participant will make to the Issuer and Subsidiary Guarantors the representation set forth below in the second paragraph under the heading "-- Resale of Exchange Notes."

     The tender by a Holder or DTC participant and the acceptance thereof by the Issuer will constitute an agreement between such Holder or DTC participant and the Issuer in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER OR DTC PARTICIPANT. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS AND DTC PARTICIPANTS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO THE ISSUER. BENEFICIAL OWNERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH BENEFICIAL OWNERS.

     Any beneficial owner whose Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such nominee promptly and instruct such nominee to tender on such beneficial owner's behalf. Such instructions should be given in sufficient time to ensure that the nominee will be able to take the necessary steps to tender such Notes before the Expiration Date.

     Signatures on the Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined later in this paragraph) unless the Notes tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Issuer, evidence satisfactory to the Issuer of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Notes and withdrawal of tendered Notes will be determined by the Issuer in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any and all Notes not properly tendered or any Notes the Issuer's acceptance of which would, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the right to waive any defects, irregularities or conditions of tender as to particular Notes. The Issuer's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as the Issuer determines. Although the Issuer intends to notify Holders of defects or irregularities with respect to tenders of Notes, none of the Issuer, any Subsidiary Guarantor, the Exchange Agent or any other person will incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

BOOK-ENTRY TRANSFER; ATOP

     The Issuer understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Exchange Agent's account with respect to the Notes in accordance with DTC's procedures for such transfer.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the Book-Entry Facility Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants listed on an official DTC proxy may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     The term "Agent's Message" means a message transmitted by DTC, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgement from the participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Issuer and Subsidiary Guarantors may enforce such agreement against the participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Exchange Agent which states that DTC has received an express acknowledgement from the participant in DTC tendering Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     Each DTC participant transmitting an acceptance of the Exchange Offer through the ATOP procedures will be deemed to have agreed to be bound by the terms of the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Notes and (i) whose Notes are not immediately available, (ii) who cannot deliver their Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Notes and the principal amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at DTC) and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Notes in proper form for transfer (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at DTC) and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWALS OF TENDERS

     Except as otherwise provided herein, tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Notes to be withdrawn (the "Depositor"), (ii) identify the Notes to be withdrawn (including the certificate number(s) and principal amount of such Notes or, in the case of Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited),
(iii) be signed by the Holder or DTC participant in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time or receipt) of such notices will be determined by the Issuer, whose determination will be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no Exchange Notes will be issued with respect thereto unless the Notes so withdrawn are validly retendered. Any Notes which have been tendered but which are not accepted for exchange will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Issuer will not be required to accept for exchange, or to exchange Exchange Notes for, any Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if:

          (a) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted which, in the reasonable judgment of the Issuer, might materially impair the ability of the Issuer to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Issuer; or

          (b) any governmental approval has not been obtained, which approval the Issuer, in its reasonable judgment, deems necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Issuer determines in its reasonable judgment that any of the conditions are not satisfied, the Issuer may (i) refuse to accept any Notes and return all tendered Notes to the tendering Holders, (ii) extend the Exchange Offer and retain all Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Notes (see "-- Withdrawals of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Issuer will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and depending upon the significance of the waiver and the manner of disclosure to the registered

Holders, the Issuer will extend the Exchange Offer for a period of five to ten business days if the Exchange Offer would otherwise expire during such five to ten business-day period.

EXCHANGE AGENT

     U.S. Bank Trust National Association will act as Exchange Agent for the Exchange Offer with respect to the Notes.

     Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal for the Notes and requests for copies of Notice of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

          By registered or certified mail, overnight mail or courier service or in person by hand:

By Registered, Certified, or
 Overnight Mail or Courier:              By Hand:                 By First Class Mail:
----------------------------             --------                 --------------------
    U.S. Bank Trust N.A.           U.S. Bank Trust N.A.           U.S. Bank Trust N.A.
  Attn: Specialized Finance     4th Floor Bond Drop Window           P.O. Box 64485
           SPFT0414                180 East Fifth Street         St. Paul, MN 55164-9549
    180 East Fifth Street           St. Paul, MN 55101
     St. Paul, MN 55101

                                 By facsimile:

                                  612-244-1537

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Issuer. The principal solicitation is being made by mail; however, additional solicitation may be made by telephone, facsimile or in person by employees of the Issuer and its affiliates.

     The Issuer has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers or other persons soliciting acceptances of the Exchange Offer. However, the Issuer will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the Trustee, filing fees, blue sky fees and printing and distribution expenses.

     The Issuer will pay all transfer taxes, if any, applicable to the exchange of the Notes pursuant to the Exchange Offer. If, however, Exchange Notes or the Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other person) will be payable by the tendering Holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Notes, which is the aggregate principal amount of the Notes, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Issuer believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any owner of such Exchange Notes (other than any such owner which is an "affiliate" of the Issuer within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any owner of Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the Commission enunciated in Exxon Capital Holdings Corporation (April 13, 1988) and Morgan Stanley & Co., Incorporated (June 5, 1991) or similar no-action letters but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K under the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     By tendering in the Exchange Offer, each Holder (or DTC participant, in the case of tenders of interests in the Global Notes held by DTC) will represent to the Issuer and Subsidiary Guarantors that, among other things, (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the registered Holder or DTC participant, (ii) neither the Holder or DTC participant nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and
(iii) the Holder or DTC participant and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with such requirements in such instance could result in such Holder or DTC participant or such other person incurring liability under the Securities Act for which such Holder or DTC participant or such other person is not indemnified by the Issuer or any Subsidiary Guarantor. Further, by tendering in the Exchange Offer, each Holder or DTC participant and such other person that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of the Issuer will represent to the Issuer and Subsidiary Guarantors that such Holder or DTC participant and such other person understand and acknowledge that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that Holder or DTC participant or such other person without registration under the Securities Act or an exemption therefrom.

CONSEQUENCES OF FAILURE TO EXCHANGE

     As a result of the making of this Exchange Offer, the Issuer and Subsidiary Guarantors will have fulfilled one of their obligations under the Registration Rights Agreement, and Holders of Notes who do not tender their Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any Holder of Notes that does not exchange that Holder's Notes for Exchange Notes will continue to hold the untendered Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer.

     The Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Notes may be reoffered, resold, pledged or otherwise transferred only (i) to a person whom the Holder reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A, (ii) in an offshore transaction complying with Rule 903 or 904 of Regulation S, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (iv) to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or(7) of Regulation D under the Securities
Act) that, prior to such transfer, furnishes the Trustee with a signed letter containing certain representations and agreements relating to such transfer and an opinion of counsel acceptable to the Issuer that such transfer is in compliance with the Securities Act, (v) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel acceptable to the Issuer), (vi) to the Issuer or any of its subsidiaries, (vii) pursuant to an effective registration statement under the Securities Act, and, in each case, in accordance with all applicable securities laws of the states of the United States. See "Risk Factors -- Restrictions on Transfer."

OTHER

     Participation in the Exchange Offer is voluntary, and Holders should carefully consider whether to accept. Holders of the Notes are urged to consult their financial and tax advisers in making their own decisions on what action to take.

     The Issuer may in the future seek to acquire untendered Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Issuer has no present plans to acquire any Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Notes.

     In any state where the Exchange Offer does not fall under a statutory exemption to the blue sky rules, the Issuer by the date the Exchange Offer commences will have filed the appropriate registrations and notices and will have made the appropriate requests to permit the Exchange Offer to be made in such state.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

     The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to Holders. Certain Holders of the Notes (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Each Holder of a Note should consult its own tax adviser as to the particular tax consequences of exchanging such Holder's Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws.

     The issuance of the Exchange Notes to Holders of the Notes pursuant to the terms set forth in this Prospectus will not constitute an exchange for United States federal income tax purposes. Consequently, no gain or loss would be recognized by Holders of the Notes upon receipt of the Exchange Notes, and ownership of the Exchange Notes will be considered a continuation of ownership of the Notes. For purposes of determining gain or loss on the subsequent sale or exchange of the Exchange Notes, a Holder's basis in the Exchange Notes should be the same as such Holder's basis in the Notes exchanged therefor. A Holder's holding period for the Exchange Notes should include the Holder's holding period for the Notes exchanged therefor. The issue price, original issue discount inclusion and other tax characteristics of the Exchange Notes should be identical to the issue price, original issue discount inclusion and other tax characteristics of the Notes exchanged therefor.

                                THE ACQUISITIONS

MT&G ACQUISITION

     On December 23, 1997, the Company purchased substantially all of the assets of MT&G, a Corunna, Michigan based manufacturer of high volume, precision machined components. MT&G's products include differential pinion and side gears, output shafts and rear axle shafts for the automotive industry. A key strategic consideration in management's decision to acquire MT&G was that American Axle & Manufacturing, Inc. has recently awarded MT&G long-term contracts to machine near net shape gears for the new General Motors 800 C/K series of light trucks and sport utility vehicles. MT&G has commenced production of the gears and is scheduled to reach full production levels during the second quarter of 1998. MT&G's historical results do not reflect this new business from American Axle.

     MT&G's sales and pro forma EBITDA for the twelve months ended September 30, 1997 were $21.8 million and $3.4 million, respectively. Newcor acquired MT&G for $27.3 million, consisting of approximately $5.6 million in cash (including $50,000 paid to each of MT&G's five principal shareholders for five-year noncompetition agreements) and $21.7 million in the form of a promissory note (bearing interest at 8.0% per annum and payable in full on the closing date of the Offering), plus the assumption of approximately $5.8 million of debt.

     The agreement provides that MT&G and its five principal shareholders will indemnify the Company for losses in connection with any breach of representations, warranties or covenants and certain other specified items. With certain exceptions, this indemnification is subject to a $50,000 deductible and a 24-month survival period.

DECO ACQUISITION

     On the Issue Date, the Company acquired the stock of the three companies comprising Deco, a Royal Oak, Michigan based manufacturer of high volume, precision machined components and assemblies. Deco's products include rocker arm components and assemblies, transmission shafts, axle shafts, thrust plates and other products for the medium and heavy duty truck and automotive industries. Deco's sales and pro forma EBITDA for the twelve months ended September 30, 1997 were $74.2 million and $11.1 million, respectively. Sales and pro forma EBITDA for the year ended December 31, 1997 were $75.5 million and $10.7 million, respectively. Newcor acquired Deco for $54.9 million in cash (including $50,000 payable to the selling shareholder under a five-year noncompetition agreement), subject to certain net book value adjustments.

     The agreement provides that the selling shareholder will indemnify the Company for losses in connection with any breach of his representations, warranties or covenants and certain other specified items. With certain exceptions, the indemnification by the selling shareholder is subject to a $500,000 deductible, a $10.0 million cap and a 24-month survival period.

     The selling shareholder is obligated to indemnify for environmental investigation, clean-up or other response activities only if required by law or under an existing contract of Deco. Indemnification for environmental response activities is limited to those incurred to meet the least stringent applicable standards, and the selling shareholder will not have any indemnification obligations if the Company becomes aware of the presence of hazardous materials through any voluntary environmental monitoring, sampling or testing. Environmental claims are subject to a three-year survival period and to the $10.0 million cap.

     The Company agreed to indemnify the selling shareholder for breaches of the Company's representations, warranties and covenants (subject to a comparable $500,000 deductible, $10.0 million cap and 24-month survival period). It also agreed to indemnify him for certain losses in connection with: (1) any determination that payment of the purchase price violated or can be set aside under applicable bankruptcy, fraudulent conveyance or transfer law, the Michigan Business Corporation Act or similar law; or (2) any liability he may have (other than to Deco, the Company or certain persons related to him) on account of information he provided pursuant to provisions of the agreement requiring cooperation in connection with the Company's financing of the Deco Acquisition and its reporting obligations under the Exchange Act. Deco is required to indemnify the selling shareholder for certain liabilities for business decisions as a director or officer of Deco, and the Company has guaranteed Deco's indemnification obligations.

TURN-MATIC ACQUISITION

     On the Issue Date, the Company acquired the stock of Turn-Matic, a Clinton Township, Michigan based manufacturer of high volume, precision machined components and assemblies. Turn-Matic manufactures engine components including oil filter adapters, main bearing caps and intake and exhaust manifolds for the automotive industry. Turn-Matic's sales and pro forma EBITDA for the twelve months ended September 30, 1997 were $15.8 million and $5.0 million, respectively. Newcor acquired Turn-Matic for $17.0 million in cash (including an aggregate of $200,000 paid to certain selling shareholders for five-year noncompetition agreements), subject to certain net book value adjustments, plus contingent future payments (not to exceed $3.5 million in total) based on profitability of the Turn-Matic business over a five-year period following the closing.

     The agreement provides that the selling shareholders will indemnify the Company for losses in connection with any breach of representations, warranties or covenants and certain other specified items. With certain exceptions, this indemnification is subject to a $75,000 deductible, a $1.7 million cap and a 24-month survival period.

                            PRO FORMA CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company on an actual basis and on a pro forma basis as adjusted to give effect to the Acquisitions and the Offering as if they had occurred on January 31, 1998. This table should be read in conjunction with "Selected Consolidated Historical Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's, MT&G's, Deco's and Turn-Matic's financial statements and the notes thereto, included elsewhere in this Prospectus.

                                                          AS OF JANUARY 31, 1998
                                                          -----------------------
                                                          ACTUAL        PRO FORMA
                                                          (DOLLARS IN THOUSANDS)
Cash....................................................  $    86       $    109
                                                          =======       ========
Debt:
  The Notes.............................................  $    --       $125,000
  MT&G Note.............................................   21,650             --
  Revolving credit facility(1)..........................   31,700            300
  Term note (including current portion).................   10,000         10,000
  Limited obligation revenue bonds......................    6,100          6,100
                                                          -------       --------
     Total debt.........................................   69,450        141,400
Shareholders' equity....................................   26,137         26,137
                                                          -------       --------
     Total capitalization...............................  $95,587       $167,537
                                                          =======       ========

-------------------------
(1) The $31.7 million of borrowings outstanding under the revolving credit facility in the actual column above consists of $5.6 million of borrowings to finance the cash portion of the MT&G Acquisition, $5.8 million of debt assumed by Newcor as part of the MT&G Acquisition that was subsequently repaid, $5.0 million of borrowings to finance a down payment for the Deco Acquisition, and $15.3 million of working capital borrowings. The $0.3 million of borrowings outstanding under the revolving credit facility in the pro forma column consist of working capital borrowings. The revolving credit facility in effect at January 31, 1998 has since been amended and restated to constitute the Senior Credit Facility. See "Description of Other Debt -- Senior Credit Facility."

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The Unaudited Pro Forma Consolidated Statements of Income of the Company for the fiscal year ended October 31, 1997 and the quarter ended January 31, 1998 (the "Pro Forma Statements of Income") and the Unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company as of January 31, 1998 (the "Pro Forma Balance Sheet" and, together with the Pro Forma Statements of Income, the "Pro Forma Financial Statements") have been prepared to illustrate the estimated effect of the Offering and the Acquisitions. The Pro Forma Statements of Income gives pro forma effect to the Acquisitions as if they had occurred on November 1, 1996, and the results for the Acquired Companies have been included for the twelve months ended September 30, 1997 and the three months ended December 31, 1997. The Pro Forma Balance Sheet gives pro forma effect to the Offering and the Acquisitions as if they had occurred on January 31, 1998. The Pro Forma Financial Statements do not purport to be indicative of the results of operations or financial position of the Company that would have actually been obtained had such transactions been completed as of the assumed dates and for the periods presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Financial Statements should be read in conjunction with the separate historical financial statements of the Company and each of the Acquired Companies and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

     Each of the Acquisitions will be accounted for by the purchase method of accounting. Under purchase accounting, the total purchase price will be allocated to the tangible and intangible assets and liabilities of each of the Acquired Companies based upon their respective fair values as of the effective time of their respective acquisitions. The pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company believes to be reasonable. Consequently, the amounts reflected in the Pro Forma Financial Statements are subject to change, and the final amounts may differ substantially. Therefore, the resulting effect on income from operations may differ from the pro forma amounts included herein.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                         QUARTER ENDED JANUARY 31, 1998


                                                                                                                     PRO FORMA
                               NEWCOR            MT&G                DECO            TURN-MATIC                     CONSOLIDATED

                               QUARTER      OCTOBER 1, 1997    OCTOBER 1, 1997    OCTOBER 1, 1997                     QUARTER
                                ENDED           THROUGH            THROUGH            THROUGH                          ENDED
                             JANUARY 31,     NOVEMBER 30,        DECEMBER 31,       DECEMBER 31,      OFFERING      JANUARY 31,
                                1998             1997                1997               1997         ADJUSTMENTS        1998
                                                           (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Sales......................    $30,134          $4,109             $18,827             $3,505          $    --        $56,575
Cost of sales..............     26,423           3,763(1)           14,687(1)           2,310(1)            --         47,183
                               -------          ------             -------             ------          -------        -------
Gross profit...............      3,711             346               4,140              1,195               --          9,392
Selling, general and
  administrative expense...      4,164             245(2)            1,704(2)             204(2)            --          6,317
Amortization expense.......        325             187(3)              504(3)             133(3)            --          1,149
                               -------          ------             -------             ------          -------        -------
Operating income (loss)....       (778)            (86)              1,932                858               --          1,926
Interest expense...........       (825)             --(4)               --                 --(4)        (2,626)(4)     (3,451)
Other income (expense).....        (11)             --(5)               --(5)              --(5)            --            (11)
                               -------          ------             -------             ------          -------        -------
Income (loss) before income
  taxes....................     (1,614)            (86)              1,932                858           (2,626)        (1,536)
Provision (benefit) for
  income taxes.............       (582)            (29)(6)             657(6)             337(6)          (892)(6)       (509)
                               -------          ------             -------             ------          -------        -------
Income (loss) from
  continuing operations....     (1,032)            (57)              1,275                521           (1,734)        (1,027)
Earnings (loss) per share
  from continuing
  operations -- Basic and
  Diluted..................    $ (0.21)             --                  --                 --               --        $ (0.21)
Weighted average shares
  outstanding (Basic)......      4,942              --                  --                 --               --          4,942
FINANCIAL RATIOS AND OTHER
  DATA:
EBITDA(7)..................    $   499          $  213             $ 2,789             $1,176               --        $ 4,677
Depreciation and
  amortization.............      1,277             299                 857                318               --          2,751
Capital expenditures.......      1,749              --                 530                140               --          2,419
Ratio of earnings to fixed
  charges(8)...............         --              --                  --                 --               --             --
Ratio of EBITDA to interest
  expense(9)...............        0.6              --                  --                 --               --            1.4
Ratio of debt to
  EBITDA(10)...............      139.2              --                  --                 --               --           30.2

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED OCTOBER 31, 1997


                                                                                                                    PRO FORMA
                               NEWCOR            MT&G               DECO            TURN-MATIC                     CONSOLIDATED

                                           OCTOBER 1, 1996    OCTOBER 1, 1996    OCTOBER 1, 1996
                             YEAR ENDED        THROUGH            THROUGH            THROUGH                        YEAR ENDED
                             OCTOBER 31,    SEPTEMBER 30,      SEPTEMBER 30,      SEPTEMBER 30,      OFFERING      OCTOBER 31,
                                1997             1997               1997               1997         ADJUSTMENTS        1997
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Sales......................   $130,848         $21,787            $74,177            $15,797         $               $242,609
Cost of sales..............    107,083          16,414(1)          58,407(1)          10,923(1)            --         192,827
                              --------         -------            -------            -------         --------        --------
Gross profit...............     23,765           5,373             15,770              4,874               --          49,782
Selling, general and
  administrative expense...     14,880           2,621(2)           6,101(2)             567(2)            --          24,169
Amortization expense.......        879           1,120(3)           2,018(3)             508(3)            --           4,525
Nonrecurring income........       (297)             --                 --                 --               --            (297)
                              --------         -------            -------            -------         --------        --------
Operating income...........      8,303           1,632              7,651              3,799               --          21,385
Interest expense...........     (2,070)             --(4)              --                 --(4)       (11,807)(4)     (13,877)
Other income (expense).....       (224)             --(5)              --(5)              --(5)            --            (224)
                              --------         -------            -------            -------         --------        --------
Income before income
  taxes....................      6,009           1,632              7,651              3,799          (11,807)          7,284
Provision (benefit) for
  income taxes.............      2,119             555(6)           2,601(6)           1,464(6)        (4,013)(6)       2,726
                              --------         -------            -------            -------         --------        --------
Income from continuing
  operations...............      3,890           1,077              5,050              2,335           (7,794)          4,558
Earnings per share from
  continuing operations --
  Basic and Diluted........   $   0.79              --                 --                 --               --        $   0.92
Weighted average shares
  outstanding (Basic)......      4,940              --                 --                 --               --           4,940
FINANCIAL RATIOS AND OTHER
  DATA:
EBITDA(7)..................   $ 12,583         $ 3,427            $11,081            $ 5,045               --        $ 32,136
Depreciation and
  amortization.............      4,280           1,795              3,430              1,246               --          10,751
Capital expenditures.......      3,539           1,980              1,296              1,176               --           7,991
Ratio of earnings to fixed
  charges(8)...............        3.4x             --                 --                 --               --             1.5x
Ratio of EBITDA to interest
  expense(9)...............        6.1              --                 --                 --               --             2.4
Ratio of debt to
  EBITDA(10)...............        2.6              --                 --                 --               --             4.4

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                             (DOLLARS IN THOUSANDS)

     For purposes of the Unaudited Pro Forma Consolidated Statement of Income, it has been assumed that the results of operations of MT&G, Deco and Turn-Matic for the twelve months ended October 31, 1997 and the three months ended January 31, 1998 would be comparable to their results of operations for the twelve months ended September 30, 1997 and the three months ended December 31, 1997, respectively. The Unaudited Pro Forma Statements of Income data for the twelve months ended September 30, 1997 was derived from internal financial information for MT&G and Deco and from audited financial statements for Turn-Matic. For the three months ended December 31, 1997, the unaudited Pro Forma Statements of Income data was derived from internal financial information.

 (1) Represents pro forma cost of sales arrived at as follows:

                                          YEAR ENDED OCTOBER 31, 1997       QUARTER ENDED JANUARY 31, 1998
                                        --------------------------------    -------------------------------
                                         MT&G       DECO      TURN-MATIC     MT&G      DECO      TURN-MATIC
     Historical cost of sales.......    $17,445    $59,754     $11,292      $3,970    $15,031      $2,389
     Depreciation(a)................         (6)    (1,347)       (263)          1       (344)        (73)
     Capitalizable costs(b).........       (975)        --          --        (200)        --          --
     Rental(c)......................        (50)        --        (106)         (8)        --          (6)
                                        -------    -------     -------      ------    -------      ------
     Pro forma cost of sales........    $16,414    $58,407     $10,923      $3,763    $14,687      $2,310
                                        =======    =======     =======      ======    =======      ======

     (a) Decreased depreciation expense due to extended estimated useful lives, primarily for machinery and equipment net of additional depreciation on fair value adjustments to property, plant and equipment.

     (b) For the year ended October 31, 1997, represents adjustments for tooling of $425 and for machinery and equipment and plant construction costs of $300, all of which were made to conform the accounting to the Company's accounting practices, and $250 of costs associated with closing a facility and moving machinery and equipment to remaining operating facilities. This facility was closed in early calendar 1997. For the quarter ended January 31, 1998, represents adjustments for tooling of $150 and for machinery and equipment and plant construction costs of $50, all of which were made to conform the accounting to the Company's accounting practices.

     (c) For MT&G, reflects elimination of rental expense for a facility leased by MT&G which the Company acquired as part of the acquisition offset in part by incremental rental expense for a facility MT&G owned which the Company did not acquire and has agreed to lease following the acquisition. For Turn-Matic, reflects elimination of rental expense for a facility Turn-Matic owned but was not used in operations and which the Company did not acquire or lease in the Turn-Matic acquisition.

 (2) Represents pro forma selling, general and administrative expenses arrived at as follows:

                                            YEAR ENDED OCTOBER 31, 1997      QUARTER ENDED JANUARY 31, 1998
                                          -------------------------------    ------------------------------
                                           MT&G      DECO      TURN-MATIC     MT&G      DECO     TURN-MATIC
     Historical selling, general and
       administrative expense.........    $3,224    $13,214     $ 1,947      $  395    $3,398      $ 361
     Elimination of selling
       shareholders' salaries and
       benefits.......................      (495)    (6,713)     (1,289)       (110)   (1,594)      (146)
     Elimination of nonrecurring
       consulting fees................      (108)      (400)        (91)        (40)     (100)       (11)
                                          ------    -------     -------      ------    ------      -----
     Pro forma selling, general and
       administrative expense.........    $2,621    $ 6,101     $   567      $  245    $1,704      $ 204
                                          ======    =======     =======      ======    ======      =====

 (3) Represents pro forma amortization of goodwill arising from the Acquisitions which will be amortized on a straight-line basis over twenty years.

 (4) For the year ended October 31, 1997, represents the net increase in interest expense to reflect: (i) $12,344 resulting from the Notes at 9.875%; (ii) the annual amortization of financing costs of $450 over the term of the Notes; and (iii) the elimination of $987 of interest on existing Company debt repaid from the proceeds from the Notes. For the quarter ended January 31, 1998, represents the net increase in interest expense to reflect: (i) $3,086 resulting from the Notes at 9.875%; (ii) the amortization of financing costs of $112 over the term of the Notes; and
     (iii) the elimination of $572 of interest on existing Company debt repaid from the proceeds from the Notes. Net interest expense at MT&G and Turn-Matic has been eliminated because MT&G's debt is assumed repaid with the proceeds of the Offering and Turn-Matic's debt is assumed repaid out of Turn-Matic's available cash and proceeds of the Offering.

 (5) Other income (expense) has been adjusted from historical results for the following: (i) charitable contributions at MT&G have been eliminated in order to conform with the Company's charitable giving practice; (ii) investment earnings at Deco have been eliminated to reflect that investments at Deco were not acquired; and (iii) a nonrecurring gain on the sale of machinery and equipment at Turn-Matic has been eliminated to conform with purchase accounting adjustments.

 (6) Calculated as income before income taxes multiplied by the Company's incremental tax rate of 34.0% for MT&G, Deco and the net increase in interest expense. For Turn-Matic, income before income taxes was adjusted for the addition of non-deductible goodwill amortization of $508 for the year ended October 31, 1997 and for $133 for the quarter ended January 31, 1998. The adjusted amounts were multiplied by the incremental tax rate of 34.0%.

 (7) "EBITDA" is operating income (loss) plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP. The Company's presentation may not be comparable to similar measures reported by other companies. The Company believes EBITDA and related ratios provide useful information regarding a company's ability to service and/or incur indebtedness. EBITDA does not take into account the Company's working capital requirements, debt service requirements, capital expenditure requirements and other commitments. Thus, it is not necessarily indicative of amounts that may be available for discretionary use.

 (8) Calculated by dividing earnings by total fixed charges. Earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rental expense (one-third) that the Company believes to be representative of interest. The Company's earnings were insufficient to cover fixed charges by $1.6 million for the three months ended January 31, 1998. On a pro forma basis, earnings were insufficient to cover fixed charges by $1.5 million for the three months ended January 31, 1998.

 (9) Calculated by dividing EBITDA by cash interest expense, which excludes amortization of deferred financing costs.

(10) Calculated by dividing year-end total debt by EBITDA.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                              NEWCOR        DECO(1)      TURN-MATIC(1)
                                            JANUARY 31,   DECEMBER 31,    DECEMBER 31,     PRO FORMA        PRO FORMA
                                               1998           1997            1997        ADJUSTMENTS      CONSOLIDATED
                                                                      (DOLLARS IN THOUSANDS)
ASSETS
Current Assets:
  Cash and investments....................   $     86       $13,382         $ 2,927        $   (458)(2)      $    109
                                                                                            (13,382)(3)
                                                                                             (2,446)(4)
  Receivables.............................     21,138         6,377           2,006              --            29,521
  Inventories.............................      7,927         2,047             884             600(3)         11,458
  Prepaid expenses and other..............      7,998           172             831            (767)(3)         8,234
                                             --------       -------         -------        --------          --------
    Total current assets..................     37,149        21,978           6,648         (16,453)           49,322
Property, plant and equipment, net........     37,116         7,744           5,136           4,620(3)         54,616
Goodwill..................................     40,202            --              --          50,956(3)         91,158
Other long-term assets....................      9,982            --             306          (5,000)(2)         9,482
                                                                                              4,500(2)
                                                                                               (306)(3)
                                             --------       -------         -------        --------          --------
    Total assets..........................   $124,449       $29,722         $12,090        $ 38,317          $204,578
                                             ========       =======         =======        ========          ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable...........................   $     --       $    --         $   541        $   (541)(4)      $     --
  Current portion of long-term debt.......      1,333            --              --              --             1,333
  Accounts payable........................     14,319         3,066             542              --            17,927
  Accrued expenses and other..............      4,598         2,628             442             605(3)          8,273
                                             --------       -------         -------        --------          --------
    Total current liabilities.............     20,250         5,694           1,525              64            27,533
Long-term debt............................     68,117                         1,905         125,000(5)        140,067
                                                                                            (54,955)(4)
Postretirement benefits...................      6,338            --              --              --             6,338
Pension liability and other...............      3,607            --             602             294(3)          4,503
                                             --------       -------         -------        --------          --------
    Total liabilities.....................     98,312         5,694           4,032          70,403           178,441
    Total shareholders' equity............     26,137        24,028           8,058         (32,086)(3)        26,137
                                             --------       -------         -------        --------          --------
      Total liabilities and shareholders'
         equity...........................   $124,449       $29,722         $12,090        $ 38,317          $204,578
                                             ========       =======         =======        ========          ========

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)

(1) For purposes of the Unaudited Pro Forma Condensed Consolidated Balance Sheet, the financial condition of Deco and Turn-Matic as of December 31, 1997 has been assumed to be comparable to January 31, 1998. The December 31, 1997 balance sheet was derived from internal financial information for Turn-Matic and from audited financial statements for Deco.

(2) Reflects the uses of funds for the Offering and Acquisitions as if the Acquisitions had occurred on January 31, 1998:

                                                    NEWCOR        DECO        TURN-MATIC       TOTAL
    Use of Funds:
    Acquisition...................................  $    --      $54,850(b)    $18,058(c)     $ 72,908
    Retirement of existing bank credit facilities
      and other debt..............................   53,050(a)        --            --          53,050
    Application of Deco down payment..............   (5,000)          --            --          (5,000)
    Fees and expenses of the Offering.............    4,500           --            --           4,500
                                                    -------      -------       -------        --------
                                                    $52,550      $54,850       $18,058        $125,458
                                                    =======      =======       =======        ========

     (a) Includes repayment of $31,400 of Company revolving credit borrowings and repayment of the $21,650 MT&G Note.

     (b) Includes repayment of $5,000 of Company revolving credit borrowings incurred to finance the down payment made in connection with the Deco Acquisition. Payment was made in December 1997 and recorded in other long-term assets.

     (c) The purchase price shown for Turn-Matic reflects a $1,058 purchase price adjustment based on the value of Turn-Matic's net assets at December 31, 1997. Such purchase price adjustment is funded by a combination of a reduction in cash acquired of $458 and proceeds from the Offering of $600.

(3) The Acquisitions will be accounted for by the purchase method of accounting, pursuant to which the purchase price is allocated among the acquired tangible and intangible assets and assumed liabilities in accordance with their estimated fair values on the date of acquisition. The purchase price and preliminary adjustments to historical book value as a result of the respective acquisitions are as follows:

                                                                DECO     TURN-MATIC       TOTAL
    Elimination of cash and equity investments not
      acquired..............................................  $(13,382)   $    --        $(13,382)
    Elimination of receivable from former shareholder.......        --       (767)           (767)
    Increase in inventory...................................       600         --             600
    Increase in property, plant and equipment to estimated
      fair value............................................     3,756        864           4,620
    Estimated goodwill......................................    40,353     10,603          50,956
    Elimination of other long-term assets not acquired......        --       (306)           (306)
                                                              --------    -------        --------
                                                              $ 31,327    $10,394        $ 41,721
                                                              ========    =======        ========
    Increase in accrued liabilities.........................  $    505    $   100        $    605
    Cost of acquisitions....................................    54,850     18,058          72,908
    Increase in deferred tax liability for fair value
      write-up of property and equipment....................        --        294             294
    Elimination of historical shareholders' equity as a
      result of purchase accounting.........................   (24,028)    (8,058)        (32,086)
                                                              --------    -------        --------
                                                              $ 31,327    $10,394        $ 41,721
                                                              ========    =======        ========

(4) Pro forma debt is derived from the following:

                                                         NEWCOR       DECO   TURN-MATIC       TOTAL
    Retirement of existing debt
      Current..........................................  $    --       $--     $  541(a)     $   541
      Long-term........................................   53,050       --       1,905(a)      54,955
                                                         -------       --      ------        -------
                                                         $53,050       $--     $2,446(a)     $55,496
                                                         =======       ==      ======        =======

-------------------------
    (a) Assumed repaid from available Turn-Matic cash.

(5) Reflects the issuance of the Notes in the Offering.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The following table sets forth the selected consolidated historical financial data of the Company for the five fiscal years ended October 31, 1997. The selected consolidated historical financial data for the fiscal years ended October 31, 1995, 1996 and 1997 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated historical financial data for the fiscal years ended October 31, 1993 and 1994 are derived from the audited consolidated financial statements of the Company. The following table should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of Newcor and the related notes and other financial information presented elsewhere in this Prospectus.


                                                                                             THREE MONTHS ENDED
                                                 FISCAL YEAR ENDED OCTOBER 31,(1)                JANUARY 31,
                                        --------------------------------------------------   -------------------
                                         1993       1994      1995       1996       1997       1997       1998
                                                        (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA:
  Sales...............................  $65,383   $ 74,116   $90,173   $111,744   $130,848   $ 27,975   $ 30,134
  Gross margin........................   11,645     11,069    16,618     22,657     23,765      5,330      3,711
  Selling, general and administrative
    expense...........................   11,318     11,719    11,264     15,052     15,759      3,697      4,489
  Nonrecurring items, net (gain)
    loss..............................       --         --        --        824       (297)       711         --
                                        -------   --------   -------   --------   --------   --------   --------
  Operating income (loss) from
    continuing operations.............      327       (650)    5,354      6,781      8,303        922       (778)
  Interest expense....................      575      1,111     1,504      1,787      2,070        432        825
  Other income (expense)..............      394        174      (229)       178       (224)        74        (11)
                                        -------   --------   -------   --------   --------   --------   --------
  Income (loss) from continuing
    operations before income taxes....      146     (1,587)    3,621      5,172      6,009        564     (1,614)
  Provision (benefit) for income
    taxes.............................       74       (737)    1,230      1,614      2,119        198       (582)
                                        -------   --------   -------   --------   --------   --------   --------
  Income (loss) from continuing
    operations........................       72       (850)    2,391      3,558      3,890        366     (1,032)
  Earnings (loss) per share from
    continuing operations -- Basic and
    Diluted...........................  $  0.01   $  (0.17)  $  0.49   $   0.72   $   0.79   $   0.07   $  (0.21)
  Dividends per share.................  $  0.19   $   0.19   $  0.19   $   0.19   $   0.19   $   0.05   $   0.05
  Weighted average shares outstanding
    (Basic)...........................    4,837      4,895     4,913      4,923      4,940      4,932      4,940
OTHER FINANCIAL DATA:
  EBITDA(2)...........................  $ 1,920   $  1,585   $ 8,204   $ 10,403   $ 12,583   $  1,925   $    499
  EBITDA margin(3)....................      2.9%       2.1%      9.1%       9.3%       9.6%       6.9%       1.7%
  Depreciation and amortization,
    continuing operations.............  $ 1,593   $  2,235   $ 2,850   $  3,622   $  4,280   $  1,003   $  1,277
  Capital expenditures, continuing
    operations........................    4,951      4,568     4,580      2,946      3,539        620      1,749
  Cash provided by (used in):
    Operating activities..............      *(5)    (2,028)    1,463      7,798      8,442      1,896        417
    Investing activities..............      *(5)   (12,653)   (4,173)   (12,120)   (14,153)   (12,701)   (14,819)
    Financing activities..............      *(5)    18,886    (6,412)    (1,604)     6,828     10,865     14,454
  Ratio of earnings to fixed
    charges(4)........................      1.2x        --       3.2x       3.5x       3.4x       2.1x        --


                                                         AS OF OCTOBER 31,                    AS OF JANUARY 31,
                                         --------------------------------------------------   ------------------
                                          1993       1994      1995       1996       1997      1997       1998
BALANCE SHEET DATA:
  Working capital......................  $25,309   $ 32,186   $26,575   $ 14,951   $ 17,938   $18,017   $ 16,899
  Total assets.........................   73,305     84,836    77,553     77,499     90,883    89,357    124,449
  Total debt...........................   12,000     31,500    26,200     25,400     33,100    36,500     69,450
  Shareholders' equity.................   28,440     25,157    25,909     24,441     27,415    24,572     26,137

-------------------------
(1) Fiscal years 1993 through 1996 excludes the discontinued operations of Wilson Automation sold on May 6, 1996.

(2) "EBITDA" is operating income (loss) from continuing operations plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP. The Company's presentation may not be comparable to similar measures reported by other companies. The Company believes EBITDA and related ratios provide useful information regarding a company's ability to service and/or incur indebtedness. EBITDA does not take into account the Company's working capital requirements, debt service requirements, capital expenditure requirements and other commitments. Thus, it is not necessarily indicative of amounts that may be available for discretionary use.

(3) EBITDA margin is calculated by dividing EBITDA by sales for each of the applicable periods.

(4) Calculated by dividing earnings by total fixed charges. Earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rental expense (one-third) that the Company believes to be representative of interest. The Company's earnings were insufficient to cover fixed charges by $1.6 million for the fiscal year ended October 31, 1994 and for the three months ended January 31, 1998, respectively.

(5) Information is unavailable due to the divestiture of Wilson Automation, which was accounted for as a discontinued operation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with "Selected Consolidated Historical Financial Data" and the Company's financial statements and the notes thereto, included elsewhere herein.

OVERVIEW

     The Company is organized into three business groups: the Precision Machined Products Group, the Rubber and Plastic Group and the Special Machines Group. The Precision Machined Products Group produces transmission, powertrain and engine components and assemblies for the automotive and agricultural vehicle industries. The Rubber and Plastic Group produces cosmetic and functional seals and boots and functional engine compartment products primarily for the automotive industry. These two groups had previously been reported as a single Components and Assemblies segment. Further segmentation has become necessary due to the growth of the Company's Components and Assemblies business. The Special Machines Group designs and manufactures welding, assembly, forming, heat treating and testing machinery and equipment for the automotive, appliance and other industries.

     The last two fiscal years have marked a period of significant change and transition for the Company. Newcor completed three acquisitions in the Rubber and Plastic Group during fiscal 1996: Boramco, Inc. and Rubright, Inc. on January 2, 1996 and Production Rubber Products, Inc. on April 1, 1996. These acquisitions were combined with Midwest Rubber, a division acquired in fiscal 1992, to strengthen the Company's market position in this segment and to create the critical mass management considers necessary to effectively provide the engineering support, innovative products, and product line breadth required to continue to meet its customers' needs. The Rubber and Plastic Group was further enhanced with a fourth acquisition, Plastronics Plus, Inc. ("Plastronics"), in January 1997.

     Consistent with management's strategy of reducing the impact on the Company of the volatility of results of the Special Machines Group, the Company completed the sale of two of the three divisions within this group in fiscal 1996. On May 6, 1996, the Company sold the business and certain assets of its Wilson Automation ("Wilson") division. The Wilson divestiture was accounted for as a discontinued operation, and, accordingly, the results of operations of Wilson have been removed from continuing operations in the Consolidated Statements of Income and related notes and reclassified to discontinued operations for fiscal 1996 and prior years. Effective October 21, 1996, the Company also sold its Newcor Machine Tool ("NMT") division, which manufactured multi-stationed metal cutting machines and CNC lathes.

     The Company's strategy to build its Precision Machined Products Group as a high volume automotive supplier took a significant step forward as a result of the following actions: On March 6, 1997, the Company sold its Eonic, Inc. ("Eonic") division that was principally a low growth, low volume manufacturer of industrial cams and camshafts. On December 23, 1997, the Company purchased the assets of MT&G for $27.3 million, and assumed $5.8 million of debt, which was subsequently retired. MT&G manufactures differential pinion and side gears, output shafts and rear axle shafts for the automotive industry. Subsequent to year-end, the Company also purchased the common stock of the three companies comprising Deco for $54.9 million and the common stock of Turn-Matic for $17.0 million. Deco manufactures high-volume, precision-machined engine and powertrain components and assemblies for the medium and heavy truck and automotive industries, while Turn-Matic manufactures high volume, precision machined engine components and assemblies for the automotive industry. These companies all have product lines and capabilities that management believes will complement the Company's other precision machining businesses. In the twelve months ended September 30, 1997, sales for these three companies aggregated $111.8 million. Assuming the acquisition of MT&G and the pending acquisitions of Deco and Turn-Matic had occurred at the beginning of fiscal 1997, the Precision Machined Products Group sales would have been 71.0% of fiscal 1997 consolidated sales, while the Rubber and Plastic Group would have decreased to 20.0% of fiscal 1997 consolidated sales and the Special Machines Group would have decreased to 9.0% of fiscal 1997 consolidated sales. As a result of these acquisitions, the Company's financial condition and operations for 1998 and future years will differ substantially compared with those for fiscal 1997 and prior years.

RECENT DEVELOPMENTS



     On May 21, 1998, the Company announced sales of $55.4 million for the second quarter ended April 30, 1998, an increase of $20.8 million over sales of $34.6 million for the second quarter of fiscal 1997. For the six months ended April 30, 1998, the Company announced sales of $85.5 million, an increase of $22.9 million over sales of $62.6 million for the same period one year ago.



     The Company announced net income of $753,000, or $0.15 per share, in the second quarter ended April 30, 1998, compared with $1,082,000, or $0.22 per share, in the second quarter of fiscal 1997. For the six months ended April 30, 1998, the Company announced a net loss of $279,000, or $0.06 per share, compared with net income of $1,448,000, or $0.29 per share, for the same period one year ago. Net income for the second quarter of $753,000 improved significantly compared with the first quarter net loss of $1,032,000 but was below the net income reported for the second quarter of fiscal year 1997, primarily due to:
(i) continued lower sales and profits within the Special Machines Group, due to the relatively slower rate of new orders being booked since the third quarter of fiscal 1997 and (ii) lower profitability within the Rubber and Plastic Group which, although improved compared to the first quarter of 1998, continued to be adversely affected by higher than normal hourly labor turnover.



     Certain actions that management began to implement during the first and second quarters of fiscal 1998 with respect to the Special Machines and Rubber and Plastic Groups are expected to continue to favorably impact those businesses during the second half of fiscal 1998. In addition, MT&G's new program launch remains on schedule with full production expected in the third quarter of the fiscal year.



     EBITDA increased to $6.5 million, or 11.7% of sales, in the second quarter ended April 30, 1998 from $3.4 million, or 9.9% of sales, in the second quarter of fiscal 1997, and operating income increased to $4.1 million, or 7.4% of sales, from $2.4 million, or 6.9% of sales, in the second quarter of fiscal 1997. For the six months ended April 30, 1998, EBITDA and operating income were $7.0 million and $3.3 million, respectively, compared with $5.3 million and $3.3 million, respectively, in fiscal 1997.



     The $20.8 million increase in sales and significant increases in EBITDA and operating income in the second quarter, resulted primarily from the Acquisitions.



     On a pro forma basis, as if the Company had completed all of the Acquisitions at November 1, 1996, the Company's sales, EBITDA and operating income for the three and six month periods ended April 30, 1998 and 1997 would have been as follows:



                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                       APRIL 30                APRIL 30
                                  ------------------      ------------------
                                   1998        1997        1998        1997
                                               ($ IN MILLIONS)
Pro forma sales.................  $64.3       $63.0       $120.9      $118.4
Pro forma EBITDA................    8.1         8.7         12.8        15.8
Pro forma operating income......    5.3         6.0          7.2        10.5


RESULTS OF OPERATIONS FOR THE QUARTER ENDED JANUARY 31, 1998

     The following table illustrates the factors causing the Company's quarter-to-quarter change in sales by group, including the effect of acquisitions and change in sales from existing operations.

                                            PRECISION
                                            MACHINED     RUBBER AND    SPECIAL
                                            PRODUCTS      PLASTIC      MACHINES     TOTAL
                                                            (IN THOUSANDS)
First quarter 1997 sales................     $13,087      $10,057      $ 4,831     $27,975
  Acquisitions..........................       2,031        2,553           --       4,584
  Change from existing business ........        (492)        (544)      (1,389)     (2,425)
                                             -------      -------      -------     -------
First quarter 1998 sales................     $14,626      $12,066      $ 3,442     $30,134
                                             =======      =======      =======     =======

     Except for approximately one month of results for MT&G, acquired on December 23, 1997, the Company's results for the first quarter of fiscal year 1998 do not include the revenues or profits of MT&G, Deco and Turn-Matic. Sales of MT&G, Deco and Turn-Matic aggregated $111.8 million for the twelve months ended September 30, 1997, as compared to the Company's reported fiscal 1997 sales of $130.8 million. As a result of these acquisitions and the related financing, the Company's financial condition and results of operations for fiscal 1998 and future years will differ substantially from those for fiscal 1997 and prior years.

     Consolidated sales were $30.1 million for the first quarter of 1998, an increase of $2.1 million, or 7.7%, from first quarter 1997 sales of $28.0 million. Sales for the Precision Machined Products Group increased $1.5 million, or 11.8%, to $14.6 million, sales for the Rubber and Plastic Group increased $2.0 million, or 20.0%, to $12.1 million, while sales for the Special Machines Group decreased $1.4 million, or 28.8%, to $3.4 million. The increase in sales for the Precision Machined Products Group was due to sales at the recently acquired MT&G division of approximately $2.0 million, partially offset by reduced sales as a result of a customer's vehicle assembly line changeover. The increase in sales for the Rubber and Plastic Group was due to full quarter results of the Company's Plastronics acquisition that occurred in January 1997, partially offset by reduced shipment of certain products as a result of customer production schedules. The sales decrease for the Special Machines Group was primarily due to not receiving a significant new order that had been anticipated, as well as delays associated with certain new orders pending final customer approval.

     Consolidated gross profit decreased $1.6 million to $3.7 million in the first quarter of 1998 from $5.3 million in the first quarter of 1997. Consolidated gross margin decreased to 12.3% in the first quarter of 1998 from 19.1% in the first quarter of 1997. The decrease in gross profit and gross margin was due to several reasons including: (i) decreased sales in the Special Machines Group (which has generally commanded higher margins than other groups);
(ii) lower Precision Machined Products Group sales (excluding the effect of the MT&G Acquisition) due to a vehicle assembly line changeover at a customer, which resulted in a temporary halt in the shipment of parts for these vehicles; (iii) Rubber and Plastic Group results being adversely affected by increased scrap, high training costs and productivity issues (due to high hourly labor turnover caused by full employment in local economies) and, to a lesser extent, by pricing issues on certain coated metal parts produced by the group; and (iv) new program launch start-up costs at MT&G and one other division within the Precision Machined Products Group.

     Selling, general and administrative expenses (SG&A) increased to $4.2 million in the first quarter of 1998 from $3.5 million in the first quarter of 1997. SG&A as a percentage of sales increased to 13.8% in the first quarter of 1998 from 12.6% in the first quarter of 1997. The increase in SG&A was due to the following factors: (i) SG&A associated with Acquisitions of approximately $0.3 million, which resulted from the MT&G Acquisition and a full quarter of Plastronics SG&A; (ii) expenditures incurred to begin the implementation of a company-wide information system; (iii) expenditures incurred to continue to train employees in the Newcor Operating System; and (iv) expansion of the sales department within the Rubber and Plastic Group. SG&A as a percentage of sales increased due to the reasons described above.

     Amortization expense increased to $0.3 million in the first quarter of 1998 from $0.2 million in the first quarter of 1997 due to the MT&G Acquisition and a full quarter of Plastronics amortization.

     Operating income (loss) by group was as follows (in thousands):

                                                              THREE MONTHS ENDED
                                                     ------------------------------------
                                                     JANUARY 31, 1998    JANUARY 31, 1997
Precision Machined Products......................         $ 460              $   995
Rubber and Plastic...............................          (468)                 441
Special Machines.................................          (348)                 521
Corporate........................................          (422)              (1,035)
                                                          -----              -------
  Total operating income (loss)..................         $(778)             $   922
                                                          =====              =======

     Consolidated operating income decreased $1.7 million to a $0.8 million loss in the first quarter of 1998 from $0.9 million in income in the first quarter of 1997. Consolidated operating margin decreased to (2.6%) of sales in the first quarter of 1998 from 3.3% of sales in the first quarter of 1997.

     Operating income for the Precision Machined Products Group decreased $0.5 million to $0.5 million in the first quarter of 1998 from $1.0 million in the first quarter of 1997. Operating margin decreased to 3.1% of group sales in the first quarter of 1998 from 7.6% of group sales in the first quarter of 1997. The decrease in operating income and margin was primarily due to lower sales at an existing division within this group due to a vehicle assembly line changeover at a customer, which resulted in a temporary halt in the shipment of higher margin parts for these vehicles and to new program launch costs at MT&G and an existing division within this group.

     Operating income for the Rubber and Plastic Group decreased $0.9 million to a loss of $0.5 million in the first quarter of 1998 from income of $0.4 million in the first quarter of 1997. Operating margin decreased to (3.9%) of group sales in the first quarter of 1998 from 4.4% of group sales in the first quarter of 1997. The decrease in operating income was primarily due to operational inefficiencies that resulted in increased scrap, high training costs and productivity issues. These inefficiencies were mainly the result of high labor turnover caused by full employment in local economies. Expansion of the sales department within this group also adversely affected operation income. These developments, and, to a lesser extent, pricing issues on certain coated metal parts produced by the group, resulted in the operating margin reduction.

     Operating income for the Special Machines group decreased $0.9 million to a loss of $0.4 million in the first quarter of 1998 from income of $0.5 million in the first quarter of 1997. Operating margin decreased to (10.1%) of group sales in the first quarter of 1998 from 10.8% in the first quarter of 1997. The decrease in operating income and operating margin was due to the decline in sales at the remaining division within this group.

     Corporate operating loss improved primarily due to the elimination of the $0.7 million loss on the sale of Eonic that was incurred during the first quarter of 1997, partially offset by expenditures incurred to begin the implementation of a company-wide information system.

     Interest expense increased $0.4 million to $0.8 million in the first quarter of fiscal 1998 from $0.4 million in the first quarter of 1997. The increase in interest expense was due to additional debt incurred related to: (i) the MT&G Acquisition, which was comprised of a $3.1 million pre-closing cash payment, pay off of $5.8 million of existing MT&G debt subsequent to closing and the issuance of a $21.65 million note; and (ii) a $5.0 million deposit to the Deco shareholders made in December 1997.

     Certain of the factors impacting results for the first quarter of 1998, such as vehicle assembly line changeover, new program launch and acquisition related costs, were short-term or nonrecurring in nature. The customer's vehicle changeover has been completed and the Precision Machined Products Group sales outlook for the balance of fiscal 1998 is improved compared with the first quarter. MT&G's new program launch is proceeding on schedule with full production planned for early in the third quarter of fiscal 1998. Management is implementing certain actions in response to the lower than expected results by the Special Machines and Rubber and Plastic Groups, and believes these actions will begin to favorably impact the performance of those groups during the second quarter of fiscal 1998.

ANNUAL RESULTS OF CONTINUING OPERATIONS

     The following table illustrates the factors causing the Company's year-to-year sales trends by group, including the effect of flow through sales, acquisitions and divestitures, and net incremental business from operations owned throughout each fiscal year presented.

                                             PRECISION
                                             MACHINED     RUBBER AND    SPECIAL
                                             PRODUCTS      PLASTIC      MACHINES    TOTAL
1995 Sales...............................     $ 42.4        $17.2        $30.6      $ 90.2
  Acquisitions...........................         --         13.4           --        13.4
  Net incremental business...............        6.0          1.8          0.3         8.1
                                              ------        -----        -----      ------
1996 Sales...............................       48.4         32.4         30.9       111.7
  Flow through sales.....................       14.5           --           --        14.5
  Acquisitions...........................         --         13.2           --        13.2
  Divestitures...........................      (10.4)          --         (6.5)      (16.9)
  Net incremental business...............        8.0          2.9         (2.6)        8.3
                                              ------        -----        -----      ------
1997 Sales...............................     $ 60.5        $48.5        $21.8      $130.8
                                              ======        =====        =====      ======

  FISCAL 1997 COMPARED WITH FISCAL 1996

     The Company achieved record sales in 1997 of $130.8 million, an increase of $19.1 million, or 17.1%, from 1996 sales of $111.7 million. Sales for the Precision Machined Products Group increased $12.1 million, or 24.8%, to $60.5 million, sales for the Rubber and Plastic Group increased $16.1 million, or 49.5%, to $48.5 million, while sales for the Special Machines Group decreased $9.1 million, or 29.2% to $21.8 million. The increase in sales for the Precision Machined Products Group was due to approximately $8.0 million of increased product sales within existing divisions and flow through sales of material of approximately $14.5 million, partially offset by the effect of $10.4 million in 1996 sales attributable to the divested Eonic division. The $14.5 million increase from flow through sales occurred because a customer that had been providing material to the Company decided to have the Company purchase the material and include the value of the material in the selling price. Without the flow through sales, the Company's overall sales would have increased $4.6 million, or 4.1%, over 1996 sales. The increase in sales for the Rubber and Plastic Group was primarily due to the inclusion of a full year of results for three rubber and plastic component companies acquired during the first two quarters of fiscal 1996, as well as the January 1997 acquisition of Plastronics. Additional sales from the four acquired Rubber and Plastic Group companies aggregated approximately $13.2 million during 1997. The remaining growth within the Rubber and Plastic Group of $2.9 million was due to incremental new business at the existing division within this group. Sales decreases within the Special Machines Group were due to the effect of $6.5 million in 1996 sales attributable to the divested NMT division that was sold during 1996 and a $2.6 million sales decrease at the remaining division within this group ("Bay City"). The sales decrease at the Bay City division was due to insufficient new orders to sustain the business that existed during 1996.

     Consolidated gross profit increased $1.1 million to $23.8 million in 1997 from $22.7 million in 1996. The increase in gross profit is attributable to the increase in sales, partially offset by a decrease in consolidated gross margin. Consolidated gross margin decreased to 18.2% in 1997 from 20.3% in 1996. The decrease in margin was primarily attributable to the effect of the $14.5 million of flow through material sales that the Precision Machined Products Group purchased in 1997 rather than receiving from the customer during 1996. These sales generated $0.7 million of incremental gross profit. Other factors that adversely impacted margin were the decline in sales in the Special Machines Group (which has generally commanded higher margins than other groups), and reduced margins due to product mix within this group. In addition, gross margin within the Rubber and Plastic Group was negatively impacted by production inefficiencies associated with high labor turnover caused by relatively full employment and increased costs associated with starting production on new parts for the 1998 model year. High labor turnover is continuing to affect certain businesses in the Rubber and Plastic Group in 1998, as described in the Recent Developments section below. Partially offsetting margin reductions were operating performance gains that resulted from the Company's continuous improvement programs at certain of the Company's divisions, particularly within the Precision Machined Products Group. The genesis of the Company's commitment to continuous improvement began in late 1995 when the Newcor Operating System was introduced with an emphasis on the use of continuous improvement tools such as cellular manufacturing, one-piece flow, value engineering, kaizen, and team-oriented problem solving. As is common in the automotive supplier industry, certain of the Company's long-term contracts required price reductions over the term of the contract. These price reductions were largely offset by the impact of pricing on new products and cost reductions related to the continuous improvement programs.

     Selling, general and administrative expenses ("SG&A") increased to $15.8 million in 1997 from $15.1 million in 1996. SG&A as a percentage of sales decreased to 12.0% in 1997 from 13.5% in 1996. The increase in SG&A expense was primarily due to the acquisitions in the Rubber and Plastic Group, which added approximately $2.7 million of SG&A expense in 1997, largely offset by an approximate $2.3 million reduction due to the divestitures of Eonic and NMT. The remaining increase in SG&A was principally due to expenditures incurred to evaluate and select hardware and software and begin the implementation of a company-wide information system and train employees in the Newcor Operating System. The primary reason for the decrease in SG&A as a percentage of sales was the sales increase described above.

     Consolidated operating income increased $1.5 million to $8.3 million in 1997 from $6.8 million in 1996, and consolidated operating margin increased to 6.3% of sales in 1997 from 6.1% of sales in 1996.

     Operating income for the Precision Machined Products Group increased $1.6 million to $5.3 million in 1997 from $3.7 million in 1996. Operating margin increased to 8.8% of group sales in 1997 from 7.7% of group sales in 1996. The increase in operating income was due to $0.7 million of operating income from the $14.5 million of flow through sales of previously provided customer material as described above, incremental income associated with new business, the elimination of significant start up costs that were incurred during 1996 for certain new business and the reduction of controllable variable costs through the continued implementation of the Newcor Operating System. The increase was partially offset by the effect of $0.5 million in 1996 operating income, net of a nonrecurring disposition charge of $0.2 million, attributable to the divested Eonic division. Operating margins increased due to the elimination of significant start up costs that affected 1996 results and implementation of the Newcor Operating System as described above. The increase in operating margins within this segment was partially offset by the lower margin on the $14.5 million of flow through sales described above.

     Operating income for the Rubber and Plastic Group increased $0.1 million to $2.0 million in 1997 from $1.9 million in 1996. Operating margin decreased to 4.2% of group sales in 1997 from 5.9% of group sales in 1996. The increase in operating income was due to incremental income from the acquisitions described above, largely offset by the effects of production inefficiencies associated with high labor turnover caused by relatively full employment, increased costs associated with starting production on new parts for the 1998 model year and an incremental increase of goodwill amortization of $0.3 million as a result of the four acquisitions during 1997 and 1996. These developments, and, to a lesser extent, pricing issues on certain coated metal parts produced by the group, resulted in the operating margin reduction.

     Operating income for the Special Machines Group decreased $0.6 million to $2.3 million in 1997 from $2.9 million in 1996. Operating margin increased to 10.4% of group sales in 1997 from 9.4% of group sales in 1996. The decrease in operating income was primarily due to the decline in sales and a shift in product mix at Bay City, the remaining division in this group, partially offset by the elimination of $0.6 million in 1996 operating loss from the divested NMT division, which was principally the nonrecurring loss on the sale of the division. The overall increase in operating margin was primarily due to the elimination of the NMT loss, partially offset by the change in product mix at the Bay City division.

     Consolidated operating income benefited from a net gain on the sale of a building of $1.0 million, which was partially offset by a $0.7 million loss on the sale of Eonic.

     Interest expense was $2.1 million and $1.8 million in 1997 and 1996, respectively. The increase in interest expense was due to additional debt incurred to finance the acquisitions in the Rubber and Plastic Group. The effective tax rate was 35.3% in 1997 and 31.2% in 1996. The 1996 rate was favorably impacted by the final settlement of an IRS audit.

  FISCAL 1996 COMPARED TO FISCAL 1995

     Consolidated sales in 1996 were $111.7 million, an increase of $21.5 million, or 23.9%, from 1995 sales of $90.2 million. Precision Machined Products Group sales increased by $6.0 million, or 14.3%, to $48.4 million, sales for the Rubber and Plastic Group increased $15.2 million, or 89.0%, to $32.4 million and sales for the Special Machines Group increased $0.3 million, or 0.8%, to $30.9 million. Precision Machined Products Group sales increased as a result of sales growth due to new parts programs that began production during fiscal 1996 and 1995. The sales growth was primarily the result of significant new orders where the Company processed material provided by the customer and the value of the material was not reflected in sales. If the orders had required the Company to purchase these materials, reported sales would have been somewhat higher. Rubber and Plastic Group sales increased primarily due to the three acquisitions during 1996, which represented $13.4 million of the sales increase. The remaining growth within the Rubber and Plastic Group of $1.8 million was due to incremental new business at the existing division within this group. Within the Special Machines Group, sales at the divested NMT division decreased $3.6 million, while sales at Bay City, the remaining division, increased $3.9 million, or 18.5%, compared to 1995, as a result of an increase in orders, primarily for proprietary machines.

     Consolidated gross profit increased $6.1 million to $22.7 million in 1996 from $16.6 million in 1995. The increase in gross profit was attributable to the increase in sales and an increase in consolidated gross margin to 20.3% in 1996 from 18.4% in 1995. The increase was primarily attributable to increased sales of higher margin proprietary machines within the Special Machines Group and the sales growth from new parts programs within the Precision Machined Products Group, where the Company processed material provided by the customer and the value of material was not reflected in cost of sales. If the orders had required the Company to purchase these materials, reported gross margin would have been somewhat lower. The margin increase related to these factors was partially offset by the significant costs associated with starting production on certain new orders within the Precision Machined Products Group, and, to a lesser extent, pricing issues on certain coated metal parts produced at one of the newly purchased divisions within the Rubber and Plastic Group. As is common in the automotive supplier industry, certain of the Company's long-term contracts required price reductions over the term of the contract. These price reductions were largely offset by the impact of pricing on new products and cost reductions related to continuous improvement programs.

     SG&A increased to $15.1 million in 1996 from $11.3 million in 1995. SG&A as a percentage of sales increased to 13.5% of sales in 1997 from 12.5% of sales in 1996. The increase was primarily due to $2.0 million of SG&A from the three acquisitions in the Rubber and Plastic Group and the costs of hiring and training management personnel to implement the Newcor Operating System, primarily within the Precision Machined Products Group.

     Consolidated operating income increased $1.4 million to $6.8 million in 1996 from $5.4 million in 1995, and consolidated operating margin increased to 6.1% of sales in 1996 from 5.9% of sales in 1995.

     Operating income for the Precision Machined Products Group increased $0.1 million to $3.7 million in 1996 from $3.6 million in 1995. Operating margin decreased to 7.7% of group sales in 1996 from 8.6% of group sales in 1995. The increase in operating income was due to incremental operating income from new business, largely offset by significant start up costs that were incurred during 1996 for the new parts programs and, to a lesser extent, the costs of hiring and training management personnel to implement the Newcor Operating System. The operating margin decrease that resulted from those factors was partially offset by margins on new parts programs where the Company processed material provided by the customer, the value of which was not reflected in sales or cost of sales.

     Operating income for the Rubber and Plastic Group increased $0.7 million to $1.9 million in 1996 from $1.2 million in 1995. Operating margin decreased to 5.9% of group sales in 1996 from 6.8% of group sales in 1995. The increase in operating income was due to incremental income from the three acquisitions, as well as from new business, partially offset by $0.3 million of goodwill amortization and the costs of hiring and training management personnel to implement the Newcor Operating System. Operating margin decreased as a result of these factors, and, to a lesser extent, pricing issues on certain coated metal parts produced by the segment.

     Operating income for the Special Machines Group increased $0.7 million to $2.9 million in 1996 from $2.2 million in 1995. Operating margin increased to 9.4% of group sales in 1996 from 7.3% of group sales in 1995. Operating income increased primarily as a result of sales of high margin proprietary machines at the Bay City division. Operating income was partially offset by $0.6 million in 1996 operating loss from the NMT division, which was principally the nonrecurring loss on the sale of the division. The combination of these factors resulted in the increase in operating margin.

     Interest expense was $1.8 million and $1.5 million in 1996 and 1995, respectively. The increase in interest expense was due to additional debt related to the acquisitions. The effective income tax rate was 31.2% in 1996, which was below the statutory rate of 34.0% due to the final settlement of an IRS audit during 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Cash outflows during fiscal 1997 of $14.6 million to finance acquisitions and $3.5 million to purchase capital equipment were partially offset by positive cash flow of $8.4 million from continuing operations, $2.5 million from the sale of capital assets, primarily a building and $1.5 million of proceeds from the sale of Eonic. Cash from continuing operations was primarily provided by earnings and depreciation and amortization expense.

     Cash outflows during the first quarter of 1998 of $13.1 million to finance the MT&G Acquisition and deposit on Deco and $1.7 million to purchase capital equipment were financed by increased borrowings of $14.7 million on the Company's line of credit and positive cash flow of $0.4 million from operations. Cash from operations was primarily provided by depreciation and amortization expense, mostly offset by the loss incurred during the quarter.

     During fiscal 1996, the Company amended its revolving credit agreement with a major U.S. bank to allow for a portion of the revolving credit to be replaced with a seven-year fixed-rate term loan in the amount of $10.0 million with an annual interest rate of 7.85%. Monthly principal payments on the term loan of $0.2 million are due from June 1998 through May 2003. At October 31, 1997, the Company had $17.0 million outstanding on a $25.0 million revolving credit agreement. Subsequent to October 31, 1997, this revolving credit facility was amended and restated to become the Senior Credit Facility which upon consummation of the Offering increased in total availability to $50.0 million. Availability of funds under the Senior Credit Facility is subject to satisfaction of certain financial ratios and other conditions, and as a result, there can be no assurance of the actual amount the Company will be able to borrow at any time under the Senior Credit Facility. See "Description of Other Indebtedness -- Senior Credit Facility." At January 31, 1998, the Company had $31.7 million outstanding on the Senior Credit Facility. Thereafter, a portion of the net proceeds from the Offering was used to finance the Deco and Turn-Matic Acquisitions, to refinance the MT&G Note and to pay down the Senior Credit Facility (including repayment of borrowings incurred to finance the cash portion of the MT&G Acquisition, debt assumed in connection with that acquisition and borrowings incurred to finance the down payment made in connection with the Deco Acquisition, as well as paying down working capital borrowings).

     The Company is highly leveraged as a result of the Offering. The Company's ability to make scheduled payments of principal of, or to pay the interest or Liquidated Damages (as defined herein), if any, on, or to refinance, its indebtedness (including the Exchange Notes) or to fund planned capital expenditures will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control.

     The Company believes that, through a combination of cash flow from operations and available cash, together with available credit under the Senior Credit Facility, it will have adequate cash available to meet its anticipated needs for fiscal 1998. However, there can be no assurance that the Company's business will generate sufficient cash flow from operations, that anticipated growth opportunities and operating improvements will be realized or that future borrowings will be available under the Senior Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Exchange Notes, or to fund its other liquidity needs, as further discussed under the "Risk Factors -- Leverage" section of this Prospectus.

     During fiscal 1997 and the first quarter of fiscal 1998, the Company continued to pay a quarterly cash dividend of $.05 per share of common stock. Total dividends paid were $1.0 million in 1997 and $0.9 million in 1996 and 1995, respectively, and $246,000 and $235,000 in the first quarter of fiscal 1998 and 1997, respectively. The terms of the Notes require suspension of the cash dividend.

     The Company is in the process of implementing a new company-wide Enterprise Resource Planning (ERP) computer system. One of the anticipated benefits of this system is year 2000 date conversion without any adverse effect on customers or disruption to business operations. Implementation of the system is underway with projected completion during mid 1999. The Company is also communicating with all of its significant suppliers and large customers to coordinate year 2000 conversion. The identifiable cost of year 2000 compliance and its effect on the Company's future results of operations is not expected to be material.

CAUTIONARY STATEMENTS UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and, in particular, the information in the first paragraph of the "Results of Operations for the Quarter Ended January 31, 1998" sub-section hereof concerning the Acquisitions, in the paragraph of that sub-section concerning certain of the factors impacting results in fiscal 1998 and the expected impact of management returns thereafter and in the last paragraph of the "Liquidity and Capital Resources" sub-section concerning year 2000 conversion constitute "forward-looking statements" within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of factors could cause actual results to differ materially from those included in or suggested by such forward-looking statements, including without limitation: the cyclical nature of the industries served by the Company, all of which have encountered significant downturns in the past; the level of production by and demand from the Company's principal customers, upon which the Company is substantially dependent, including the three major domestic automobile manufacturers and Deere & Company; whether, when and to what extent expected orders materialize; whether the Company will be able to successfully integrate Deco and Turn-Matic and other recent acquisitions such as MT&G and Plastronics into the Company's pre-existing operations and operate them profitably; whether the Company's recent initiatives to improve upon the recent labor turnover experienced in its Rubber and Plastic Group will be successful and cost-effective; the duration of the start-up phase of MT&G's new program and the extent to which it is successful; the impact on the Company of actions by its competitors, some of which are significantly larger and have greater financial and other resources than the Company; developments with respect to contingencies, including environmental matters, litigation and retained liabilities from businesses previously sold by the Company; and the extent to which the Company's new ERP computer system performs as anticipated and the accuracy of the information supplied by the Company's suppliers and customers concerning their year 2000 readiness. All forward-looking statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section are qualified by such factors, as well as by the further discussion of these and other risks and uncertainties of the Company's business provided in the "Risk Factors" section of this Prospectus. The Company disclaims any obligation to update any such forward-looking statements.

                                    BUSINESS

GENERAL

     The Company is a leading manufacturer of precision machined components and assemblies for the automotive, medium and heavy duty truck and agricultural vehicle industries and is a manufacturer of custom rubber and plastic products primarily for the automotive industry. The Company is also a supplier of standard and custom machines and systems primarily for the automotive and appliance industries. The Company's largest customers include leading vehicle OEMs such as Chrysler, Ford, General Motors and Deere, and Tier 1 suppliers such as American Axle and Detroit Diesel. The Company's products are typically supplied to customers on a sole-source basis. Sole-source sales represented approximately 89% of fiscal 1997 pro forma sales. The Company's management has extensive experience in the automotive supply industry and has integrated five acquired businesses (excluding the Acquired Companies) into existing operations over the past 48 months.

     Through internal growth and acquisitions, the Company's sales from continuing operations increased at a compound annual rate of 18.9%, from $65.4 million in fiscal 1993 to $130.8 million in fiscal 1997, and EBITDA (as defined herein) increased from $1.9 million in fiscal 1993 to $12.6 million in fiscal 1997. The Acquired Companies had aggregate sales of $111.8 million and aggregate pro forma EBITDA of $19.5 million for the twelve months ended September 30, 1997. On a pro forma basis, the Company had sales and EBITDA of $242.6 million and $32.1 million, respectively, for fiscal 1997.

     The Company's products are used in more than 25 passenger car models and nearly all light truck and sport utility models manufactured in the United States, including such leading vehicles as the Ford Taurus, Lincoln Continental, Chrysler Concorde, Dodge Intrepid, Pontiac Grand Prix, Buick Park Avenue, Ford F series of light trucks, General Motors C/K series of light trucks and sport utility vehicles, Jeep sport utility vehicles and Dodge Ram series of light trucks and sport utility vehicles. In addition, the Company is the leading independent supplier of precision machined components to Deere's tractor operations and to Detroit Diesel, the largest producer of engines for class 8 heavy duty trucks in North America.

     The Company is organized into three business groups: the Precision Machined Products Group, the Rubber and Plastic Group and the Special Machines Group. Certain key products manufactured by each of these groups, and certain key processes used to manufacture those products, are described in the "Glossary" section of this Offering Memorandum. Pro forma fiscal 1997 EBITDA amounts presented below for these groups do not reflect $1.2 million of certain unallocated corporate expenses.

     The Precision Machined Products Group produces transmission, powertrain and engine components and assemblies, primarily for the automotive, medium and heavy duty truck and agricultural vehicle industries. Automotive products include gears, gear blanks and shafts for transmissions; bearing caps, oil filter adapters and manifolds for engines; thrust and pressure plates for power steering systems; and axles. Products for the medium and heavy duty truck industry include rocker arm components and assemblies, accessory drive assemblies and other engine components. Products for the agricultural vehicle industry include transfer cases, differential cases, transmission housings and brake pedals. The Precision Machined Products Group generated $172.2 million, or 71.0%, of the Company's pro forma sales and $27.0 million, or 81.0%, of the Company's pro forma EBITDA in fiscal 1997.

     The Rubber and Plastic Group produces cosmetic and functional seals and boots and functional engine compartment products supplied primarily to the automotive industry. The group's seals and boots include interior and exterior floor gear shift lever boots, steering column seals, door lock actuator boots and a variety of other products that insulate the passenger compartment from the external environment. The group's functional engine compartment products include custom designed vacuum reservoirs essential for the operation of air conditioning, cruise control and other vehicle systems. The Rubber and Plastic Group generated $48.5 million, or 20.0%, of the Company's pro forma sales and $3.7 million, or 11.1%, of the Company's pro forma EBITDA in fiscal 1997.

     The Special Machines Group designs and manufactures standard and custom welding, assembly, forming, heat treating and testing machines and systems for the automotive, appliance and other industries. The Special Machines Group generated $21.9 million, or 9.0%, of the Company's pro forma sales and $2.6 million, or 7.9%, of the Company's pro forma EBITDA in fiscal 1997.

COMPETITIVE STRENGTHS

     Full-Service Supplier with Broad Manufacturing Capabilities. The Company's diverse range of manufacturing capabilities enables it to tailor manufacturing processes to meet each customer's specific requirements and reduces the need for customers to rely on multiple suppliers. The Company specializes in the high volume production of components and assemblies involving extremely close tolerances, complex processes and in some cases difficult materials. The Company's manufacturing operations utilize advanced equipment such as modern CNC machines, synchronous and non-synchronous transfer lines, and proprietary custom molding machines. Precision machining operations include milling, drilling, turning, heat-treating, honing, broaching and electronic gauging, as well as more demanding processes such as gun drilling, spline rolling, ultra precision grinding, super-finishing, lapping and laser welding. Rubber and plastic molding operations include conventional injection molding, as well as dip molding, slush casting, rotational molding, injection molding of multiple-durometer products, sonic welding and other processes. The Company designs and builds much of its own automation and custom tooling and most of its non-standard machines. Increasingly, the Company also provides its customers with value-added capabilities such as design and development, engineering, assembly and testing, and program management from concept development through production and assembly. Management believes that the Acquisitions will further enhance the scope of the Company's engineering, design and assembly capabilities and provide a competitive advantage as OEMs and their Tier 1 suppliers increasingly rely on and award new business to established and well-known suppliers.

     Efficient, High Quality Operations. The Company's manufacturing expertise allows it to focus primarily on higher value added, more complex components and assemblies with very exacting dimensional, finish and cosmetic requirements. The Company also proactively works with its customers to improve the design and manufacturing processes used in its products. These initiatives often lead to improved quality and product performance, improved efficiency and reduced manufacturing costs. The Company uses the cost savings and other benefits derived from these efforts to reinforce its customer relationships. In addition, ISO 9000 and QS 9000 quality certifications are integral to the Company's operating methodology and commitment to quality. Currently, 11 of the Company's 15 manufacturing facilities are ISO 9000 or QS 9000 certified, with the remaining four expected to be certified by the end of 1998. Management believes that the Company's manufacturing expertise and commitment to quality are among the primary reasons for the Company's strong historical growth and customer loyalty.

     Strong Relationships with Customers. Approximately 78% of the Company's pro forma fiscal 1997 sales were generated by the Company's six largest customers, each of which the Company has served for over 25 years, and the Company is the sole-source outside supplier on nearly all of the products it manufactures for its major customers. The Company has developed collaborative relationships with its customers by providing them with integrated product development and manufacturing capabilities, high quality products, timely delivery and excellent customer service. The Acquired Companies have products and customer bases which complement the Company's other operations, and the combination of these businesses makes the Company a larger supplier to several of its key customers and creates cross-selling opportunities. Management intends to leverage the Company's selling resources and established customer relationships to introduce its customers to the full range of products and process capabilities of each of its operations. For example, the Company plans to introduce its broad precision machining capabilities to existing Deco customers such as Detroit Diesel.

     Product, Vehicle, Customer and Industry Diversification. The Company offers in excess of 50 different major products, many of which are sole-sourced, for use on more than 60 different vehicle platforms. These products are sold to customers who are diversified across the automotive, medium and heavy duty truck and agricultural vehicle industries, with no single customer accounting for more than approximately 20% of pro forma 1997 sales. Management believes that this product, vehicle, customer and industry diversification can help reduce the Company's dependence on any single source of revenue.

OPERATING STRATEGY

     Strengthen Positions in Established Product Niches. The Company's goal is to continue to develop expertise and expand market presence centered around its two key operating platforms, which are (i) precision machined transmission, powertrain and engine components and assemblies for the automotive, medium and heavy duty truck and agricultural vehicle industries through the Precision Machined Products Group, and (ii) manufacturing of rubber and plastic cosmetic, functional sealing and underhood components for the automotive industry through the Rubber and Plastic Group. Management believes that these two platforms provide opportunities for profitable growth due to the existence of relatively few competitors with comparable manufacturing and program management capabilities.

     Capitalize on Increased Outsourcing. Component and assembly outsourcing is a well established trend in the automotive industry and is becoming increasingly prevalent in the medium and heavy duty truck and agricultural vehicle industries. The Company's status as an incumbent supplier positions it to participate in the growth in outsourcing by capturing incremental business from existing customers and marketing its experience and capabilities to new customers with outsourcing needs. Management plans to continue to develop and market the Company's design, engineering and assembly capabilities and believes that its diverse process capabilities and full-service supplier status give the Company the opportunity to compete more effectively for complex, higher value-added and more profitable assembly work.

     Pursue Continuous Operating Improvement. The Company's operating philosophy is based on the rigorous implementation of lean production systems supported by world-class quality management and excellence in customer service, as measured by quality, on-time delivery, timely product launches and low manufacturing cost. The Company has developed and is implementing the Newcor Operating System, a comprehensive company-wide management system which emphasizes continuous improvement and integrates a quality operating system, cellular manufacturing, one-piece flow, working capital management, supply chain management, value engineering, kaizen, team-oriented problem solving and leadership skills into an overall culture and system of management. Implementation of the Newcor Operating System has led to significant improvements in scrap rates, labor productivity, working capital turnover and other measureables in certain of the Company's businesses. Management believes that similar improvements can be achieved in each of the Company's businesses, over time, as training is increased and the Newcor Operating System is extended to all locations.

     Selectively Pursue Strategic Acquisitions. Strategic acquisitions have been, and will continue to be, an integral part of the Company's growth strategy. The market niches in which the Company operates have a high degree of fragmentation among competitors, often presenting significant opportunities for consolidation. Management believes that the Company's reputation and market leadership make it an attractive strategic acquiror for smaller competitors that may be unable to meet the necessary investment requirements and increasingly stringent criteria being imposed by OEMs and their Tier 1 suppliers. Management plans to continue to pursue acquisition opportunities that are complementary to the Company's existing niche platforms, particularly those that expand technological capabilities, product offerings, customer base or geographical scope. Other key factors management considers when reviewing acquisition opportunities include the potential for cost savings and cross-selling, and the opportunity to enhance engineering, assembly and other value-added operating and program management capabilities.

INDUSTRY OVERVIEW

     The two primary niches in which the Company operates -- precision machined transmission, powertrain and engine components and assemblies for the automotive, medium and heavy duty truck and agricultural vehicle industries through the Precision Machined Products Group, and manufacturing of rubber and plastic cosmetic, functional sealing and underhood components for the automotive, medium and heavy duty truck and agricultural vehicle industries through the Rubber and Plastic Group -- are highly fragmented. Although available data is limited, management believes the Company is among the largest independent (non-captive) suppliers of such components for the niche markets served within these industries.

     In recent years, the automotive supplier industry has undergone significant consolidation. To lower costs and improve quality, OEMs have been reducing their supplier base by increasingly awarding sole-source contracts to well-established, full-service suppliers. OEMs are increasingly seeking suppliers capable of providing sub-assemblies and complete assemblies rather than only separate component parts, and who can offer engineering, design and testing capabilities. This allows OEMs to focus more fully on overall vehicle design and assembly, consumer marketing, distribution and other core competencies. OEMs continuously evaluate suppliers on the basis of product quality, cost control, reliability of delivery, product design capability, financial strength, new technology implementation, and the quality and condition of facilities and overall management. Suppliers that obtain superior ratings are considered more favorably for sourcing new business.

     These trends are also beginning to appear in the medium and heavy duty truck and agricultural equipment industries. The Company believes that, if these consolidation trends continue, they will present additional opportunities to increase penetration in the Company's existing niche markets, both through internal growth, and through the acquisition of quality companies that complement its existing business.

OPERATING GROUPS

     For each of the last three fiscal years, each operating group has accounted for the amount and percentage of the Company's sales and pro forma sales for 1997 shown in the table below. Because each of the Acquired Companies operates in the Precision Machined Products Group, the size of that group is substantially larger on a pro forma basis. The Company sold two businesses in the Special Machines Group, reducing the size of that group, during the periods presented.

                                                FISCAL YEAR ENDED OCTOBER 31,
                                --------------------------------------------------------------          PRO FORMA
                                      1995                  1996                   1997                   1997
                                ----------------      -----------------      -----------------      -----------------
Precision Machined
  Products..................    $42,382     47.0%     $ 48,439     43.4%     $ 60,471     46.2%     $172,232     71.0%
Rubber and Plastic..........     17,165     19.0        32,447     29.0        48,517     37.1        48,517     20.0
Special Machines............     30,626     34.0        30,858     27.6        21,860     16.7        21,860      9.0
                                -------    -----      --------    -----      --------    -----      --------    -----
Consolidated................    $90,173    100.0%     $111,744    100.0%     $130,848    100.0%     $242,609    100.0%

     A discussion of the products manufactured and the customers served by each of these three groups is set forth below.

PRECISION MACHINED PRODUCTS GROUP

  PRODUCTS

     The Precision Machined Products Group produces transmission, powertrain and engine components and assemblies primarily for the automotive, medium and heavy duty truck and agricultural vehicle industries. The group is typically the sole-source provider of the components it supplies. Many of the group's products are essential to a vehicle's reliability or comfort.

     Automotive. The group manufactures a broad range of transmission components including gears, gear blanks, turbine shafts, output shafts and various assemblies. Powertrain components include differential pinion gears and pins, differential side gears, stud yokes, slip yokes, machined axles, thrust and pressure plates and power steering pump assemblies. Engine components include bearing caps, oil filter adapters, EGR adapters, intake manifolds, exhaust manifolds and related items.

     Medium and Heavy Duty Trucks. The group's principal products for this market are comprised of powertrain components including axles and hubs and retainers, and engine components including rocker arm components and assemblies, fuel pump drive assemblies, air compressor drive assemblies, fan spindle assemblies and other accessory drive assemblies.

     Agricultural Vehicles. The group's principal products include transmission components such as transmission housings and reduction housings, powertrain components such as transfer cases, differential cases and planetary carriers, and miscellaneous products such as brake pedals and steering arms.

  CUSTOMERS

     The Precision Machined Products Group has strong niche positions in the popular light truck, van and sport utility platforms. The group's principal customers are OEMs such as Chrysler, Deere, Ford and General Motors, and Tier 1 suppliers such as American Axle, CAMI, Inc. ("CAMI"), Detroit Diesel, The Timken Company ("Timken"), TRW Inc. ("TRW") and Wescast Industries, Inc. ("Wescast"). Each of the Company's precision machining operations has close, long-term relationships with its major customers. These relationships, coupled with the essential nature of many of the complex, close tolerance products manufactured by this group, have enabled the Company to participate with its customers in the development of products and to receive contracts that range in duration from annual blanket purchase orders to five years. While these contracts are contingent on meeting performance requirements that generally include quality, delivery and pricing, they also typically provide an opportunity to cure performance shortfalls.

     The Company's engineering staff works closely with its OEM customers, generally for periods of 18 to 30 months prior to the introduction of the Company's products on an engine or transmission, to develop or adapt specific components and assemblies to satisfy its customers' requirements. Due to the expense and long lead times necessary to develop these application-specific components and assemblies, it is rare for a competitor to replace an incumbent component supplier such as the Company during the production term of a given engine or transmission. Accordingly, the Company generally supplies components to an OEM on a sole-source basis throughout the manufacturing term of a specific engine or transmission, which has typically ranged from 7 to 15 years for automobiles and 15 to 20 years for medium and heavy duty trucks and agricultural equipment.

     The following table sets forth the principal products for which the Company has been awarded precision machining business, including the vehicle or engine platform where those products will be used. Where two names are listed together under the "customer" column, the Company supplies products to the second name listed, which is a Tier 1 supplier to the OEM listed beside it.

          CUSTOMER                        VEHICLE                        PRODUCT
  Newcor
Ford                           Taurus, Sable, Continental,    Transmission Output Shafts
                                 Windstar                     Transmission Turbine Shafts
                               Contour, Mystique              Transmission Pinion Gear
                                                              Blanks
Ford/Timken                    Taurus, Sable, Continental,    Transmission Ring Gears
                                 Windstar
Ford/MSP Industries            F150 Light Trucks              Transmission Parking Gears
  Corporation                                                 Drive Shaft Stud Yokes
                               Explorer/Ranger Trucks         Drive Shaft Stud Yokes
Ford/Jernberg Industries       Jaguar X80                     Drive Shaft Slip Yokes
                                                              Drive Shaft Weld Yokes
Ford/American Axle             F250/F350 Light Trucks         Rear Axle Shafts
Deere                          9000 Series Agricultural       Differential Cases
                                 Tractors                     Pedals
                               8000 Series Agricultural       Differential Cases
                                 Tractors                     Transmission Cases
                                                              Steering Arms
                               7000 Series Agricultural       Differential Cases
                                 Tractors                     Reduction Housings
                                                              Planetary Carriers
                                                              Steering Arms
                                                              Pedals
                               Trax Agricultural Tractors     Transmission Cases
                               Team-Mate II & III Industrial  Differential Cases
                                 Tractors
Clark Equipment Company/Funk   Industrial Fork Trucks         Differential Cases
  Manufacturing Company
  MT&G
General Motors/American Axle   Camaro, C/K & S Series Light   Rear Axle Shafts
                                 Trucks, Firebird, Vans       Floating Axle Shafts
                                                              Output Shafts
                                                              Differential Pinion Shafts
General Motors                 Caprice, Coupe DeVille,        Rear Axle Shafts
                                 Roadmaster                   Floating Axle Shafts
                                                              Output Shafts
CAMI                           Geo Tracker                    Rear Axle Shafts
Ford                           Expedition, Navigator & F250   Rear Axle Shafts
                                 Light Trucks
                               F150 Light Trucks              Output Shafts

          CUSTOMER                        VEHICLE                        PRODUCT
  Deco
Detroit Diesel                 Series 50/55/60 Engines        Rocker Arm Assemblies
                                                              Accessory Drive Assemblies
Ford                           Taurus, Contour, Lincoln,      Transmission Shafts
                                 Marquis                      Distributor Cams
Volkswagen AG                  Golf                           Thrust and Pressure Plates
General Motors                 C/K Series Light Trucks        Hubs and Retainers
                               GM Service                     Steering Knuckles
Chrysler/TRW                   Cirrus, Stratus                Steering Rack Shafts
Mazda Motor Corporation/TRW    626                            Steering Rack Shafts
Mercedes-Benz AG/Citation      M Class Sport Utility          Bearing Caps
  Corporation                    Vehicles

  Turn-Matic

Ford                           F Series Light Trucks,         Oil Filter Adapters
                                 Aerostar, Windstar           Bearing Caps
                               Econoline, Mustang,            Oil Filter Adapters
                                 Continental
                               Explorer                       EGR Adapters
                               Contour, Mystique              Brackets
                               Falcon (Australia)             Intake Manifolds
Ford/Wescast                   Mustang                        Exhaust Manifolds

     The Company has been awarded new business (i.e., parts not previously supplied by the Company) for the model year indicated for the models set forth below.

MODEL YEAR                               MODELS
   1998       GM: 800 C/K Series of Light Trucks and Sport Utility
              Vehicles, Cadillac STS; Ford: F150/250/350 Light Trucks,
              Mustang; Volkswagen Golf
   1999       Ford: F150/250/350 Light Trucks, Escort, Small Sport Utility
              Vehicles, Jaguar X80, Lincoln Continental LS
   2000       Ford Medium Trucks and Motor Homes

RUBBER AND PLASTIC GROUP

  PRODUCTS

     The Rubber and Plastic Group produces cosmetic, functional sealing and underhood components for the automotive industry. Many of the group's components require innovative technical production solutions to customer-specific requirements, as well as considerable manufacturing expertise. The Company's rubber and plastic process capabilities include dip molding, slush casting, rotational molding, open face casting, injection molding and sonic welding. The group manufactures both interior components (principally transmission shift boots, steering column and gearshift lever seals and air conditioning ducts) and engine compartment and other body components (steering column seals, body and dash panel grommets and fuel filler seals). The group's injection molding facilities are used to manufacture vacuum control assemblies, fluid recovery systems, speaker covers and miscellaneous protective covers. The group also supplies attachment and restraining products such as clips and brackets.

     The Rubber and Plastic Group's products are all manufactured in their final color (black, clear, white, yellow or blue), with no external post processing. The product portfolio includes coated metal parts which are dipped for sound, environmental or electrical exposure. The group uses rigid and soft thermoplastics, PVC, sanoprene, polypropylene, silicon, neoprene, polyethylene and polyurethane materials in its forming and finishing operations, depending on customer requirements. The group also emphasizes complex products, such as co-injection molded dual-durometer engine compartment mounts, and products which require the assembly and testing of multiple components into an integrated system, such as vacuum boost modules.

  CUSTOMERS

     The Rubber and Plastic Group's principal customers are OEMs such as Chrysler, Ford and General Motors, and Tier 1 suppliers such as Robert Bosch Corporation, Dura Automotive Systems, Inc. ("Dura"), Pollak, a Stoneridge Company ("Pollak"), and Takata Inc. The Group currently supplies in excess of 50 different major products, many of which are sole-sourced, for use on more than 40 different passenger cars, minivans, light trucks and sport utility vehicles. As a result of increasing industry focus on total system development and integration, the Company has begun to target and pursue additional opportunities with select, high growth Tier 1 suppliers. Using computer aided design and customer-specific support, the Company is in the process of developing new plastic, dual-durometer rubber and metal-rubber-plastic products for introduction within the next two to three years. While there can be no assurance that the development of these new products can be successfully completed or as to the quantities which may be sold, based on progress to date, management believes that, if successful, these programs have the potential to improve the market position held by the Company.

     In addition to serving customers in the automotive industry, the Company supplies a limited amount of product to customers in the medium and heavy duty truck and agricultural vehicle industries, including Deere, Detroit Diesel, Freightliner Corp. and Navistar International Corp. The Company also sells certain of its products to aftermarket product suppliers and various specialized industries with product niches similar to those filled by the Company in the automotive market.

     The following table sets forth the principal customers, vehicles and products for which the Company has been awarded rubber and plastic product business:

              CUSTOMER                                  VEHICLE                           PRODUCT
Chrysler                                 Caravan, Cherokee, Dodge Dakota,         Transmission Shift Boots
                                         Dodge Neon, Durango, Plymouth Neon,
                                         Plymouth Small Utility Vehicles, Town
                                         & Country, Viper, Voyager, Wrangler
                                         Cherokee, Wrangler                       Gap Hiders
                                         Breeze, Cirrus, Concorde, Intrepid,      Steering Column Seals
                                         LHS, Sebring Convertible, Stratus,
                                         T-300 Light Trucks
                                         Caravan, Concorde, Dodge Neon,           Drain Tubes
                                         Intrepid, LHS, Plymouth Neon, Town &
                                         Country, Voyager
                                         Breeze, Cherokee, Cirrus, Concorde,      Vacuum Reservoirs and
                                         Dakota, Dodge Neon, Durango, Grand       Control Assemblies
                                         Cherokee, Intrepid, LHS, Plymouth
                                         Neon, Plymouth Small Utility
                                         Vehicles, Ram Vans, Sebring
                                         Convertible, Stratus, T-300 Light
                                         Trucks, Wrangler
Ford                                     Heavy Duty Trucks F-700/F-900, Medium    Transmission Shift Boots
                                         Duty Trucks, Ranger Light Trucks,
                                         Windstar
                                         Continental, Heavy Duty Trucks,          Steering Column Seals
                                         Sable, Taurus, Villager, Windstar

              CUSTOMER                                  VEHICLE                           PRODUCT
Ford/Irvin Industries Inc.               F Series Light Trucks, F250 Super        Transmission Shift Boots
                                         Pick-up Trucks, Ranger Light Trucks,
                                         Windstar
Ford/Dura Automotive Systems, Inc.       Continental, Crown Victoria,             Gap Hiders
                                         Econoline, Expedition, Explorer, F
                                         Series Light Trucks, Grand Marquis,
                                         Heavy Duty Sport Utility Vehicles,
                                         Mountaineer, Navigator, Ranger,
                                         Sable, Town Car, Taurus, Windstar
Ford/Dana Corporation                    Medium Duty Trucks                       Steering Column Seals
General Motors                           Chevrolet Light Trucks, Corvette,        Transmission Shift Boots
                                         Saturn, Sierra Light Trucks,
                                         Silverado Light Trucks, Topkick and
                                         Kodiak Medium Trucks
                                         Aurora, Bonneville, Century,             Gap Hiders
                                         Chevrolet Light Trucks, Corvette,
                                         Deville, Grand Prix, Intrigue,
                                         LeSabre, Lumina, Lumina APV, Monte
                                         Carlo, Oldsmobile 88, Park Avenue,
                                         Regal, Riviera, Seville, Sierra Light
                                         Trucks, Silhouette APV, Supreme,
                                         TransSport APV, Astro Vans, Safari
                                         Vans
                                         Astro, Aurora, Bonneville, Century,      Steering Column Seals
                                         DeVille, Eldorado, Grand Prix,
                                         Intrigue, LeSabre, Lumina, Lumina
                                         APV, Monte Carlo, Oldsmobile 88, Park
                                         Avenue, Regal, Riviera, Safari,
                                         Saturn, Seville, Silhouette APV,
                                         Sportvan/Express, Supreme, TransSport
                                         APV, Vandura/Savana, Venture APV

     The Company has been awarded new business (i.e., parts not previously supplied by the Company) for the model year indicated for the models set forth below:

MODEL YEAR                               MODELS
   1998       Chrysler: Intrepid, Concorde, LHS, 300M; Ford: Lincoln
              Navigator; GM: Oldsmobile Intrigue, Buick Regal, Buick
              Century, Astro Vans, Safari Vans
   1999       Ford: F-700 and F-900 Medium Duty Trucks; GM: Chevrolet
              Impala, Chevrolet Monte Carlo
   2000       Chrysler: Dodge and Plymouth Microvans; Ford P31 Sport
              Utility Vehicles; GM: Pontiac AAV, Buick AAV, Oldsmobile AAV
   2001       Chrysler: Cirrus, Sebring, Dodge Stratus; Ford Ranger
              Speciality Light Trucks

SPECIAL MACHINES GROUP

  PRODUCTS

     The Special Machines Group designs and assembles standard and special custom machines and systems to meet its customers' welding, assembly, forming, heat treating and testing process requirements. The group has an experienced team of application and design engineers that customize standard products such as drum barrel, compressor shell, brake shoe, motor shell, strip, seam and spot welders to meet specific customer requirements. The group also designs special purpose machines and systems for customer product applications such as washing machine drums, refrigerator lines, automotive axles and automotive door and hood panels. The machines sold by this group frequently are high value capital expenditures for its customers, with orders generally ranging in size from $500,000 to $5.0 million. For this reason, the group's working capital requirements can vary significantly based on the stage of contracts in progress.

  CUSTOMERS

     The Special Machines Group's principal customers are domestic OEMs in the automotive and appliance industries, but the group's ability to design a broad spectrum of metal joining applications enables it to sell machines and systems to customers throughout the world. As a result, emerging industries in less developed countries such as Brazil and China have resulted in new opportunities to sell certain standard machines for which the group has a proprietary advantage. The Special Machine business is affected by the timing of awards and completion of specific projects and contracts with individual customers.

MARKETING

     To improve customer service and strengthen relationships with its key customers, the Company recently implemented a sales force reorganization, which included replacing a number of independent sales representatives with in-house account managers. As a result, the Company currently markets its products principally through a direct sales staff, most of whom have technical backgrounds. The sales staff has a thorough knowledge of the Company's products and acts as a liaison between customers and the Company's engineering and manufacturing personnel. The Company will continue to use sales representatives to augment its direct sales staff, particularly when the customer location or scope of business make outside sales representatives more efficient.

DESIGN, DEVELOPMENT AND ENGINEERING

     The Company's Precision Machined Products Group works closely with customers to design and develop products in order to optimize manufacturability and product functionality. The group generally is able to develop its own tools, processes and product prototypes, thereby reducing product variability and lead times. To meet customer process and product design requirements, the Company applies engineering techniques such as computer aided design and failure mode and effects analysis, along with its in-house capability to develop and produce prototypes using standard manufacturing equipment and processes. The Precision Machined Products Group provides its customers with full program management support using the "advanced product quality planning" ("APQP") process, which controls program timing and seeks to ensure product quality and reliability through all phases of design, launch and production manufacturing.

     As a result of the recent acquisition of four rubber and plastic component manufacturers, the Company believes its Rubber and Plastic Group has achieved the critical mass necessary to provide its customers full service engineering and test support for this business platform. Using computer aided design techniques, the group often takes a leadership role in designing components such as vacuum reservoirs for power steering systems and styled boots for manual transmission gear shift levers. In one recent example, the Company successfully merged two of its proven rubber and plastic process technologies to develop a proprietary snap-fit boot design which simultaneously addresses the two most common customer requirements for this type of part: ease of installation and superior, noise free fit. Design parameters the Company addresses during the development phase include noise, vibration and harshness analysis. The Company uses fully equipped prototype and validation labs to validate product designs, and customers are advised of the passage of critical development and timing milestones.

     By its nature, the Special Machines Group takes an innovative leadership role in the development, design and assembly of machines and systems to solve its customers' specific process requirements. The Special Machines Group has a research and development lab where it is able to simulate various welding techniques and develop new welding technologies which allow it to tailor solutions to particular customer design requirements. This often involves technology which is proprietary to the Company.

MANUFACTURING

     The core manufacturing techniques employed by the Precision Machined Products Group include CNC turning, milling, boring, drilling, tapping and burnishing; gun drilling, spline rolling, broaching, induction and carbo nitride heat treating; tempering, straightening, OD (outside diameter) and centerless grinding, hard turning, honing and superfinishing; welding, laser welding, assembly, testing and cleaning. Management believes that this breadth of in-house process capability provides the Company a competitive advantage.

     The Rubber and Plastic Group produces injection molded, dip formed, rotational molded, slush cast, open face cast and foam molded rubber, plastic and urethane parts. To produce many of its components the group must develop innovative technical solutions to customer-specific requirements. The group's products are all manufactured in their final color (black, clear, white, yellow or blue) with no external post processing. In its forming and finishing operations, the Rubber and Plastic Group uses rigid and soft thermoplastics, PVC, sanoprene, polypropylene, silicon, neoprene, polyethylene and polyurethane materials. The group also emphasizes complex products, such as co-injection molded dual-durometer engine compartment mounts, and products that require the assembly and testing of multiple components into an integrated system, such as vacuum boost modules.

     The Special Machines Group engineers standard and custom machines and systems to meet specific customer requirements. The machines are designed and assembled at the Company's facilities in response to the customer's performance specifications. They are then "run off" to demonstrate function and performance for the customer's approval. The equipment may require disassembly for shipment in which case it is reassembled at the customer's facility and may require another trial run and final approval.

     The Newcor Operating System uses visual management techniques and encourages and facilitates employee participation to improve manufacturing cells and operations by conducting regular kaizen events. Kaizen is a Japanese word meaning "good change." Through kaizen, a cross-functional group of employees analyzes and improves a particular manufacturing or business process. Through these events, the Company seeks to continuously improve productivity, quality and employee commitment while reducing work-in-process inventory, floorspace requirements and lead times.

     Each of the Company's operating groups has quality assurance programs and has implemented monitoring and measurement equipment along with statistical process control systems, simple fail-safe devices and automated process control/feedback systems. The Company uses computer aided design, failure mode and effects analysis and the APQP process in its efforts to ensure product quality and reliability throughout all phases of design, launch and production manufacturing. Under the Newcor Operating System, the Company utilizes team problem solving techniques to drive quality improvement through root cause analysis and employee participation.

     The Company's operations have been recognized in the industries they serve for their high quality standards. The Company has received Ford's Q1 Award, GM's Target of Excellence Award, Chrysler's Pentastar Award, Deere's Certified Supplier Quality Award and numerous QS 9000 certifications. The Company's operations regularly meet customer expectations and requirements for on-time delivery, quality levels and cost reductions, all of which have often enabled the Company to be viewed by its customers as a preferred supplier.

SUBCONTRACTORS AND RAW MATERIAL

     In connection with implementing the Newcor Operating System, the Company has begun to rationalize its production materials, components and services subcontractor base. The Company has an active supplier development program that, among other things, assesses supplier capabilities and quality on an on-going basis. The Company intends to reduce its subcontractor base to a group of key suppliers that are able to compete effectively in the global market using continuous quality improvement on a cost effect basis. The principal raw materials used by the Company are steel bar stock, forgings, gray and nodular iron castings and various rubber and plastic compounds. In addition, the Company buys a variety of components, such as metal stampings, motors and electrical controls. In many cases, the Company partners with its subcontractors and customers in seeking to ensure that materials meet the highest standards for product quality and value on a global basis. The Company purchases primary production materials and indirect material and services such as cutting tools and freight at the corporate level, thereby achieving the economies of scale associated with centralized purchasing. The Company plans to continue to seek world-class vendors who offer the latest technology in supplies and components to the Company's operations. The Company has not experienced any difficulty obtaining necessary raw materials and subcontractor services.

COMPETITION

     The Company operates in very competitive markets where a variety of suppliers with different subsets of the Company's product lines compete to supply the stringent demands of large OEMs and Tier 1 suppliers, all of which regularly exercise their significant bargaining leverage in negotiating terms with their suppliers, including the Company. Competition is generally based on quality, delivery, price, design and engineering support and service, with increasing emphasis on delivery of assemblies or sub-assemblies rather than individual components. To an extent, the OEMs themselves are sometimes competitors of their suppliers, since they can produce their own components and assemblies if they so choose.

     In the market for precision-machined engine, transmission and powertrain components and assemblies, products are generally complex in nature and have close manufacturing tolerances that require suppliers with sophisticated equipment, process control and a highly skilled workforce. The Company principally competes in this market with Linamar Corporation, Simpson Industries, Inc. and MascoTech, Inc. ("MascoTech"), as well as a number of smaller companies. Management believes that the Company's size and capabilities provide it with a competitive advantage over many other suppliers as OEMs and their Tier 1 suppliers increasingly rely on, and award new business to, established and well-known suppliers with proven capabilities and adequate resources. Because of the time required to establish relationships with and demonstrate process capability to these customers, as well as the financial resources required to support investments in capital equipment, meaningful entry into the Company's market niches has historically been difficult.

     Management believes that dip molded, slush casted, or rotational molded rubber and plastic products such as those produced by the Company often have a competitive advantage over an alternate process such as injection or blow molding due to lower tooling cost or piece price and/or improved cosmetic appearance or functionality. While management believes that there are no large direct competitors possessing all the Company's primary capabilities, Cooper Tire and Rubber and Yale Rubber are two companies which compete with the Company in applications where injection molding is a viable alternative to one of the Company's rubber and plastic processes.

     In the Special Machines Group, the Company competes with many small and medium sized manufacturers of standard and custom machines. The Company's ability to win new orders is a function of its engineering capabilities and support to the customer and may depend on success at demonstrating a technological or innovative advantage.

PROPERTIES

     The Company conducts its business in Company-owned facilities totaling approximately 518,000 square feet (excluding facilities of divested businesses) and leased facilities totaling approximately 331,000 square feet of office, engineering, manufacturing and warehouse space, respectively. All of these facilities are fully utilized and are suitable to meet the current capacity needs of the divisions. Leases expire at various times through 2002, and the Company generally has extension options.

     Below is a summary of the existing facilities:

                               SQUARE       TYPE OF
          LOCATION             FOOTAGE      INTEREST                    PRINCIPAL USE
THE COMPANY:
  Corporate Office
  Bloomfield Hills, MI           7,000      Leased        Administrative Office

PRECISION MACHINED PRODUCTS
GROUP:
  Rochester Gear
  Clifford, MI                  45,000      Owned         Transmission and powertrain components

  Blackhawk Engineering
  Cedar Falls, IA               54,000      Owned         Tractor differential cases, transmission
  Waterloo, IA                  10,000      Leased        cases, steering arms and brake pedals

  MT&G
  Corunna, MI                  100,000      Owned         Differential pinion and side gears, output
  Fenton, MI                    30,000      Leased        shafts and rear axle shafts
  Fenton, MI                    10,000      Owned

  Deco
  Troy, MI                      55,000      Leased        Rocker arm components and assemblies,
  Royal Oak, MI                107,000      Leased        transmission shafts, accessory drive
                                                          assemblies and thrust and pressure plates
  Turn-Matic
  Clinton Township, MI          92,000      Leased        Engine oil filter adapters, main bearing
                                                          caps and manifolds
RUBBER AND PLASTIC GROUP:
  Deckerville Division
  Deckerville, MI               85,000      Owned         Gear shift boots, steering column seals,
  Sandusky, MI                  10,000      Owned         shift lever gap hiders and windshield
                                                          wiper covers
  Livonia Division
  Livonia, MI                   21,000      Leased        Coated metal parts

  Walkerton Division
  Walkerton, IN                 33,000      Owned         Steering column seals and shift lever gap
                                                          hiders
  Auburn Hills Division
  Auburn Hills, MI               9,000      Leased        Shift lever boots

                               SQUARE       TYPE OF
          LOCATION             FOOTAGE      INTEREST                    PRINCIPAL USE
  Plastronics
  East Troy, WI                 30,000      Owned         Vacuum reservoirs and assemblies for air
  East Troy, WI                 28,000      Owned         conditioning, power steering and cruise
                                                          control systems, hose and wire brackets
                                                          and dash panel grommets
SPECIAL MACHINES GROUP:
  Newcor Bay City
  Bay City, MI                 123,000      Owned         Automated welding and assembly systems

DIVESTED BUSINESSES WITH
FACILITIES OWNED BY NEWCOR:
  Detroit, MI                   58,000      Owned         Formerly part of Eonic, which was sold
                                                          March 1997
  Fraser, MI                    40,000      Owned         Formerly part of Newcor Machine Tool,
                                                          which was sold October 1996

EMPLOYEES


     As of April 30, 1998, the Company had 1,758 employees. Approximately 28% of these employees are represented by the United Steel Workers or United Auto Workers ("UAW"). The Company's Special Machines Group has a collective bargaining agreement with the UAW affecting approximately 60 employees that expires May 20, 2001. One of the Company's Rubber and Plastic Group operations has a collective bargaining agreement with the UAW covering approximately 40 employees that expires September 30, 1999. Deco has collective bargaining agreements with the United Steel Workers affecting approximately 385 employees that expire June 30, 2001 and June 8, 2002. The Company considers its employee relations to be generally good. Due to full employment conditions, the Company has recently experienced high employee turnover in its Rubber and Plastic Group at certain locations which, in recent periods, has adversely impacted the Company's operations at those locations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments" and "Risk Factors -- Labor Relations and Labor Market Conditions."


ENVIRONMENTAL MATTERS

     The Company believes it is in substantial compliance with applicable environmental laws and regulations. Compliance by the Company with federal, state and local laws and regulations pertaining to the discharge of material into the environment has not and, based on presently available information, is not anticipated to have any material effect upon the Company in conducting its business and has not required material capital expenditures to achieve compliance. However, due to the nature of its current and former operations, a number of which have been in operation for many years and have not been subjected to invasive testing, the Company does face risk of exposure to environmentally-related liabilities, as described under "Risk Factors -- Potential Exposure to Environmental Liabilities."

LEGAL PROCEEDINGS AND CONTINGENCIES

     The Company has been notified by one of its largest customers that the customer is defending itself in a patent infringement lawsuit involving certain processes/methods used on manufacturing equipment supplied by numerous vendors including one of the Company's former divisions within the Special Machines Group. Although Newcor is not a named party in this litigation, the Company retained responsibility for this matter when it sold the related business. To the extent that the Company incurs liability in connection with this matter, the Company may have recourse against certain of its component suppliers, and such component suppliers have been notified of their potential responsibility to the Company in connection with this action.

The Company does not possess sufficient information to evaluate the validity of this claim and, accordingly, is unable to determine whether it will ultimately be required to make any payment related to this lawsuit, or the extent to which any such payment could be offset or mitigated by claims against suppliers. Similar equipment also was sold to other OEMs.

     During the past two years, the Company sold several of its businesses, including the division that produced the equipment described above. In each case, the Company's agreement with the purchaser requires it to indemnify the purchaser for various claims including certain environmental, product liability, warranty and other claims that may arise relating to the conduct of the business before the date of sale, subject in some cases to limits on the time within which an indemnification claim may be brought or the maximum amount the Company may be required to pay. the Company provided for its estimated indemnification obligations when these businesses were sold and has no reason to believe there are potential claims against it in excess of this provision, although no specific amounts are included in such reserve with respect to the patent infringement action described above.

     Various other legal matters arising during the normal course of business are pending against the Company. Management does not expect that the ultimate liability, if any, of these matters will have a material effect on future consolidated financial statements.

SEASONALITY

     The businesses of the Precisioned Machined Products and Rubber and Plastic Groups are seasonal, with lower sales during the OEMs' semi-annual shutdowns in July and December than at other times of the year.

BACKLOG


     The Special Machines Group's backlog was $6.2 million and $9.8 million at April 30, 1998 and 1997, respectively. All of the backlog orders existing at April 30, 1998 (all of which management believes to be firm) are expected to be filled during the current fiscal year. Backlog is not a significant consideration in the Precision Machined Products and Rubber and Plastic Groups because they operate primarily under long-term blanket purchase orders, with purchase requisitions under such blanket purchase orders issued by customers on a daily basis.

                                    GLOSSARY

                TERM                                              DEFINITION
Accessory Drive Assemblies               Any of a number of assemblies which convert the internal
                                         motion of an engine into motion to drive an engine
                                         "accessory" such as air compressors, power steering pumps, water pumps, engine cooling fans and others.
Air Conditioning Ducts                   Rigid ducting which runs behind the dashboard to direct the flow of HVAC air into the passenger compartment.
Bearing Cap                              A "U" shaped, machined, cast iron component used to hold the engine's crank shaft to the engine block.
Body and Dash Panel Grommets             Synthetic rubber grommets which encase wiring, and plastic and metal tubing (fuel, water, oil, etc.) to immobilize them and protect them from sharp edges they pass through body
                                         panels.
Boring                                   The process of removing material from an internal
                                         cylindrical feature of a workpiece by either spinning the
                                         workpiece or the tool. The tool is forced into the
                                         workpiece, causing unwanted material to shear away,
                                         producing the desired shape.
Broaching                                The processes of cutting a workpiece by passing it over a
                                         tool with teeth cut into it. Each tooth on the tool shears a small amount of material from the workpiece. When the
                                         workpiece has passed over the compete tool, it is in the
                                         desired shape.
Burnishing                               The process of smoothing the surface of a metal component by forcing a roller or set of rollers against the metal surface with high pressure (like a rolling pin or steam roller).
Carbonitride Heat Treating               The process of heating metal in a furnace while exposing the metal to an atmosphere rich in carbon and nitrogen. The
                                         carbon and nitrogen are absorbed into the surface of the
                                         steel. The steel is rapidly cooled, causing the steel's
                                         surface to become harder and more wear resistant.
Co-injection Molding                     Injection molding of two different rubber or plastic
                                         compounds simultaneously to create a single product with
                                         different hardness characteristics in different locations on the product (see definitions of injection molding and dual durometer products).
Detuner                                  A slipping mechanism used in the powertrain to protect
                                         critical components from jamming.
Differential Case                        The structural component that supports the axles, encloses all drive components for the axle and contains the main
                                         braking system.
Differential Pinion                      A steel gear, used in pairs, that connects the two
                                         differential side gears in a differential gear set (which
                                         splits the torque from a single driveshaft to the wheels).
Differential Pinion Shaft                A cylindrical steel shaft that supports and positions the
                                         differential pinions in a differential gear set.
Differential Side Gears                  A steel gear, used in pairs, that transmits torque from the differential pinions to the axle shafts in a differential
                                         gear set.
Dip Forming                              Formation of a part by dipping a formed mandrel or male
                                         shaped mold into a vat of neoprene, natural latex or
                                         plastisol for a specified length of time and then heating or curing the part at a specified temperature for a
                                         pre-determined length of time.
Drain Tube                               A flexible seal that protrudes into the engine compartment from the firewall to allow air conditioning system
                                         condensate to drain.

                TERM                                              DEFINITION
Drive Shaft Slip Yoke                    A cylindrical steel shaft that connects the driveshaft stud yoke to the universal joint. It allows the driveshaft to
                                         transmit torque while letting the driveshaft angle fluctuate as the vehicle's suspension moves up and down.
Drive Shaft Stud Yoke                    A cylindrical steel shaft that connects the driveshaft to
                                         the slip yoke side of the universal joint. It allows the
                                         driveshaft to transmit torque while letting the driveshaft length fluctuate as the vehicle's suspension moves up and
                                         down.
Drive Shaft Weld Yoke                    A cylindrical steel component that connects the driveshaft to the universal joint. It allows the driveshaft to transmit torque while letting the driveshaft angle fluctuate as the vehicle's suspension moves up and down.
Dual Durometer Products                  Finished rubber or plastic products having different
                                         hardness characteristics (durometers) in different locations
                                         (e.g., a flexible shift lever boot with a rigid snap-in
                                         base).
EGR Adapter                              A machined aluminum casting that provides a mounting
                                         location for the engine's EGR valve. Frequently, it also
                                         provides the mounting location for the throttle body
                                         adapter, throttle cables and other miscellaneous hardware.
Exhaust Manifold                         A machined cast iron component that provides a passageway
                                         for the exhaust gasses from each of the engine cylinders to the exhaust pipe.
Floating Rear Axle Shaft                 A cylindrical steel shaft that connects the wheel hub to the rear differential. It transmits torque from the differential to the wheels.
Fluid & Vacuum Reservoirs and Control    Plastic enclosures containing valves, tubes, sensors, etc.
  Systems                                to hold air/vacuum fluids for metered release for vehicle
                                         applications as required (such as air conditioning controls, cruise control, etc.).
Foam Molding                             Formation of a part by filling a mold with a foaming plastic compound, which is heated at a specified temperature for a pre-determined time period to create a finished part.
Fuel Filler Seals                        A flexible seal which isolates a vehicle fuel filler pipe
                                         from the body.
Gap Hiders                               Flexible boot or seal to cover the opening in the steering column surrounding an automatic transmission shift lever.
Gearshift Lever Boots                    Flexible synthetic rubber boots or seals which surround
                                         floor-mounted manual gearshift levers to cover up openings and provide a clean appearance to the interior of the
                                         vehicle (see also definitions of gap hiders and transmission shift lever boots).
Grinding                                 The process of removing material from a workpiece by forcing a spinning wheel made of abrasive material into the
                                         workpiece.
Gun Drilling                             A specialized process for drilling very deep holes. The
                                         drill rotates and is forced into the workpiece though a
                                         bushing or sleeve. The material removed by the drill process is forced from the hole by coolants at high pressure.
Hard Turning                             The process of turning steels which have been hardened by
                                         heat treatment. Requires the use of cubic boron nitride or diamond cutting tools.
Honing                                   The process of removing small amounts of material from a
                                         hole in a workpiece using spinning abrasive stones.
Induction Heat Treating                  The process of heating steel using electromagnetic
                                         induction. The steel is then rapidly cooled, causing the
                                         steel's surface to become stronger and harder.

                TERM                                              DEFINITION
Injection Molding                        Formation of a part by melting plastic pellets into liquid plastic, and creating parts by injecting liquid plastic at a specified temperature between two heated molds and forming through pressure into desired shape.
Intake Manifold                          A machined aluminum casting that routes and distributes the incoming air from the vehicles throttle body to each of the engine's cylinders.
Milling                                  The process of removing material from a workpiece by forcing a rotating cutting tool into it. Unwanted material is
                                         sheared away, producing the desired shape.
Oil Filter Adapter                       A machined aluminum casing that provides a mounting location for the engine oil filter in a location that is convenient for servicing the oil filter. Frequently, it also provides a mounting location for the oil pressure sending unit and
                                         other miscellaneous hardware.
Open Face Casting                        Formation of a part by filling a cavity mold which may
                                         contain an inner core with soft-plastic PVC or urethane,
                                         which is then heated at a specified temperature for a
                                         pre-determined length of time to create a finished part.
Planetary Carrier                        It supplies mechanical front wheel drive assist to the
                                         tractor.
Power Steering Pump Assemblies           A pump mechanism, powered either mechanically or
                                         electronically, which provides fluid under pressure to
                                         provide the "power assist" in power steering.
Rear Axle Shaft                          A cylindrical steel shaft that connects the wheel to the
                                         rear differential. It transmits torque from the differential to the wheels and provides support for the wheel and wheel bearing.
Reduction Housing                        A non-shiftable gear box used to reduce the RPMs from an
                                         automatic transmission to the differential housing.
Rocker Arm Components and Assemblies     The portion of the engine valve train which activates the
                                         movement of the valves, based on input from the camshaft. An integral part of an engine's valve train or overhead.
Rotational Molding                       Formation of a part by pouring a pre-determined amount of
                                         soft-plastic PVC into a preheated mandrel, gyrating the mold in a specified pattern for a specified time to create a
                                         uniform wall thickness.
Slush Cast Molding                       Formation of a part by filling a cavity mold with
                                         soft-plastic PVC, which is then heated at a specific
                                         temperature for a pre-determined length of time to create a part with a uniform wall thickness, and then pouring the
                                         excess material from the mold.
Sonic Welding                            Welding or fusing two (typically plastic) components
                                         together using ultra-sonic vibrations to heat the mating
                                         surfaces to the point of fusion.
Speaker Covers                           A rigid cover (typically injection molded) that protects
                                         in-door speakers from moisture.
Spline Rolling                           The process of forming a spline or serration on a
                                         cylindrical workpiece by rolling the workpiece between two tools. The tools, called racks, have teeth cut into them
                                         that force the metal on the workpiece to move into the
                                         desired form.
Steering Arms                            A component that connects the tie rods to the wheels and
                                         also serves as a fender support.
Steering Column Seals                    Flexible synthetic rubber or plastic seals which cover the steering column shaft (from the dashboard panel to the
                                         steering gear) to protect the metal shaft from dirt, water, etc., and to seal the hole in the firewall.
Superfinishing                           The process of creating very smooth surfaces on workpieces by polishing the workpiece using extremely fine abrasive
                                         film.

                TERM                                              DEFINITION
Tapping                                  The process of creating internal screw threads by either
                                         spinning the workpiece or the tap cutter. The cutter is
                                         forced into the workpiece, causing unwanted material to
                                         shear away, producing the desired screw threads.
Tempering                                The process of heating metal to a low temperature (300-400 degrees F) and then allowing it to slowly cool. The process relieves internal stresses and increase the parts life
                                         expectancy.
Thrust and Pressure Plates               A high precision mechanism, internal to a power steering
                                         pump, to meter power steering fluid.
Transmission Output Shaft                A cylindrical steel shaft that connects the differential
                                         side gear to the inner CV joint on a front wheel drive
                                         automatic transmission. It also serves as the central
                                         support for all planetary gear sets and clutch packs in the transmission.
Transmission Parking Gear                A cylindrical steel disk with large notches cut on the
                                         outside used in an automatic transmission to keep the
                                         vehicle from moving when the transmission is placed into
                                         park.
Transmission Planetary Pinion Gear       A small steel gear used in sets of three or four, all
  Blank                                  positioned around the outside of a large central gear
                                         (called a sun gear), in an automatic transmission. The gears are used to reduce driveline speed and increase torque
                                         output. A gear blank is what the part is called before the teeth are cut. The group makes the blanks and its customers cut the gear teeth.
Transmission Ring Gear                   A large steel cylinder with gear teeth cut on the inside. It
  Blanks                                 is positioned around the outside of a set of planetary
                                         pinion gears in an automatic transmission. It reduces
                                         driveline speed and increases torque output. A gear ring
                                         blank is what the part is called before the teeth are cut.
                                         The group makes the blanks and its customers cut the gear
                                         teeth.
Transmission Shift Lever Boots/Seals     Decorative trim cover which covers the lower portion of a
                                         console- mounted transmission or drive axle shift lever,
                                         which accommodates the movement of the lever back and forth, while sealing dirt and noise out of the passenger
                                         compartment. Also a second, lower functional seal for dirt and noise.
Transmission Turbine Shaft               A cylindrical steel shaft that connects the torque converter to the main clutch pack on an automatic transmission. It
                                         provides the primary power input from the engine to the
                                         transmission.
Turning                                  The process of removing material from a cylindrical
                                         workpiece by rapidly spinning the workpiece while forcing a cutting tool into it. Unwanted material is sheared away,
                                         producing the desired shape.

                            MANAGEMENT AND DIRECTORS

EXECUTIVE OFFICERS AND DIRECTORS

     The table that follows sets forth the name, age at December 31, 1997 and positions or anticipated positions with the Company of each executive officer of the Company and each director of the Issuer. Information concerning the business experience for at least the past five years of each of the persons named is provided after the table.

                   NAME                           AGE                        POSITION
William A. Lawson.........................         64    Chairman of the Board
W. John Weinhardt.........................         47    President, Chief Executive Officer and a Director
Robert C. Ballou..........................         44    Group Vice President Precision Machined Products
John J. Garber............................         56    Vice President Finance, Chief Financial Officer
                                                         and Treasurer
Hale, Keith F.............................         57    Vice President and General Manager of the Deco
                                                         Group
Thomas D. Parker..........................         50    Vice President Human Resources and Secretary
Dennis H. Reckinger.......................         62    Group Vice President Rubber and Plastic
Jerry D. Campell..........................         57    Director
Shirley E. Gofrank........................         49    Director
Jack R. Lousma............................         61    Director
Richard A. Smith..........................         58    Director
Kurt O. Tech..............................         76    Director

     William A. Lawson, Chairman of the Board. Chairman and Chief Executive Officer of Bernal International, Inc., a manufacturer of parts and equipment for the packaging industry, since October 1995, Mr. Lawson first joined the Issuer's Board of Directors in 1988. He became Vice Chairman of the Board in December 1990 and Chairman in March 1991 (both of which are considered executive officer positions). He also is Chairman of W.A. Lawson Associates, an investments and consulting firm, and a member of the board of directors of Energy Research Corp. Mr. Lawson's current term of office as a director of the Issuer is scheduled to expire at the annual meeting of shareholders of the Issuer in 1999.

     W. John Weinhardt, President and Chief Executive Officer. Mr. Weinhardt became the Company's President and Chief Executive Officer in March 1995, after serving as a Vice President and Group Executive of Danaher Corp., a diversified manufacturer of automotive products, process-environmental controls and hand tools, from November 1990 to January 1995 and as President and CEO of its subsidiary, Fayette Tubular Products, Inc., from November 1991 to January 1995. In the aggregate, he has 25 years of managerial experience in the manufacture of automotive components and assemblies. Mr. Weinhardt also became a director of the Issuer upon joining the Company. His current term as a director is scheduled to expire at the Issuer's 2001 annual meeting.

     Robert C. Ballou, Group Vice President Precision Machined Products. Mr. Ballou became Group Vice President Precision Machined Products of the Company in October 1995, after serving as Director of Manufacturing of MascoTech, an automotive supplier, from August 1992 to September 1995 and as Director of Manufacturing Services of the Holley Automotive Division of Coltec Inc. from September 1989 until joining MascoTech.

     John J. Garber, Vice President Finance, Chief Financial Officer and Treasurer. Mr. Garber has been with the Company in his present positions since September 1991. Mr. Garber began his career in 1966 with Kelsey-Hayes, and by 1988 had advanced to Corporate Controller and CFO of its parent company, Fruehauf Corporation. He also has served as CFO of Valley Industries, Inc., from March 1990 until joining the Company.

     Keith F. Hale, Group Vice President and General Manager of Deco Group. Mr. Hale became an executive officer of the Company, as Vice President and General Manager of the Deco Group, at the closing of the Deco Acquisition. He served in the same capacities with Deco from 1989 until the Deco Acquisition closed. Mr. Hale recently advised the Company that he intends to retire later this month. He has agreed to provide consulting services for two years following his retirement to assist the Company with certain aspects of integrating Deco into its business structure.


     Thomas D. Parker, Vice President Human Resources and Secretary. Mr. Parker joined the Company as Director of Human Resources in 1983. He was promoted to Vice President Human Resources in November 1992 and became Secretary in June 1994.

     Dennis H. Reckinger, Group Vice President Rubber and Plastic. From 1967 until its acquisition by the Company in August 1992, Mr. Reckinger served as President and General Manager of Midwest Rubber Company. He continued with the Company after the acquisition and was appointed its Group Vice President Rubber and Plastic in November 1995.

     Jerry D. Campbell, Director. Mr. Campbell, the Chairman and Chief Executive Officer of Republic Bancorp Inc., first joined the Issuer's Board of Directors in 1987. His current term as a director is scheduled to expire at the Company's annual meeting in calendar year 1999. Mr. Campbell also serves as a director of PICOM Insurance Company and of its holding company, Professionals Insurance Company Management Group.

     Shirley E. Gofrank, Director. Ms. Gofrank is President and Managing Director of Gofrank & Mattina, P.C., a public accounting firm. A director of the Issuer since 1995, her current term is scheduled to expire at the annual meeting in 2001.

     Jack R. Lousma, Director. A veteran of NASA's Sky-Lab and Columbia Space Shuttle teams with over 27 million miles of space travel to his credit, Mr. Lousma has been President and Chief Operating Officer of Diamond General Development Corp., a developer and manufacturer of products for the dental industry, since July 1996, after serving with Diamond in various other capacities beginning in 1994, as Vice President Marketing and Sales of Aero Sport, Inc., a developer and marketer of analyzers for the medical industry, from 1993 until joining Diamond, and as President of Consortium for International Earth Science Information Network from 1989 to 1993. He also is President of Michigan Columbia Corp., an aerospace engineering/consulting company, and serves on the board of directors of Republic Bank. Mr. Lousma has been a director of the Issuer since 1991; his current term is scheduled to expire at the annual meeting in 2000.

     Richard A. Smith, Director. Mr. Smith served as the Company's President and Chief Executive Officer from December 1990 until his retirement in March 1995 and as its President and Chief Operating Officer from May 1986 until his advancement to CEO. A director of the Issuer since 1987, his current term is scheduled to expire at the annual meeting in 2000. Mr. Smith also is a director of Kettering University (formerly GMI Engineering and Management Institute) and of Coating Specialties, Inc.

     Kurt O. Tech, Director. Prior to his retirement in 1980, Mr. Tech was President of The Cross Company. He has served on the Issuer's Board since 1981; his current term also is scheduled to expire at the year 2000 annual meeting.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION INFORMATION

     The table that follows provides information, for each of the Company's last three completed fiscal years in which they were executive officers, concerning the compensation of W. John Weinhardt, Newcor's Chief Executive Officer ("CEO") and of all other persons who served as executive officers of the Company during the fiscal year ended October 31, 1997 (other than Mr. Lawson, whose total 1997 compensation from the Company was as a director of the Issuer).

                         SUMMARY COMPENSATION TABLE(1)

                                              ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                                     --------------------------------------   --------------------------------------------
                                                                                             SECURITIES
                                                                 OTHER        RESTRICTED     UNDERLYING
         NAME AND           FISCAL                              ANNUAL          STOCK          STOCK          ALL OTHER
    PRINCIPAL POSITION       YEAR    SALARY(2)   BONUS(2)   COMPENSATION(3)   AWARDS(4)    OPTIONS(#)(5)   COMPENSATION(6)
W. J. Weinhardt              1997    $290,000    $221,444       $20,071        $72,863      18,270 shares      $28,836(7)
President and CEO            1996    $256,667    $176,000       $20,071             --           0 shares      $26,461(7)
                             1995    $166,667    $200,000       $20,071             --     105,000 shares      $27,211(7)
R. C. Ballou                 1997    $145,000    $127,984            --        $25,125       6,300 shares      $ 1,917
Grp VP Precision             1996    $135,000    $ 51,000            --        $16,500       6,300 shares           --
Machined Products            1995    $ 11,250    $ 15,000            --             --           0 shares           --
J. J. Garber                 1997    $133,100    $ 61,226            --        $16,750       4,200 shares      $ 1,684
VP Finance, Treasurer        1996    $126,735    $ 51,315            --        $ 8,250       2,100 shares           --
and CFO                      1995    $120,700          --            --             --           0 shares           --
T. D. Parker                 1997    $100,000    $ 35,742            --        $10,888       2,730 shares      $ 1,920
VP Human Resources           1996    $ 92,600    $ 21,988            --        $ 4,125       2,100 shares           --
and Secretary                1995    $ 87,780          --            --             --           0 shares           --
D. H. Reckinger              1997    $135,700    $ 10,747            --        $20,100       5,040 shares      $ 1,586
Grp VP Rubber and            1996    $129,200    $ 46,784            --        $ 6,188       2,625 shares           --
Plastic
J. D. Borseth                1997    $ 66,531          --            --             --           0 shares      $94,208
Former Grp VP(8)             1996    $159,675    $127,943            --             --           0 shares           --
                             1995    $152,800          --            --             --           0 shares           --

-------------------------
(1) Where compensation is reported for less than three years, the named executive was not an executive officer of the Company during the years omitted.

(2) Where applicable, includes salary or bonus amounts deferred into the Company's Savings Plan, a so-called "401(k)" plan, at a named executive's election. Bonus amounts for 1996 do not include the amount of any bonus exchanged by a named executive for restricted shares of the Issuer's Common Stock, $1.00 par value ("Common Stock"), pursuant to the Voluntary Program of the Company's 1996 Employee Incentive Stock Plan (the "Employee Stock Plan"). As to such restricted shares, see the "Restricted Stock Awards" column of this table.

(3) Amounts reported do not include any perquisites or other non-cash benefits provided to named executives, which in each case and for each fiscal year did not exceed 10% of the executive's aggregate salary and bonus for the year. The fiscal year amounts reported for Mr. Weinhardt represent a so-called "gross up" for taxes payable by him due to the Company's reimbursement of the life insurance premiums reported in this table under "All Other Compensation."

(4) Dollars reported in this column for 1997 relate to awards of transfer-restricted and forfeitable shares of Common Stock made in that fiscal year to named executives under the Discretionary Program of the Employee Stock Plan. Dollars reported for 1996 relate to awards of transfer-restricted but nonforfeitable shares of Common Stock received by named executives in 1997 under the Voluntary Program of the Employee Stock Plan in exchange for portions of the cash bonuses awarded to them for fiscal 1996 performance under the Company's cash incentive bonus plan. In each case, dollars reported have been calculated by multiplying the number of shares received by the NASDAQ-reported closing price for an unrestricted share of Common Stock on the pertinent award date. The transfer restrictions imposed on shares awarded under the Voluntary Program lapse on the first anniversary of the award date. Subject to earlier vesting upon death, disability or as otherwise provided in the Employee Stock Plan, the transfer restrictions and risk of forfeiture imposed on shares awarded under the Discretionary Program lapse on the third anniversary of the award date. Holders of shares received under either program possess all of the normal rights of a holder of Common Stock with respect to these shares, including voting and dividend rights. Shares of Common Stock received as a dividend upon shares received under the Employee Stock Plan (the "awarded shares") pursuant to the 5% stock dividend paid by Newcor on the Common Stock during the last quarter of fiscal 1997 (the "5% Stock Dividend") are subject to the same transfer restrictions, risk of forfeiture (if any) and shareholder rights as the awarded shares to which they relate. As of the last business day of fiscal 1997, the named executives, respectively, held the following aggregate numbers of shares received under the Employee Stock Plan or in the 5% Stock Dividend that were still subject to transfer restrictions: Mr. Weinhardt, 9,135 (all forfeitable); Mr. Ballou, 5,250 (3,150 forfeitable); Mr. Garber, 3,150 (2,100 forfeitable); Mr. Parker, 1,890 (1,365 forfeitable); Mr. Reckinger, 3,307 (2,520 forfeitable); Mr. Borseth, none.

(5) Shares reported in this column for 1997 all relate to options granted under the Discretionary Program of the Employee Stock Plan. Further information concerning this plan is provided below under "Certain Information Concerning Stock Options." Shares reported for 1996 include 4,000 subject to options acquired by Mr. Ballou, 2,000 subject to options acquired by Mr. Garber, 1,050 subject to options acquired by Mr. Parker and 1,500 subject to options acquired by Mr. Reckinger in that year as a result of participation in the Voluntary Program of the Employee Stock Plan. The other shares reported for 1996 relate to options granted early in fiscal 1997 under the Discretionary Program of the Company's 1993 Management Stock Incentive Plan, the provisions of which are similar to those of the Employee Stock Plan. All share numbers reported have been adjusted for the 5% Stock Dividend.

(6) Except as otherwise indicated in notes (7) and (8), all amounts reported in this column represent the dollar value of matching contributions made by the Company for the accounts of named executives under Newcor's 401(k) plan.

(7) For each year, the amount reported includes $26,461, representing reimbursement of premiums paid by Mr. Weinhardt on a $1,500,000 insurance policy on his life. Mr. Weinhardt is the owner of this policy; the Company is not a beneficiary. The amount reported for 1995 also includes $750 of director fees.

(8) Mr. Borseth's employment by the Company terminated on March 31, 1997. In connection with his separation from the Company, he received $93,144 in cash severance benefits, which amount is included under "All Other Compensation."

  CERTAIN AGREEMENTS WITH EXECUTIVES

     In connection with his engagement as President and CEO, W. John Weinhardt entered into an employment agreement with the Company for an initial term ending February 28, 1997. This agreement twice has been extended for an additional one year periods and would extend for successive one year periods thereafter unless either party notifies the other during the extended term then in effect that the notifying party has elected to terminate the agreement at the end of that term. Under this agreement, Mr. Weinhardt is entitled to receive salary at a specified annual rate subject to periodic review by the Board (currently $300,000), to cash bonuses under the Company's cash incentive bonus plan if and as earned, to participate in other employee benefit plans available to executives of the Company, to a $1,500,000 insurance policy on his life paid for by the Company and to specified health insurance coverage for him and his family and certain other non-cash fringe benefits. A one-time cash bonus of $100,000 also was paid to Mr. Weinhardt under the agreement at the time he commenced his duties with the Company. In addition, the agreement contemplated a "guaranteed" bonus of $100,000 for fiscal 1995, which was paid to Mr. Weinhardt after year-end, and the grant of options on Common Stock that was made to him in fiscal 1995.

     Mr. Weinhardt's employment agreement would terminate immediately upon his death or permanent disability and is terminable at any time by either party upon 30 days prior written notice to the other. If termination is due to Mr. Weinhardt's permanent disability or an election by the Company not to the extend the agreement for an additional term, or if termination is otherwise by the Company and not for Cause (as defined in the agreement), he will be entitled for one year following the termination date to continued payment by the Company of the premiums on his life insurance policy and of his salary at the rate then in effect (reduced by any amounts payable under the Company's long term disability policy), to continuation of health insurance and certain other fringe benefits for up to one year after his termination date, to any bonus earned at the time of termination and to outplacement services. If termination is by Mr. Weinhardt's death or at his election, or is by Newcor for Cause, he (or his estate) will be entitled only to salary earned as of the termination date, and Newcor's other obligations to him under the agreement also will cease as of that date.

     Regardless of the time or circumstances of his employment termination, Mr. Weinhardt for five years thereafter is prohibited by the employment agreement from making any attempt to induce or encourage any employee of the Issuer or an affiliate to leave for employment with a competitor. The agreement also imposes confidentiality obligations upon Mr. Weinhardt, which continue indefinitely, and provides that any intellectual property developed or invented by him during the term of his employment will be the sole and exclusive property of the Issuer.

     In connection with his engagement as President and CEO, Mr. Weinhardt and the Company also entered into another agreement, providing for certain payments to him in the event that, within eighteen months after a change in control, he or the Company should terminate his employment. Depending on the reason for termination and upon whether it is the Company or Mr. Weinhardt that terminates, either no payments would be required under the agreement or the amount of the required payments would be either 1.25 or 2.5 times the sum of (a) Mr. Weinhardt's annual base salary in effect at the termination date or, if higher, immediately preceding the change in control and (b) his average annual bonus for the three full Newcor fiscal years (or, if shorter, the entire period of his employment) immediately preceding the termination date or change in control. The agreement also provides for continuance of health, life, and similar insurance coverage for specified time periods following employment termination after a change in control and, under some circumstances, for outplacement services. In addition, it provides that, upon the occurrence of a change in control, all outstanding but theretofore unexercisable options to acquire Common Stock held by Mr. Weinhardt would become immediately exercisable in full, and that each Common Stock option held by Mr. Weinhardt would continue to be exercisable for six months following any termination of his employment within eighteen months after a change in control or such lesser period as the option would have been exercisable if his employment had not terminated.

     Thomas D. Parker has a similar "change in control" agreement with the Company. Under his agreement, the maximum cash amount that would be payable if his employment terminated after a change in control is 1.5 times the sum of his annual base salary and average bonus, determined as described above.

     Each of Robert C. Ballou and Dennis H. Reckinger has a severance agreement with the Company. Under the current terms of each agreement, both of which are subject to change at the Company's discretion, if the covered executive were terminated by the Company other than for cause (as therein defined), he would be entitled to his salary at the rate in effect at the date of his termination and to continuation of certain employee benefits for a specified severance period thereafter (6 months for Mr. Ballou; 12 months for Mr. Reckinger). Mr. Reckinger's severance agreement also includes a noncompetition agreement by him, effective for his entire severance period.

  CERTAIN INFORMATION CONCERNING STOCK OPTIONS

     The table that follows provides information concerning grants of stock options made during the Company's last-ended fiscal year to executives named in the Summary Compensation Table.

                   OPTIONS/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                  INDIVIDUAL GRANTS
                               -------------------------------------------------------    POTENTIAL REALIZABLE
                               SECURITIES     % OF TOTAL                                    VALUE AT ASSUMED
                               UNDERLYING    OPTIONS/SARS                                   APPRECIATION FOR
                                OPTIONS/      GRANTED TO     EXERCISE OR                     OPTION TERM(4)
                                  SARS       EMPLOYEES IN    BASE PRICE     EXPIRATION    ---------------------
            NAME               GRANTED(2)    FISCAL YEAR      ($/SH)(2)      DATE(3)       5%($)       10%($)
W. J. Weinhardt..............    18,270         32.3%          $8.0357      03/05/2007    $95,432     $241,843
R. C. Ballou.................     6,300         11.2%          $8.0357      03/05/2007    $32,907     $ 83,394
J. J. Garber.................     4,200          7.4%          $8.0357      03/05/2007    $21,938     $ 55,596
T. D. Parker.................     2,730          4.8%          $8.0357      03/05/2007    $14,260     $ 36,137
D. H. Reckinger..............     5,040          8.9%          $8.0357      03/05/2007    $26,326     $ 66,715
J. D. Borseth................       -0-           -0-               NA              NA         NA           NA

-------------------------
(1) All awards reported in this table are options to purchase Common Stock granted under the Discretionary Program of the Employee Stock Plan. Both nonqualified and incentive stock options may be awarded under this program at the discretion of the Compensation/Stock Option Committee of the Issuer's Board of Directors, but all grants under the program to date have been of nonqualified stock options. As indicated in note (4) to the Summary Compensation Table, the plan also includes a Voluntary Program, pursuant to which a nonqualified stock option on two shares of Common Stock automatically is awarded for each share acquired in lieu of or in exchange for a cash bonus. Discretionary grants of so-called "freestanding" stock appreciation rights also are authorized by the plan, but none to date have been granted. Generally, all options granted under the Employee Stock Plan, including the options reported in this table, first become exercisable with respect to one-quarter of the shares covered by the option on each of the first, second, third and fourth anniversaries of the date of grant. However, pursuant to their respective change in control agreements with the Company, the exercisability of options granted to Mr. Weinhardt and Mr. Parker would accelerate upon a change in control, and the plan also permits the Compensation/Stock Option Committee to accelerate the exercisability of other options upon a change in control. Exercisable options under the plan may be exercised for cash, by delivery of shares of Common Stock or (in the case of a nonqualified stock option) by directing retention of shares otherwise issuable upon exercise of the option.

(2) Adjusted for the 5% Stock Dividend.

(3) The expiration date reported in this table is the latest possible expiration date for the option reported. If employment terminates earlier than the expiration date shown, the option may expire or be canceled at an earlier date.

(4) For each column, "potential realizable value" represents potential gain (net of exercise price, but without any present value discount) based upon annual compound price appreciation of the underlying Common Stock at 5% or 10%, as applicable, through the full option term. The actual value, if any, which may be realized with respect to a reported option will be dependent upon the future performance of the Company and the Common Stock and overall market conditions. There can be no assurance that any values actually realized in the future will approximate the amounts reflected in either of these columns.

     During fiscal 1997, none of the executives named in the Summary Compensation Table exercised any stock options granted by the Company. The following table provides information concerning their holdings of such options at fiscal year-end. Unexercised options reflected in the table include the options reported in the immediately preceding table.

                       FISCAL YEAR-END OPTIONS/SAR VALUES

                                                                                     VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED            IN-THE-MONEY
                                                       OPTIONS/SARS AT FISCAL       OPTIONS/SARS AT FISCAL
                                                             YEAR-END(1)                  YEAR-END(2)
                                                      -------------------------    -------------------------
                       NAME                           EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
W. J. Weinhardt...................................          52,500/70,770              $106,874/$124,492
R. C. Ballou......................................           525/12,075                   $6/$10,894
J. J. Garber......................................           4,922/7,350                   $0/$6,450
T. D. Parker......................................           2,702/4,568                 $6,202/$3,842
D. H. Reckinger...................................           3,253/9,819                 $1,886/$8,605
J. D. Borseth.....................................             6,300/0                       $0/$0

-------------------------
(1) Reflects adjustment for the 5% Stock Dividend.

(2) For purposes of this column, "value" is determined by subtracting the aggregate exercise price for the optioned shares from the product of that number of shares and the NASDAQ-reported closing price for the Common Stock as of the last business day of fiscal 1997.

  NEWCOR, INC. RETIREMENT PLAN

     This plan provides vested participants a monthly retirement benefit equal to years of credited service times 1.1% of the participant's average monthly earnings (salary and bonus) for the highest consecutive 60-month period preceding retirement or other employment termination, subject to a limit imposed under the Internal Revenue Code upon the maximum annual compensation amount that may be taken into account for purposes of calculating benefits and to another Code limit upon the maximum annual pension amount that may be paid. Substantially all salaried employees of the Issuer (including all Company executive officers named in the Summary Compensation Table) are eligible to participate in this plan. Participants are vested after five years of employment. The estimated credited years of service for the executives named in the Summary Compensation Table are, respectively, as follows: Mr. Weinhardt, two years; Mr. Ballou, three years; Mr. Garber, six years; Mr. Parker, fourteen years; Mr. Reckinger, five years; Mr. Borseth, four years. Since January 1, 1997, the maximum annual compensation amount permitted by the Internal Revenue Code to be considered for calculating Retirement Plan benefits has been $160,000, subject to future adjustment in $10,000 increments as and when justified by increases in the cost-of-living. The Code limit on the maximum annual pension amount that may be paid to any participant currently is $130,000 per year, also subject to adjustment for future cost-of-living increases.

     The following table shows the estimated annual benefits (which are not subject to deduction for Social Security benefits or other amounts) payable under this plan upon retirement at age 63 to persons in the compensation and years of service classifications indicated, with benefits computed on the basis of straight life annuities and without taking into account the Internal Revenue Code compensation limits discussed above. Please note that, under the Code as currently in effect, the benefits payable under the plan for average annual compensation above $160,000 would be the same as those reflected in the $160,000 row of the table, rather than as presented therein, except to the extent that a higher benefit amount may be required in order to preserve the benefit accrued for a given participant at December 31, 1993, and except to the extent that higher benefits become permissible due to cost-of-living adjustments.

                             RETIREMENT PLAN TABLE

  AVERAGE                                                    YEARS OF SERVICE
   ANNUAL                        ------------------------------------------------------------------------
COMPENSATION                       10        15         20         25         30         35         40
  $100,000     ................  $11,000   $16,500   $ 22,000   $ 27,500   $ 33,000   $ 38,500   $ 44,000
   125,000     ................   13,750    20,625     27,500     34,375     41,250     48,125     55,000
   150,000     ................   16,500    24,750     33,000     41,250     49,500     57,750     66,000
   160,000     ................   17,600    26,400     35,200     44,000     52,800     61,600     70,400
   175,000     ................   19,250    28,875     38,500     48,125     57,750     67,375     77,000
   200,000     ................   22,000    33,000     44,000     55,000     66,000     77,000     88,000
   225,000     ................   24,750    37,125     49,500     61,875     74,250     86,625     99,000
   250,000     ................   27,500    41,250     55,000     68,750     82,500     96,250    110,000
   300,000     ................   33,000    49,500     66,000     82,500     99,000    115,500    132,000
   350,000     ................   38,500    57,750     77,000     96,250    115,500    134,750    154,000
   400,000     ................   44,000    66,000     88,000    110,000    132,000    154,000    176,000
   450,000     ................   49,500    74,250     99,000    123,750    148,500    173,250    198,000
   500,000     ................   55,000    82,500    110,000    137,500    165,000    192,500    220,000

DIRECTORS' COMPENSATION

     The Chairman of the Board is paid a quarterly retainer of $7,125, and non-employee Directors other than the Chairman are paid quarterly retainers of $3,800, in each case reduced by the cost of any medical/dental benefits provided to such director by the Company. Non-employee directors also receive a fee of $750 for each Board meeting attended and a fee of $700 for each committee meeting attended. Committee chairmen are paid an annual fee as follows:
Executive Committee (Mr. Lawson), none; Finance Committee (Mr. Campbell), $850; Compensation/Stock Option Committee (Mr. Tech), $1,000; Audit Committee (Mr. Lousma), $700. Directors may elect to defer all or a portion of their fees, without interest, for payment in the future and also are reimbursed for travel and other expenses relating to their attendance at Board and committee meetings.

     In addition, subject to the share limits set forth in the Company's 1996 Non-Employee Directors Stock Option Plan (the "Directors Option Plan") at the adjournment of each organizational meeting of the Board following an annual meeting, each person then serving as a non-employee director of the Issuer automatically is granted under this plan a nonqualified stock option covering 1,000 shares of Common Stock. All options so granted have per share exercise prices equal to a share's grant date Fair Market Value (as defined in the plan), have maximum terms of 10 years and are exercisable only for cash. Except in the event of a Change in Control (as therein defined), which would accelerate exercisability of all options then outstanding, each option granted under the Directors Option Plan first becomes exercisable with respect to one-quarter of the shares covered by the option on each of the first, second, third and fourth anniversaries of the date of grant. Options exercisable at the time a grantee leaves the Board would continue to be exercisable for one year or, if earlier, until the tenth anniversary of grant. Options not exercisable at the time a grantee leaves the Board would expire at that time.

     The Company also maintains a plan that provides retirement benefits to those non-employee directors who retire from Board service on or after age 65 and after at least 10 years of service as a director, or if such a director dies while actively serving as a director. The plan currently provides for quarterly payments equal to 70% of the maximum quarterly retainer paid to active directors. The only director eligible for benefits if he were to retire immediately is Mr. Tech.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation/Stock Option Committee of the Board of Directors is a standing committee of the Board charged with the responsibilities, subject to full Board approval, of establishing, periodically reevaluating and (as appropriate) adjusting, and administering Company policies concerning the compensation of management personnel, including Newcor's CEO and all of its other executive officers. Throughout fiscal 1997, the members of this committee were Messrs. Tech, Campbell and Lousma. None of these directors is or ever has been an officer or employee of the Issuer or any affiliate.

     By virtue of his position of Chairman of the Board, Mr. Lawson is entitled to attend all meetings of this committee, but he is not and never has been a voting member of the committee. Mr. Lawson is an executive officer and until March 1995 also was an employee of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     So far as is known to the Company, the only persons who are or may be beneficial owners (within the meaning of Commission Rule 13d-3) of over 5% of the Common Stock are the persons indicated in the table that follows.

                   NAME AND ADDRESS                          SHARES OF        PERCENT OF OWNERSHIP OF
                 OF BENEFICIAL OWNER                      COMMON STOCK(1)    SHARES OF COMMON STOCK(1)
David L. Babson & Co., Inc.(2)........................        582,434(2)              11.79%
One Memorial Drive
Cambridge, MA 02142-1300
Dimensional Fund Advisors Inc.(3).....................        347,381(3)               7.03%
1299 Ocean Avenue
Santa Monica, CA 90401
Kennedy Capital Management, Inc.(4)...................        379,204(4)               8.04%
10829 Olive Boulevard
St. Louis, MO 63141
Catherine A. Gofrank(5)...............................        283,375(5)               5.73%
26555 Evergreen Road
Southfield, MI 48076-4285
Shirley E. Gofrank(6).................................        277,442(6)               5.61%
3001 W. Big Beaver Road
Troy, MI 48084

-------------------------

(1) Where the most recent source of information identified below for a listed person precedes the payment date of the 5% Stock Dividend, the number of shares listed in this table has been adjusted for the 5% Stock Dividend. Except as indicated in note (6), ownership percentages are calculated based on the number of shares (excluding treasury shares) outstanding at the close of business on January 31, 1998.

(2) Information concerning David Babson & Co., Inc. ("Babson"), is based on a
    Schedule 13G filed with the Commission by Babson, as amended through January 15, 1998. Holdings reported in this schedule are as of December 31, 1997. The schedule states that Babson is a registered investment adviser and that the reported shares are owned by numerous of its investment counselling clients. Based on this schedule Babson has sole voting and dispositive power over all of these shares.

(3) Information concerning Dimensional Fund Advisors Inc. ("Dimensional"), is based on a Schedule 13G filed with the Commission by Dimensional, as amended through February 9, 1998, and a supplementary letter that accompanied the copy of the most recent amendment of the schedule when it was provided to Newcor, Inc. Holdings reported in this schedule are as of December 31, 1997. Based on the schedule, Dimensional has sole voting power over 208,698 of the reported shares and sole dispositive power over all of them. According to the schedule and the supplementary letter, Dimensional is a registered investment adviser and all of the shares reported in the schedule are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all of these shares.

(4) Information concerning Kennedy Capital Management, Inc. ("Kennedy"), is based on a Schedule 13G filed by Kennedy with the Commission, dated February 10, 1998. Holdings reported in this schedule are as of December 31, 1997. Based on this schedule, Kennedy has sole voting power over 339,043 of the reported shares and sole dispositive power over all of them. The schedule also states that Kennedy is a registered investment adviser.

(5) Information concerning Catherine A. Gofrank is based on a Schedule 13D filed by her with the Commission, dated July 8, 1996, and supplementary updating information concerning some of the reported shares recently provided to Newcor by her sister, Shirley E. Gofrank, in Ms. Shirley Gofrank's capacity as a Newcor, Inc. director. Based on this schedule and after giving effect to the 5% Stock Dividend, Ms. Catherine Gofrank has sole voting and dispositive power over 48,329 of the reported shares. Based on the schedule and the supplementary information provided by her sister, the sisters share voting and dispositive power over the rest of the reported shares, as successor co-trustees of the trust referred to in note (6).

(6) Information concerning Shirley E. Gofrank is based on a Schedule 13D filed by her with the Commission, dated July 10, 1996, and supplementary updating information she recently has provided to Newcor in her capacity as a Newcor, Inc. director. The reported shares include 41,609 shares over which she has sole voting and dispositive power, 787 shares subject to options currently exercisable or that will become exercisable within 60 days (which shares are treated as outstanding for purposes of calculating her percentage of ownership) and 235,046 shares over which she shares voting and dispositive power with her sister, Catherine Gofrank, in their capacity as successor co-trustees of a trust established by their father during his lifetime. The reported shares do not include 381 shares owned by Ms. Shirley Gofrank's husband, over which she has no voting or dispositive power.

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD OF DIRECTORS

     The following table sets forth the beneficial ownership (for purposes of Rule 13d-3) of shares of the Common Stock by each director of the Issuer and each current or former Newcor executive officer named in the Summary Compensation Table, based in each case on information provided to Newcor by the pertinent individual, and of all Issuer directors and current Newcor executive officers as a group. Except as noted, share percentages are calculated based on the number of shares of Common Stock (excluding treasury shares) outstanding at the close of business on January 31, 1998, and each individual named in the table exercises sole voting and dispositive power with respect to the shares shown for him or her.

                                                         SHARES OF           PERCENTAGE OF OWNERSHIP OF
               NAME OF BENEFICIAL OWNER                 COMMON STOCK           SHARES OF COMMON STOCK
Jerry D. Campbell.....................................   111,606(1)                     2.26%
Shirley E. Gofrank....................................   277,442(1)(2)(3)               5.61%
William A. Lawson.....................................   124,309(1)                     2.51%
Jack R. Lousma........................................     6,669(1)                     0.13%
Richard A. Smith......................................    67,897(1)(3)                  1.37%
Kurt O. Tech..........................................    12,281(1)                     0.25%
W. John Weinhardt.....................................   102,367(1)(4)                  2.04%
Robert C. Ballou......................................    11,692(1)(4)                  0.24%
John Garber...........................................    17,379(1)(4)                  0.35%
Keith F. Hale.........................................         0                         0.0%
Thomas D. Parker......................................     6,111(1)(4)                  0.12%
Dennis H. Reckinger...................................    11,850(1)(4)                  0.24%
John D. Borseth.......................................    16,420(1)(4)                  0.33%
All directors and current executive officers as a
  group
  (11 persons)(1)(2)(3)(4)............................      749,603                    14.80%

-------------------------
(1) Includes shares that may be acquired under stock options currently or within 60 days exercisable, as follows: Jerry D. Campbell, 787; Shirley E. Gofrank, 787; William A. Lawson, 16,005; Jack R. Lousma, 787; Richard A. Smith, 787; Kurt O. Tech, 787; W. John Weinhardt, 83,317; Robert C. Ballou, 3,675; John
    J. Garber, 6,497; Thomas D. Parker, 3,909; Dennis H. Reckinger, 5,693; John
    D. Borseth, 6,300; all directors and current executive officers as a group, 123,031. For purposes of calculating the group percentage, all optioned shares (other than those optioned to Mr. Borseth, who no longer is an executive officer) are treated as outstanding. For purposes of calculating individual percentages, only the shares optioned to a given individual are treated as outstanding.

(2) Includes shares held as a co-trustee of a trust, as follows: Shirley E. Gofrank, 235,046.

(3) Does not include shares held by spouses, the beneficial ownership of which is disclaimed, as follows: Shirley E. Gofrank, 381; Richard A. Smith, 395.

(4) Includes shares held by the Company's 401(k) plan, as follows: W. John Weinhardt, 2,565; Robert C. Ballou, 667; John Garber, 317; Thomas D. Parker, 312; Dennis H. Reckinger, 205; John D. Borseth, 145; all directors and current executive officers as a group, 4,266. The individuals named have sole dispositive power but no voting power over these shares.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Exchange Notes will be issued pursuant to the same Indenture under which the Notes were issued. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the Indenture is incorporated by reference as an exhibit to the Registration Statement. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Issuer" refers only to Newcor, Inc. and not to any of its Subsidiaries.

     The Exchange Notes will be general unsecured obligations of the Issuer and will be subordinated in right of payment to all existing and future Senior Debt of the Issuer and equal or senior in right of payment to all other existing and future subordinated Indebtedness of the Issuer. The Exchange Notes and the Notes will rank equally with one another. At January 31, 1998, on a pro forma basis, after giving effect to the Acquisitions, the Offering and the application of the net proceeds of the Offering, the Notes would have been subordinate to $10.3 million of Senior Debt of the Issuer (excluding guarantees by the Issuer of Senior Debt of its Subsidiaries), and the Subsidiary Guarantees would have been subordinate to $6.1 million of Senior Debt of the Subsidiary Guarantors (excluding guarantees by the Subsidiary Guarantors of Senior Debt of the Issuer). The Indenture permits the incurrence of additional Senior Debt in the future.

     Currently, all of the Issuer's Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Issuer will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be limited in aggregate principal amount to $125.0 million and will mature on March 1, 2008. Interest on the Exchange Notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on September 1, 1998, to Holders of record on the immediately preceding February 15 and August 15. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages on the Exchange Notes will be payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the Exchange Notes at their respective addresses set forth in the register of Holders of Exchange Notes; provided that all payments of principal, premium and interest and Liquidated Damages with respect to Holders of Global Exchange Notes and Exchange Notes the Holders of which have given wire transfer instructions to the Issuer will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

     The Issuer's payment obligations under the Exchange Notes will be jointly and severally guaranteed by the Subsidiary Guarantors. The Subsidiary Guarantee of each Subsidiary Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Subsidiary Guarantor. Each Subsidiary Guarantor's guarantee of the Exchange Notes will rank equally with its guarantee of the Notes. As of January 31, 1998, on a pro forma basis, after giving effect to the Acquisitions, the Subsidiary Guarantees would have been subordinated to approximately $6.1 million of Senior Debt of the Subsidiary Guarantors (excluding guarantees by the Subsidiary Guarantors of Senior Debt of the Issuer). Furthermore, the obligations of each

Subsidiary Guarantor under its Subsidiary Guarantee will be limited with the intention that such Subsidiary Guarantee not constitute a fraudulent conveyance or improper distribution under applicable law. The maximum liability of each Subsidiary Guarantor for purposes of the foregoing will vary depending upon the law applied and the standards applied in any proceeding with respect to the Subsidiary Guarantee. There can be no assurance as to what standard or law a court would apply in making a determination as to what the maximum liability would be for each Subsidiary Guarantor. See "Risk Factors -- Fraudulent Conveyance."

     The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes, the Exchange Notes, the Indenture, the Registration Rights Agreement and the Subsidiary Guarantees; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Issuer would be permitted by virtue of the Issuer's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The Indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "-- Repurchase at Option of Holders -- Asset Sales."

SUBORDINATION

     The payment of principal of, premium, if any, and interest on the Exchange Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any distribution to creditors of the Issuer in a liquidation or dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, an assignment for the benefit of creditors or any marshaling of the Issuer's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the Holders of Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full in cash or Cash Equivalents, any distribution to which the Holders of Exchange Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Issuer also may not make any payment upon or in respect of the Exchange Notes (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuer or the holders (or their Representative, if applicable) of any Designated Senior Debt. Payments on the Exchange Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium and Liquidated Damages, if any, and interest on the Exchange Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

     The Indenture further requires that the Issuer promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Exchange Notes may recover less ratably than other creditors of the Issuer or of a Subsidiary Guarantor, including holders of Senior Debt. On a pro forma basis, after giving effect to the Offering and the application of the proceeds therefrom, the principal amount of Senior Debt outstanding at January 31, 1998 would have been $16.4 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Issuer and its Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

     The Exchange Notes will not be redeemable at the Issuer's option prior to March 1, 2003. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Issuer, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                            YEAR                                PERCENTAGE
2003........................................................     104.938%
2004........................................................     103.292%
2005........................................................     101.646%
2006 and thereafter.........................................     100.000%

     Notwithstanding the foregoing, at any time prior to March 1, 2001, the Issuer may on any one or more occasions redeem up to $43,750,000 principal amount of Notes and Exchange Notes at a redemption price of 109.875% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more public offerings of common stock of the Issuer; provided that at least $81,250,000 aggregate principal amount of Notes and Exchange Notes will remain outstanding immediately after the occurrence of such redemption (excluding Notes and Exchange Notes held by the Issuer and its Subsidiaries); and provided, further, that such redemption shall occur within 45 days of the date of the closing of such public offering.

SELECTION AND NOTICE

     If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Exchange Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each Holder of Exchange Notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Issuer will, to the extent lawful, (1) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Issuer. The Paying Agent will promptly mail to each Holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Exchange Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Exchange Notes to require that the Issuer repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

     The Credit Agreement currently prohibits the Issuer from purchasing any Exchange Notes prior to their maturity, and also provides that a Change of Control with respect to the Issuer would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Issuer becomes a party may contain similar restrictions and provisions. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Issuer will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Exchange Notes required by this covenant. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Exchange Notes. In such case, the Issuer's failure to purchase tendered Exchange Notes would constitute an Event of Default under the Indenture which would, in turn, constitute as default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Exchange Notes.

     The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) (ii) the adoption of a plan relating to the liquidation or dissolution of the Issuer, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 35% of the Voting Stock of the Issuer (measured by voting power rather than number of shares), (iv) the Issuer consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Issuer, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Issuer is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Issuer outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Exchange Notes to require the Issuer to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuer may apply such Net Proceeds, at its option (a) to permanently reduce Senior Debt (or, if such Senior Debt is revolving Indebtedness under a Credit Facility, to permanently reduce any related commitments of lenders under the

Senior Debt) (provided that such reductions shall have no effect on the amount of Indebtedness permitted to be incurred pursuant to clause (i)(A)(y) of the second paragraph of the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"), or
(b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other assets that are not classified as current assets under GAAP and are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Issuer will be required to make an offer (pro rata in proportion to the principal amount (or accreted value, if applicable) outstanding in respect of any asset sale offer required by the terms of any pari passu Indebtedness incurred in accordance with the Indenture) to all Holders of Notes and Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and Exchange Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and Exchange Notes tendered into such Asset Sale Offer surrendered by Holders thereof (and any pari passu Indebtedness, as aforesaid) exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Exchange Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Issuer or to the Issuer or a Restricted Subsidiary of the Issuer); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer) any Equity Interests of the Issuer, (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Exchange Notes, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses
     (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Issuer most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
     (ii) 100% of the aggregate net cash proceeds received by the Issuer since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Issuer that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Issuer), plus
     (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment plus (iv) 50% of any dividends received by the Issuer or a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor after the date of the Indenture from an Unrestricted Subsidiary of the Issuer, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Issuer for such period, plus (v) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the Indenture, the lesser of (A) the fair market value of the Issuer's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Issuer in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, other Equity Interests of the Issuer (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Subsidiary of the Issuer to the holders of its common Equity Interests on a pro rata basis; and (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Issuer or any Subsidiary of the Issuer held by any member of the Issuer (or any of its Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) Investments in securities not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales" above or any other disposition of assets not constituting an Asset Sale by reason of the threshold contained in the definition thereof; and (vii) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million. Not later than five Business Days after making any Restricted Payment, the Issuer shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Issuer will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock and any Subsidiary Guarantor may incur Indebtedness or issue preferred stock if the Fixed Charge Coverage Ratio for the Issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, if such incurrence or issuance is on or prior to March 1, 2000, or 2.5 to 1, if such incurrence or issuance is after March 1, 2000, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Issuer and the Subsidiary Guarantors of (A) revolving credit Indebtedness and letters of credit pursuant to Credit Facilities; provided that the aggregate principal amount of all revolving credit Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder) at any time outstanding under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of (x) $50.0 million of such Indebtedness less the aggregate amount of all Net Proceeds of Asset Sales applied to permanently reduce commitments with respect to Credit Facilities pursuant to the covenant described above under the caption "-- Asset Sales" and (y) the Borrowing Base; and (B) term Indebtedness under Credit Facilities, provided that the aggregate principal amount of all term Indebtedness outstanding under all Credit Facilities after giving effect to such incurrence does not exceed $10.0 million less the aggregate amount of all Net Proceeds of Asset Sales that have been applied since the date of the Indenture to repay term Indebtedness under a Credit Facility pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

          (ii) the incurrence by the Issuer and the Subsidiary Guarantors of the Existing Indebtedness;

          (iii) the incurrence by the Issuer of Indebtedness represented by the Notes and Exchange Notes and the incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees;

          (iv) the incurrence by the Issuer or the Subsidiary Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or a Subsidiary Guarantor, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

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

          (v) the incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred pursuant to the preceding paragraph or clause (ii) or (iii) of this paragraph;

          (vi) the incurrence by the Issuer or any of the Subsidiary Guarantors of intercompany Indebtedness between or among the Issuer and any of the Subsidiary Guarantors or between or among Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Issuer is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Exchange Notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Subsidiary Guarantor and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Subsidiary Guarantor shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Subsidiary Guarantor, as the case may be, that was not permitted by this clause (vii);

          (vii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding; (ii) the value of foreign currencies purchased or received by the Issuer in the ordinary course of business, or (iii) commodities purchased in the ordinary course of business for use in a Permitted Business and not for speculation;

          (viii) the guarantee by the Issuer or any of the Subsidiary Guarantors of Indebtedness of the Issuer or a Subsidiary Guarantor that was permitted to be incurred by another provision of this covenant;

          (ix) the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (ix), not to exceed $15.0 million;

          (x) the incurrence by the Issuer or any of its Unrestricted Subsidiaries of Non-Recourse Debt (excluding Indebtedness owed by such Unrestricted Subsidiary to the Issuer), provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer that was not permitted by this clause
     (x);

          (xi) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness incurred in respect of performance, surety and similar bonds provided by the Issuer and the Restricted Subsidiaries in the ordinary course of business, and refinancings thereof;

          (xii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness for letters of credit relating to workers' compensation claims and self-insurance or similar requirements in the ordinary course of business; and

          (xiii) the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from guarantees of Indebtedness of the Issuer or any Restricted Subsidiary or other agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition, provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Issuer and its Subsidiaries in connection with such disposition.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of

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

interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Issuer as accrued.

  LIENS

     The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Issuer or any of its Restricted Subsidiaries, (ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture, (c) the Indenture and the Notes and Exchange Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "-- Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness, (k) provisions with respect to the disposition or distribution of assets or property in an Asset Sale (or in a transaction which, but for it size, would be an Asset Sale), or in joint venture agreements and other similar agreements entered into in the ordinary course of business and (l) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Issuer may not consolidate or merge with or into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or

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

entity unless (i) the Issuer is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuer under the Registration Rights Agreement, the Notes and Exchange Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Issuer with or into a Wholly Owned Subsidiary of the Issuer, the Issuer or the entity or Person formed by or surviving any such consolidation or merger (if other than the Issuer), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Issuer will not, and will not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless
(i) such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Subsidiary with an unrelated Person and (ii) the Issuer delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing. Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions: (i) any employment agreement entered into by the Issuer or any of its Subsidiaries in the ordinary course of business and consistent with the past practice of the Issuer or such Subsidiary,
(ii) transactions between or among the Issuer and/or its Restricted Subsidiaries, (iii) payment of reasonable directors' fees to Persons who are not otherwise Affiliates of the Issuer, (iv) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "-- Restricted Payments," and (v) provision of officers' and directors' indemnification and insurance in the ordinary course of business to the extent permitted by applicable law.

  SALE AND LEASEBACK TRANSACTIONS

     The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Issuer may enter into a sale and leaseback transaction if (i) the Issuer could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Additional Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is

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permitted by, and the Issuer applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of the Holders -- Asset Sales."

  BUSINESS ACTIVITIES

     The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Issuer and its Subsidiaries taken as a whole.

  PAYMENTS FOR CONSENT

     The Indenture provides that neither the Issuer nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes and Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  NO SENIOR SUBORDINATED DEBT

     The Indenture provides that (i) the Issuer will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes, and (ii) no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Guarantees of Senior Debt or to Senior Debt of such Subsidiary Guarantor and senior in any respect in right of payment to the Subsidiary Guarantees.

  ADDITIONAL SUBSIDIARY GUARANTEES

     The Indenture provides that if the Issuer or any of its Restricted Subsidiaries shall acquire or create another Restricted Subsidiary, which has not been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for as long as it continues to constitute an Unrestricted Subsidiary, after the date of the Indenture, then such newly acquired or created Restricted Subsidiary shall become a Subsidiary Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture; provided, that (i) the Subsidiary Guarantee of such Subsidiary Guarantor may be subordinated to Senior Debt of such Subsidiary Guarantor, and (ii) such Restricted Subsidiary shall not be required to issue a Subsidiary Guarantee if such Restricted Subsidiary is a Foreign Subsidiary and such Foreign Subsidiary has not guaranteed and does not guarantee any other Indebtedness of the Issuer or any other Restricted Subsidiary of the Issuer.

  REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Exchange Notes are outstanding, the Issuer will furnish to the Holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer) and, with respect to the annual information only, a report thereon by the Issuer certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports, in each case within the time periods specified in the Commission's rules and

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regulations. For all reporting periods ending on or prior to January 31, 1999, the Issuer shall include in each Form 10-Q and Form 10-K a presentation, which need not be audited, of sales, operating income, interest expense, depreciation and amortization, and capital expenditures for such operating period and the twelve months ended on the last day of such reporting period, on a pro forma basis consistent with the presentation under the "Unaudited Pro Forma Consolidated Statement of Income" section of this Prospectus. In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer and the Subsidiary Guarantors have agreed that, for so long as any Exchange Notes remain outstanding (unless the Issuer is subject to the reporting requirements of the Exchange Act), they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

  EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes or Exchange Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes or Exchange Notes whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Issuer or any of its Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of the Holder -- Change of Control," "-- Repurchase at the Option of the Holder -- Asset Sales," "-- Certain Covenants -- Restricted Payments," "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," or "-- Merger, Consolidation or Sale of Assets"; (iv) failure by the Issuer or any of its Subsidiaries for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes or Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Subsidiaries (or the payment of which is guaranteed by the Issuer or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Issuer or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Issuer or any of its Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes and Exchange Notes may declare all the Notes and Exchange Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Issuer, any Subsidiary Guarantor constituting a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, all outstanding Notes and Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the Indenture or the Exchange Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes and Exchange Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Exchange Notes notice of any continuing

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

Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to March 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to March 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes.

     The Holders of a majority in aggregate principal amount of the Notes and Exchange Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes and Exchange Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or Exchange Notes.

     The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Issuer, as such, shall have any liability for any obligations of the Issuer under the Notes or Exchange Notes, the Indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Exchange Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Exchange Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Issuer obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, registration of Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Exchange Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Exchange Notes
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

are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound; (vi) the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Issuer between the date of deposit and the 91st day following the deposit and assuming no Holder of Exchange Notes is an insider of the Issuer, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Issuer must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of Exchange Notes over the other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and (viii) the Issuer must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Exchange Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

     The registered Holder of an Exchange Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Exchange Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes and Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and Exchange Notes), and any existing default or compliance with any provision of the Indenture or the Notes or Exchange Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes and Exchange Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and Exchange Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes and Exchange Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or
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

change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Notes and Exchange Notes by the Holders of at least a majority in aggregate principal amount of the Notes and Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Exchange Notes to receive payments of principal of or premium, if any, or interest on the Exchange Notes, (vii) waive a redemption payment with respect to any Exchange Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders") or
(viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes and Exchange Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes or Exchange Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes or Exchange Notes, the Issuer and the Trustee may amend or supplement the Indenture or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the Issuer or any Subsidiary Guarantor's obligations to Holders of Exchange Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's or such Subsidiary Guarantor's assets, to make any change that would provide any additional rights or benefits to the Holders of Notes and Exchange Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes and Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Exchange Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     Exchange Notes exchanged for Notes sold to Qualified Institutional Buyers and Notes offered and sold in offshore transactions in reliance on Regulation S, if any, initially will be in the form of one or more registered global notes without interest coupons (collectively, the "Global Exchange Notes"). Upon issuance, the Global Exchange Notes will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). Transfer of beneficial interests in Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants (including, if applicable, those of the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("CEDEL")), which may change from time to time.
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

     The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "-- Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

     Initially, the Trustee will act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  DEPOSITORY PROCEDURES

     DTC has advised the Issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of its Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations including Euroclear and CEDEL. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

     DTC has also advised the Issuer that, pursuant to DTC's procedures, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes that have been allocated to them by the Initial Purchasers and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

     Investors in the Global Exchange Notes may hold their interests therein directly through DTC, if they are Direct Participants in DTC, or indirectly through organizations (such as Euroclear and CEDEL) which are Direct Participants in DTC. Morgan Guaranty Trust Company of New York, Brussels office, is the operator and depository of Euroclear, and Citibank, N.A., is the operator and depository of CEDEL. Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and CEDEL, respectively. Euroclear and CEDEL must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Exchange Notes, including those of customers' securities accounts held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC.

     The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see "-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     EXCEPT AS DESCRIBED IN "TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

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

     Under the terms of the Indenture, the Issuer, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither the Issuer, any Subsidiary Guarantor, the Trustee nor any agent of the Issuer, any Subsidiary Guarantor or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised the Issuer that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuer or the Subsidiary Guarantors. Neither the Issuer, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and the Issuer, the Subsidiary Guarantor and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

     The Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Exchange Notes through Euroclear or CEDEL) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the Exchange Notes through Euroclear and CEDEL will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Exchange Notes through Euroclear or CEDEL, on the other hand, will be effected by Euroclear's or CEDEL's respective nominee through DTC in accordance with DTC's rules on behalf of Euroclear or CEDEL; however, delivery of instructions relating to crossmarket transactions must be made directly to Euroclear or CEDEL, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or CEDEL and within their established deadlines (Brussels time for Euroclear and UK time for CEDEL). Indirect Participants who hold interest in the Exchange Notes through Euroclear and CEDEL may not deliver instructions directly to Euroclear's or CEDEL's nominee. Euroclear or CEDEL will, if the transaction meets its settlement requirements, deliver instructions to its respective nominee to deliver or receive interests on Euroclear's or CEDEL's behalf in the relevant Global Exchange Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

     Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the Exchange Notes through Euroclear or CEDEL purchasing an interest in a Global Exchange Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or CEDEL during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and CEDEL customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Exchange Note to a DTC Participant until the European business day for Euroclear or CEDEL immediately following DTC's settlement date.
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

     DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Exchange Notes in certificated form, and to distribute such certificated forms of Exchange Notes to its Direct Participants. See "-- Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among Direct Participants, including Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Subsidiary Guarantors, the Initial Purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC, Euroclear and CEDEL and their book-entry systems has been obtained from sources that the Issuer believes to be reliable, but the Issuer takes no responsibility for the accuracy thereof.

  TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE
NOTES

     An entire Global Exchange Note may be exchanged for definitive Exchange Notes in registered, certificated form without interest coupons ("Certificated Exchange Notes") if (i) DTC (x) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Exchange Notes and the Issuer thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, the Issuer will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Exchange Notes.

     Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither the Issuer, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the holder of any Global Exchange Note or DTC in identifying the beneficial owners of Exchange Notes, and the Issuer and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or DTC for all purposes.

  SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Exchange Note. With respect to Certificated Exchange Notes, the Issuer will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Issuer expects that secondary trading in the Certificated Exchange Notes will also be settled in immediately available funds.
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

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Issuer or any of its Subsidiaries of Equity Interests of any of the Issuer Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Issuer to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Issuer or to another Wholly Owned Restricted Subsidiary, (ii) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Issuer or to another Wholly Owned Restricted Subsidiary, and (iii) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Borrowing Base" means, as of any date, an amount equal to the sum of (a) 85% of the face amount of all accounts receivable owned by the Issuer and its Subsidiaries as of such date that are not more than 60 days past due, and (b) 50% of the book value of all inventory owned by the Issuer and its Subsidiaries as of such date, calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Issuer may utilize the most recent available information for purposes of calculating the Borrowing Base.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general

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

or limited) or membership interests and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition, (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) - (v) of this definition, and (vii) with respect to Investments by Foreign Subsidiaries, the local currency of such Foreign Subsidiaries.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Issuer by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement,

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

instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and
(v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Issuer or one of its Subsidiaries.

     "Credit Agreement" means that certain Third Amended and Restated Revolving Credit Agreement, dated as of January 15, 1998, as amended, by and between the Issuer and Comerica Bank, providing for up to $50.0 million of revolving credit borrowings and $10.0 million of term Indebtedness, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Credit Facilities" means, with respect to the Issuer, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time. Indebtedness under Credit Facilities outstanding on the Issue Date shall be deemed to have been incurred on such date in reliance on the exception provided by clause (i) of the definition of Permitted Indebtedness.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Agreement or otherwise owed by the Issuer or any of its Subsidiaries to Comerica Bank and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is, on the date of designation, $25 million or more and that has been designated by the Issuer as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Exchange Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, until such amounts are repaid including, without limitation, a $6.1 million reimbursement obligation to Comerica Bank by Rochester Gear, Inc. and the Issuer's guaranty thereof.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or
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

one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect (to the extent permitted by Regulation S-X) to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Issuer or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Subsidiary not organized and validly existing under the laws of the United States or any state thereof or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, and (iii) agreements or arrangements designed to protect such Person against fluctuations in the value of foreign currency.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or
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

representing any Hedging Obligations, excepting from the foregoing any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means (a) any business in which the Issuer and its Subsidiaries were engaged on the Issue Date or any reasonable extension or expansion of such businesses and (b) any business similar or related to the manufacture, design, marketing, distribution or resale of automotive parts or plastic products, parts, components or assemblies.

     "Permitted Investments" means (a) any Investment in the Issuer or in a Wholly Owned Restricted Subsidiary of the Issuer that is a Subsidiary Guarantor;
(b) any Investment in Cash Equivalents; (c) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Issuer and a Subsidiary Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Issuer and its Subsidiaries were engaged in on the date of the Indenture; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer; (f) Investments in Unrestricted Subsidiaries, when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, having an aggregate fair market value (measured on the date such Investment was made without giving effect to subsequent changes in value) not to exceed $15.0 million; and (g) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $10 million.

     "Permitted Junior Securities" means Equity Interests in the Issuer or any Subsidiary Guarantor or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Exchange Notes are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

     "Permitted Liens" means (i) Liens on assets of the Issuer or any of its Subsidiaries securing Indebtedness under Credit Facilities that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Issuer;
(iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Issuer or any Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer; (iv) Liens on property existing at the time of acquisition thereof by the Issuer or any Subsidiary of the Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens on assets of the Issuer or any Restricted Subsidiary to secure Senior Debt that was permitted by the Indenture to be incurred; (ix) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (x) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xi) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Issuer or any of the Restricted Subsidiaries; (xii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Issuer or its Restricted

Subsidiaries relating to such property or assets; (xiii) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;
(xiv) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case securing Hedging Obligations; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Issuer and the Restricted Subsidiaries prior to the Issue Date; and (xviii) Liens incurred in the ordinary course of business of the Issuer or any Subsidiary of the Issuer with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Issuer or such Subsidiary.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes on terms at least as favorable to the Holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Issuer or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Senior Debt" means (i) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Issuer or any Subsidiary Guarantor (including any Indebtedness under Credit Facilities or Hedging Obligations), as applicable, under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (v) any liability for federal, state, local or other taxes owed or owing by the Issuer, (w) any Indebtedness of the Issuer to any of its Subsidiaries or other Affiliates, (x) any Indebtedness of the Company which is classified as nonrecourse in accordance with GAAP or any secured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the United States bankruptcy code, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantor" means each of (i) Grand Machining Company, Deco Technologies, Inc., Deco International, Inc., Turn-Matic, Inc., Rochester Gear, Inc., and Plastronics Plus, Inc., and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Issuer or any Restricted Subsidiary of the Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer; (c) is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Issuer or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Issuer or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Issuer as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Issuer shall be in default of such covenant). The Board of Directors of the Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                              DESCRIPTION OF NOTES

     The Notes evidence the same indebtedness as that which will be evidenced by the Exchange Notes and are entitled to the benefits of the Indenture. The form and terms of the Notes are the same as the form and terms of the Exchange Notes except that none of the Notes was registered under the Securities Act. Therefore, the Notes may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes bear legends restricting the transfer thereof. In addition, with certain exceptions, the Notes may not be sold or transferred to, or acquired on behalf of, any pension or welfare plan (as described in Section 3 of the Employee Retirement Income Security Act of 1974). For a description of the terms of the Exchange Notes, see "Description of Exchange Notes."

                    REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Issuer, the Subsidiary Guarantors and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Issuer and Subsidiary Guarantors agreed to file the Registration Statement with the Commission within 60 days of the Issue Date and use their respective best efforts to have it declared effective at the earliest possible time. The Issuer and the Subsidiary Guarantors also agreed to use their best efforts to cause the Registration Statement to be effective continuously, to keep the Exchange Offer open for a period of not less than 20 business days and cause the Exchange Offer to be consummated no later than the 30th business day after it is declared effective by the Commission. Pursuant to the Exchange Offer, certain Holders of Notes which constitute Transfer Restricted Securities may exchange their Transfer Restricted Securities for registered Exchange Notes. To participate in the Exchange Offer, each Holder must make the representations and take the other actions described under "The Exchange Offer."

     If (i) the Exchange Offer is not permitted by applicable law or Commission policy or (ii) any Holder of Notes which are Transfer Restricted Securities notifies the Issuer during the pendency of, or prior to the 20th business day following the consummation of, the Exchange Offer that (a) it is or was, as the case may be, prohibited by law or Commission policy from participating in the Exchange Offer, (b) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus, and this Prospectus is not appropriate or available for such resales by it, or (c) it is a broker-dealer and holds Notes acquired directly from the Issuer or any of the Issuer's affiliates, the Issuer and the Subsidiary Guarantors will file with the Commission a Shelf Registration Statement to register for public resale the Transfer Restricted Securities held by any such Holder who provides the Issuer with certain information for inclusion in the Shelf Registration Statement.

     For the purposes of the Registration Rights Agreement, "Transfer Restricted Securities" means (i) each Note and the related Subsidiary Guarantees until the earliest to occur of (a) the date on which such Note is exchanged in the Exchange Offer for an Exchange Note which is entitled to be resold to the public by the Holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which such Note has been disposed of in accordance with the Shelf Registration Statement, or (c) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act and (ii) each Exchange Note acquired by a Broker-Dealer for its own account as a result of market making or other trading activities until the date on which such Exchange Note is disposed of by a Broker-Dealer pursuant to the "Plan of Distribution" contemplated by this Prospectus (including delivery of this Prospectus).

     The Registration Rights Agreement provides that (i) if the Issuer or the Subsidiary Guarantors fail to file a registration statement relating to the Exchange Offer with the Commission on or prior to the 60th day after the Issue Date (which requirement has been satisfied by filing the Registration Statement), (ii) if the Registration Statement is not declared effective by the Commission on or prior to the 135th day after the Issue Date, (iii) if the Exchange Offer is not consummated on or before the 30th business day after the Registration Statement is declared effective, (iv) if obligated to file the Shelf Registration Statement and the Issuer and the Subsidiary Guarantors fail to file the Shelf Registration Statement with the Commission on or prior to the 30th day after such filing obligation arises, (v) if obligated to file a Shelf Registration Statement and the Shelf Registration Statement is not declared effective on or prior to the 60th day after the obligation to file a Shelf

Registration Statement arises, or (vi) if the Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective but thereafter ceases to be effective or useable in connection with resales of the Transfer Restricted Securities, for such time of non-effectiveness or non-usability (each, a "Registration Default"), the Issuer and the Subsidiary Guarantors agree to pay to each Holder of Transfer Restricted Securities affected thereby liquidated damages ("Liquidated Damages") in an amount equal to $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities held by such Holder for each week or portion thereof that the Registration Default continues for the first 90 day period immediately following the occurrence of such Registration Default. The amount of the Liquidated Damages shall increase by an additional $0.05 per week per $1,000 in principal amount of Transfer Restricted Securities with respect to each subsequent 90 day period until all Registration defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week per $1,000 in principal amount of Transfer Restricted Securities. The Issuer and the Subsidiary Guarantors shall not be required to pay Liquidated Damages for more than one Registration Default at any given time. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     All accrued Liquidated Damages shall be paid by the Issuer or the Subsidiary Guarantors to Holders entitled thereto by wire transfer to the accounts specified by them or by mailing checks to their registered address if no such accounts have been specified.

                           DESCRIPTION OF OTHER DEBT

SENIOR CREDIT FACILITY

     The Issuer has entered into a Third Amended and Restated Revolving Credit Agreement ("Senior Credit Facility") with Comerica Bank ("Comerica"). The Senior Credit Facility provides for both a revolving credit facility, letters of credit and a term loan.

     Revolving Credit Facility. The Senior Credit Facility provides for a revolving credit facility in the amount of $50.0 million, less the amount of letters of credit outstanding under the Senior Credit Facility. The revolving credit facility matures on February 28, 2001. Amounts outstanding bear interest at an interest rate equal to, at the option of the Issuer, either (A) the greater of (i) the prime rate of Comerica and (ii) a designated federal funds rate plus 1.0%, and (B) a reserve adjusted eurodollar rate plus a margin determined by reference to the ratio of the Company's Funded Debt to EBITDA, which margin will not be less than 0.5% nor greater than 2.5%.

     Letters of Credit. The Senior Credit Facility also provides for the issuance of letters of credit by Comerica at the request of the Issuer up to an aggregate amount of $3.0 million.

     Term Loan Facility. The Senior Credit Facility also provides for a term loan of $10.0 million, of which $10.0 million in principal was outstanding as of January 31, 1998. The term loan is payable in monthly principal installments of $166,667 with the first monthly principal installment payable in June 1998. The term loan matures on May 10, 2003 and bears interest at 7.85%.

     Security. All indebtedness owed Comerica by the Issuer is secured by all or substantially all of non-real estate assets of the Issuer and its domestic subsidiaries and is also secured by the facilities of Rochester Gear, Inc. ("Rochester Gear") located in Clifford, Michigan and Oakland, Michigan. All domestic subsidiaries of the Issuer have guaranteed the payment of such indebtedness. Pursuant to the Senior Credit Facility, Comerica has the right at any time to require the Issuer and each of its present and future subsidiaries to grant to Comerica a lien on any real and personal property on which it does not then have a lien. The Issuer is also required to cause any future subsidiaries to guaranty all indebtedness owed to Comerica by the Issuer.

     Covenants. The Senior Credit Facility contains a number of covenants that, among other things, restrict the ability of the Issuer and its subsidiaries to dispose of or acquire assets, incur additional indebtedness, prepay other indebtedness, amend certain debt instruments (including without limitation the Indenture), pay dividends or redeem stock, merge, consolidate, issue guarantees, create liens on assets, enter into negative pledge agreements and make investments, and which otherwise restrict certain corporate activities. In addition, the Senior Credit Facility requires that the Issuer and its subsidiaries on a consolidated basis comply with certain financial covenants. The amount the Company can actually borrow under the Senior Credit Facility at any given time will be dependent upon its performance as measured by such covenants.

     The Senior Credit Facility requires the Company to have Net Worth not less than the Base Net Worth Amount as of the last day of each fiscal quarter, beginning January 31, 1998. The Base Net Worth Amount for the January 31, 1998 measurement is equal to $22.5 million. The Base Net Worth Amount is increased on the last day of each subsequent fiscal quarter by an amount equal to one-half of the Company's net income for such fiscal quarter. Once increased, the Base Net Worth Amount does not decrease. "Net Worth" means an amount computed in accordance with generally accepted accounting principles consistently applied by subtracting total liabilities from total assets, but adjusted to exclude the following, to the extent such items impact the Company's financial statements after February 10, 1998: (i) charges related to legal proceedings, (ii) charges related to restructuring activities, (iii) gains or losses on sales of businesses or operations and (iv) income or losses from divested or discontinued operations.

     The Senior Credit Facility also requires the Company to have as of the last day of each fiscal quarter for the Applicable Measuring Period ending on such date, commencing April 30, 1998, a ratio of EBITDA less capital expenditures to principal and interest payments payable with respect to any indebtedness of the Company (including capital leases) of not less than 1.5 to 1.0.

     The Applicable Measuring Period for the last day of each fiscal quarter is the four fiscal quarters ending on such date, except that (a) the Applicable Measuring Period for April 30, 1998 is the three-month period then ending, (b) the Applicable Measuring Period for July 31, 1998 is the six-month period then ending, and (c) the Applicable Measuring Period for October 31, 1998 is the nine-month period then ending.

     Further, the Senior Credit Facility requires the Company to have, as of the end of each fiscal quarter, commencing on April 30, 1998, a ratio of Funded Debt to Total Liabilities plus Net Worth of not more than (a) .85 to 1.0 as of the end of each fiscal quarter ending before October 31, 1998, (b) .80 to 1.0 as of the end of each fiscal quarter ending on or after October 31, 1998 and before October 31, 1999, and (c) .75 to 1.0 as of the end of each fiscal quarter ending on or after October 31, 1999. "Funded Debt" means the Company's indebtedness for borrowed money and the principal component of its capital lease obligations, less cash and cash equivalents to the extent exceeding $2.0 million. "Total Liabilities" means all liabilities of the Company as determined in accordance with generally accepted accounting principles consistently applied, less cash and cash equivalents to the extent exceeding $2.0 million.

     Additionally, the Senior Credit Facility requires the Company to have, as of the end of each fiscal quarter, commencing on April 30, 1998, a ratio of Funded Debt as of such date to EBITDA for the Applicable Measuring Period of not more than (a) 6.0 to 1.0 as of the end of each fiscal quarter ending before October 31, 1998, (b) 5.5 to 1.0 as of the end of each fiscal quarter ending on or after October 31, 1998 and before October 31, 1999, and (c) 4.5 to 1.0 for all fiscal quarters ending on or after October 31, 1999. The EBITDA used in calculating this ratio is (a) for the fiscal quarter ending April 30, 1998, four times the Company's EBITDA for that quarter, (b) for the fiscal quarter ending July 31, 1997, twice the Company's EBITDA for the six months then ended, (c) for the quarter ending October 31, 1998, one and one-third of the Company's EBITDA for the nine months then ended, and (d) for each subsequent fiscal quarter, the Company's EBITDA for the four quarters then ended.

     For purposes of these calculations, EBITDA will be deemed to include an assumed amount of EBITDA for Deco and Turn-Matic for the period from February 1, 1998 through the date they were actually acquired by the Company.

     Events of Default. The Senior Credit Facility contains customary events of default relating to nonpayment of principal or interest, material inaccuracy of representations and warranties, violation of covenants, cross-default to other indebtedness, certain events of bankruptcy and insolvency, judgments in an aggregate amount greater than $100,000 against the Issuer or its subsidiaries, invalidity of any guarantee or security interest, the revocation of any guaranty or a change in control of the Issuer.

ROCHESTER GEAR BOND INDEBTEDNESS

     The Michigan Strategic Fund ("MSF") issued its limited obligation refunding revenue bonds ("Bonds") in the amount of $6.1 million in 1995 for the benefit of Rochester Gear. Rochester Gear is obligated to pay to the MSF all amounts necessary to pay all principal, interest, purchase price and premium, if any, on the Bonds.

     Letter of Credit. Rochester Gear has supplied a letter of credit ("Letter of Credit") on which the trustee for the holders of the Bonds can draw to pay principal of the Bonds, principal and interest on Bonds tendered for purchase and an amount equal to 35 days interest. The Letter of Credit presently is issued by Comerica. Rochester Gear has entered into a reimbursement agreement with Comerica (the "Reimbursement Agreement"), pursuant to which it has agreed to reimburse Comerica for all payments made by Comerica under the Letter of Credit, to pay it an annual fee equal to 1.0% of the amount of the Letter of Credit, and to indemnify Comerica from any and all losses, costs, and damages which it may suffer in connection with the Letter of Credit. These obligations of Rochester Gear are secured by a mortgage on its manufacturing facilities in Clifford, Michigan, and Oakland, Michigan and by substantially all of its other assets. The Issuer also has guaranteed the obligations of Rochester Gear to Comerica, which guarantee is secured by substantially all the assets of the Issuer (other than real estate) and is indirectly secured by all assets of its domestic Subsidiaries (other than real estate).

     Interest Rate. The Bonds may bear interest at different interest rates during applicable interest periods, each of which interest rate is equal to the interest rate determined by a remarketing agent as being the lowest rate of interest which would permit the Bonds to be remarketed at par on the first day of the applicable interest period.

     Purchase of Bonds. Each Bondholder has the right to cause the purchase of his interest in the Bonds and, to the extent that such Bonds are not remarketed, the trustee for the Bondholders is required to draw on the Letter of Credit to pay the purchase price for the tendered Bonds. If the payment of such purchase price is not available under the Letter of Credit, Rochester Gear is obligated to fund the payment of the purchase price.

     The Bonds are subject to mandatory purchase upon the occurrence of certain events, which events include the failure of Rochester Gear to supply a new letter of credit, to obtain an extension of the then outstanding letter of credit, or to provide for an alternative credit facility meeting certain requirements 25 days prior to the date that the then outstanding letter of credit expires, terminates, or is released, and failure by the issuer of the Letter of Credit, or a replacement letter of credit, to maintain a specified creditworthiness rating.

     Events of Default. The indenture pursuant to which the Bonds were issued contains various customary events of default, including events relating to nonpayment of principal, interest, fees, or the purchase price of a Bond, violations of covenants, the occurrence of an event of default under the Reimbursement Agreement and certain events of bankruptcy and insolvency.

     The Reimbursement Agreement contains various events of default that are customary in loan agreements, including events relating to nonpayment of any moneys due Comerica under the Reimbursement Agreement or otherwise, material inaccuracy of representations and warranties, violation of covenants, cross-default to other indebtedness, uninsured judgments in the aggregate over $250,000, material change in ownership of Rochester Gear and failure to maintain certain employee benefit plans or default in performing requirements in connection therewith.

             CERTAIN FEDERAL TAX CONSIDERATIONS FOR FOREIGN PERSONS

     THIS SUMMARY IS OF A GENERAL NATURE AND IS INCLUDED HEREIN SOLELY FOR INFORMATIONAL PURPOSES. IT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS BEING, LEGAL OR TAX ADVICE. NO REPRESENTATION WITH RESPECT TO THE CONSEQUENCES TO ANY PARTICULAR PURCHASER OF THE EXCHANGE NOTES IS MADE. PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR PARTICULAR CIRCUMSTANCES.

     The following discussion is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of the Exchange Notes by a Foreign Person (as hereinafter defined), based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, and administrative interpretations, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could adversely affect a holder of the Exchange Notes. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge the conclusions stated below, and no ruling from the IRS has been or will be sought on any of the matters discussed below.

     The following discussion does not purport to be a complete analysis of all the potential federal income tax effects relating to the ownership and disposition of the Exchange Notes by Foreign Persons or any other person, and, without limiting the generality of the foregoing, this summary does not address the effect of any special rules applicable to certain types of purchasers (including dealers in securities, insurance companies, financial institutions, tax-exempt entities, and persons who hold Exchange Notes as part of a straddle, hedge, or conversion transaction). This discussion is limited to Foreign Persons other than former United States citizens described in Section 877(a) of the Code or former residents of the United States described in Sections 877(e) or 7701(b)(10) of the Code and is limited to Foreign Persons who hold the Exchange Notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the effect of any state, local, or foreign tax laws. Holders of Exchange Notes who are Foreign Persons are urged to consult their own tax advisors regarding the specific tax consequences to them of owning and disposing of Exchange Notes.

CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO FOREIGN PERSONS

     For purposes of this discussion, the term "U.S. Person" means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any state thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. The term "Foreign Person" means a person other than a U.S. Person.

     Any interest or Liquidation Damages earned on an Exchange Note by a holder who is a Foreign Person will be considered "portfolio interest" and will not be subject to United States federal income tax, and will not be subject to United States tax withholding (except for "backup withholding" in the circumstances described below), if:

          (1) such Foreign Person is neither (i) a "controlled foreign corporation" that is related to the Issuer as described in Section 881(c)(3)(C) of the Code, (ii) a bank that has purchased Exchange Notes pursuant to an extension of credit made in the ordinary course of its trade or business, nor (iii) a person who owns, directly or under the attribution rules of Section 871(h)(3)(C) of the Code, 10% or more of the voting power in the Issuer;

          (2) the person who would otherwise be required to withhold tax from payments of such interest (the "withholding agent") is furnished an IRS Form W-8 (or equivalent), signed under penalties of perjury, identifying the beneficial owner of the Note and stating that the beneficial owner of the Exchange Note is a Foreign Person; and

          (3) the interest is not effectively connected with the conduct of a trade or business within the United States by the Foreign Person.

     Any interest or Liquidated Damages (other than "portfolio interest") earned on an Exchange Note by a Foreign Person will be subject to United States federal income tax and withholding at a rate of 30% (or at a lower rate under an applicable tax treaty) if this interest or Liquidated Damages is not effectively connected with the conduct of a trade or business within the United States by this Foreign Person.

     Any interest or Liquidated Damages earned on an Exchange Note, and any gain realized on a sale or exchange (including a redemption) of an Exchange Note, that is effectively connected with the conduct of a trade or business within the United States by the Foreign Person will be subject to United States federal income tax at regular graduated rates (and, if the Foreign Person is a corporation, may also be subject to a United States branch profits tax). Such income will not be subject to United States income tax withholding, however, if the Foreign Person furnishes the proper certificate to the withholding agent.

     Any gain realized by a Foreign Person on a sale or exchange (including a redemption) of an Exchange Note will not be subject to United States federal income tax or withholding if (i) the gain is not effectively connected with the conduct of a trade or business within the United States by the Foreign Person, and (ii) in the case of a Foreign Person who is an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or exchange, or the individual does not have a "tax home" in the United States and the gain is not attributable to an office or other fixed place of business maintained in the United States by the individual.

     For United States estate tax purposes, the gross estate of an individual who is not a U.S. citizen or resident (as specially defined for United States estate tax purposes) and who holds an Exchange Note at the time of his death is not deemed to include such Exchange Note if the interest thereon constitutes "portfolio interest" (without regard to whether the "portfolio interest" certification requirements are satisfied).

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by the Issuer or any agent thereof to a holder of an Exchange Note if the holder has furnished a certification under penalties of perjury that it is a Foreign Person, or has otherwise demonstrated that it qualifies for an applicable exemption, provided that neither the Issuer nor such agent has actual knowledge to the contrary. The interest and any Liquidated Damages earned by a Foreign Person will generally be reported, however, by the Issuer on IRS Form 1042S.

     If a Foreign Person sells an Exchange Note through a United States office of a broker, the broker is required to file an information report and is required to withhold 31% of the sale proceeds unless the Foreign Person certifies under penalties of perjury its non-United States status (and the payor does not have actual knowledge to the contrary) or otherwise establishes an exemption. If a Foreign Person sells an Exchange Note through a foreign office of a broker, backup withholding is not required; but information reporting is required if the broker does not have documentary evidence that the holder is a Foreign Person and if (i) the broker is a U.S. Person, (ii) the broker is a "controlled foreign corporation" (as defined in Section 957 of the Code), or
(iii) the broker derives 50% or more of its gross income for a specified three year period from the conduct of a trade or business in the United States.

     Any amount withheld from payment to a holder under the backup withholding rules will generally be allowed as a credit against such holder's United States federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

NEW FINAL REGULATIONS

     Recently, the U.S. Treasury Department has promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. Special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. Foreign Persons are urged to consult their own tax advisors with respect to these final regulations.

                              PLAN OF DISTRIBUTION

     Any broker or dealer registered under the Exchange Act (a "Broker-Dealer") who holds Transfer Restricted Securities that were acquired for the account of such Broker-Dealer as a result of market-making activities or other trading activities (other than Notes acquired from the Issuer or any Affiliate of the Company) may exchange such Transfer Restricted Securities pursuant to the Exchange Offer. Each Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by any Broker-Dealer in connection with resales of Exchange Notes received in exchange for Notes where such Notes were acquired as a result of market-making activities or other trading activities. The Issuer and Subsidiary Guarantors have agreed that, for a period of one year after the Exchange Offer is consummated, they will make this Prospectus, as amended or supplemented, available to any Broker-Dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Broker-Dealers. Exchange Notes received by Broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to the purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the date of consummation of the Exchange Offer, the Issuer will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Broker-Dealer that requests such documents in the Letter of Transmittal. The Issuer has agreed to pay certain expenses incident to the Exchange Offer, other than commission or concessions of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any Broker-Dealers) against certain liabilities, including liabilities under the Securities Act.

     By acceptance of the Exchange Offer, each Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from the Issuer of the happening of any event which makes any statement in this Prospectus untrue in any material respect or which requires the making of any changes in this Prospectus in order to make the statements therein not misleading (which notice the Issuer agrees to deliver promptly to such Broker-Dealer), such Broker-Dealer will suspend use of the Prospectus until the Issuer and Subsidiary Guarantors have amended or supplemented this Prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemental Prospectus to such Broker-Dealer.

                                 LEGAL MATTERS

     The validity of the issuance of the Exchange Notes offered hereby will be passed on for the Issuer by Miller, Canfield, Paddock and Stone, P.L.C., Detroit, Michigan.

                                    EXPERTS

     The financial statements of (i) the Company at October 31, 1997 and 1996 and for each of the three years in the period ended October 31, 1997, (ii) MT&G at December 31, 1996 and for the year ended

December 31, 1996, (iii) Deco at December 31, 1997, 1996 and 1995 and for each of the three years in the period ended December 31, 1997 and (iv) Turn-Matic at September 30, 1997 and for the year then ended that are included in this Prospectus, and the financial statements from which certain of the Summary and Selected Financial Data included in this Prospectus have been derived, have been audited by Coopers & Lybrand, L.L.P, independent accountants, as indicated in their reports appearing herein and elsewhere in the Registration Statement. Such financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
NEWCOR, INC.
Report of Independent Accountants...........................     F-2
Consolidated Statements of Income for the years ended
  October 31, 1997, 1996 and 1995...........................     F-3
Consolidated Statements of Income for the three months ended
  January 31, 1998 and 1997 (Unaudited).....................     F-4
Consolidated Statements of Shareholders' Equity for the
  years ended October 31, 1997, 1996 and 1995...............     F-5
Consolidated Balance Sheets as of October 31, 1997 and
  1996......................................................     F-6
Condensed Consolidated Balance Sheet as of January 31, 1998
  (Unaudited)...............................................     F-7
Consolidated Statements of Cash Flows for the years ended
  October 31, 1997, 1996 and 1995...........................     F-8
Condensed Consolidated Statements of Cash Flows for the
  three months ended January 31, 1998 and 1997
  (Unaudited)...............................................     F-9
Notes to Consolidated Financial Statements..................    F-10
MACHINE TOOL & GEAR, INC.
Report of Independent Accountants...........................    F-22
Balance Sheets as of September 30, 1997 (Unaudited) and
  December 31, 1996.........................................    F-23
Statements of Income and Retained Earnings for the
  nine-months ended September 30, 1997 and 1996 (Unaudited)
  and for the year ended December 31, 1996..................    F-24
Statements of Cash Flows for the nine-months ended September
  30, 1997 and 1996 (Unaudited) and for the year ended
  December 31, 1996.........................................    F-25
Notes to Financial Statements...............................    F-26
THE DECO GROUP
Report of Independent Accountants...........................    F-30
Combined Balance Sheets as of December 31, 1997, 1996 and
  1995......................................................    F-31
Combined Statements of Income and Retained Earnings for the
  years ended December 31, 1997, 1996 and 1995..............    F-32
Combined Statements of Cash Flows for the years ended
  December 31, 1997, 1996 and 1995..........................    F-33
Notes to Financial Statements...............................    F-34
TURN-MATIC, INC.
Report of Independent Accountants...........................    F-39
Balance Sheets as of September 30, 1997 and December 31,
  1997 (Unaudited)..........................................    F-40
Statements of Income and Retained Earnings for the year
  ended September 30, 1997 and for the three months ended
  December 31, 1997 and 1996 (Unaudited)....................    F-41
Statements of Cash Flows for the year ended September 30,
  1997 and for the three months ended December 31, 1997 and
  1996 (Unaudited)..........................................    F-42
Notes to Financial Statements...............................    F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Newcor, Inc.

     We have audited the consolidated balance sheets of Newcor, Inc. and Subsidiaries as of October 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended October 31, 1997, 1996, and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Newcor, Inc. and Subsidiaries as of October 31, 1997, and 1996 and the consolidated results of operations and cash flows for the years ended October 31, 1997, 1996, and 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
Detroit, Michigan
December 5, 1997, except as to the information presented in Note B, for which the date is January 16, 1998.

                                  NEWCOR, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   FOR THE YEARS ENDED OCTOBER 31,
                                                              -----------------------------------------
                                                                 1997           1996           1995
                                                              -----------    -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Sales.......................................................   $130,848       $111,744       $ 90,173
Cost of sales...............................................    107,083         89,087         73,555
                                                               --------       --------       --------
Gross margin................................................     23,765         22,657         16,618
Selling, general and administrative expense.................     15,759         15,052         11,264
Nonrecurring items, net (gain) loss.........................       (297)           824             --
                                                               --------       --------       --------
Operating income from continuing operations.................      8,303          6,781          5,354
Other income (expense):
  Interest expense..........................................     (2,070)        (1,787)        (1,504)
  Other.....................................................       (224)           178           (229)
                                                               --------       --------       --------
Income from continuing operations before income taxes.......      6,009          5,172          3,621
Provision for income taxes..................................      2,119          1,614          1,230
                                                               --------       --------       --------
Income from continuing operations...........................      3,890          3,558          2,391
                                                               --------       --------       --------
Discontinued operations:
  Loss from discontinued operations, net of income tax
     benefit of $611 and $853, respectively.................         --         (1,203)        (1,510)
  Loss on sale of discontinued operations, net of income tax
     benefit of $1,800......................................         --         (3,500)            --
                                                               --------       --------       --------
Loss from discontinued operations...........................         --         (4,703)        (1,510)
                                                               --------       --------       --------
Net income (loss)...........................................   $  3,890       $ (1,145)      $    881
                                                               ========       ========       ========
Amounts per share of common stock -- Basic and Diluted:
  Income from continuing operations.........................   $   0.79       $   0.72       $   0.49
  Loss from discontinued operations.........................         --          (0.96)         (0.31)
                                                               ========       ========       ========
  Net income (loss).........................................   $   0.79       $  (0.24)      $   0.18
                                                               ========       ========       ========
Weighted average common shares outstanding..................      4,940          4,923          4,913
                                                               ========       ========       ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                  NEWCOR, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              FOR THE THREE MONTHS
                                                               ENDED JANUARY 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
                                                                 (IN THOUSANDS,
                                                                EXCEPT PER SHARE
                                                                    AMOUNTS)
                                                                  (UNAUDITED)
Sales.......................................................  $30,134     $27,975
Cost of sales...............................................   26,423      22,645
                                                              -------     -------
Gross margin................................................    3,711       5,330
Selling, general and administrative expense.................    4,164       3,511
Amortization expense........................................      325         186
Nonrecurring items, net loss................................                  711
                                                              -------     -------
Operating income (loss).....................................     (778)        922
Other income (expense):
  Interest expense..........................................     (825)       (432)
  Other.....................................................      (11)         74
                                                              -------     -------
Income (loss) before income taxes...........................   (1,614)        564
Provision (benefit) for income taxes........................     (582)        198
                                                              -------     -------
Net income (loss)...........................................  $(1,032)    $   366
                                                              =======     =======
Amounts per share of common stock:
  Net income (loss) -- Basic................................  $ (0.21)    $  0.07
  Net income (loss) -- Diluted..............................  $ (0.21)    $  0.07
Weighted average common shares outstanding..................    4,942       4,932
                                                              =======     =======

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                  NEWCOR, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                         CAPITAL IN   UNFUNDED                   TOTAL
                                                COMMON     EXCESS      PENSION    RETAINED   SHAREHOLDERS'
                                                STOCK      OF PAR     LIABILITY   EARNINGS      EQUITY
                                                ------   ----------   ---------   --------   -------------
                                                                      (IN THOUSANDS)
Balance, November 1, 1994.....................  $4,676     $  374      $(1,319)   $21,426       $25,157
  Unfunded pension liability..................                             783
  Net income..................................                                        881
  Cash dividends, $.20 per share..............                                       (936)
  Shares issued under employee stock plans....      3          21
                                                ------     ------      -------    -------       -------
Balance, October 31, 1995.....................  4,679         395         (536)    21,371       $25,909
  Unfunded pension liability..................                             481
  Net loss....................................                                     (1,145)
  Cash dividends, $.20 per share..............                                       (938)
  Shares issued under employee stock plans....     18         116
                                                ------     ------      -------    -------       -------
Balance, October 31, 1996.....................  4,697         511          (55)    19,288       $24,441
  Unfunded pension liability..................                             (44)
  Net income..................................                                      3,890
  Cash dividends, $.20 per share..............                                       (954)
  Shares issued under employee stock plans....     10          72
  Stock dividend, 5%..........................    235       1,675                  (1,910)
                                                ------     ------      -------    -------       -------
Balance, October 31, 1997.....................  $4,942     $2,258      $   (99)   $20,314       $27,415
                                                ======     ======      =======    =======       =======

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                  NEWCOR, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS
                                                                 OCTOBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
Current Assets:
  Cash......................................................  $    34    $    34
  Accounts receivable.......................................   22,523     17,369
  Inventories...............................................    8,084      8,196
  Prepaid expenses and other................................    7,219      4,634
  Deferred income taxes.....................................    1,453      1,891
                                                              -------    -------
Total current assets........................................   39,313     32,124
Property, plant and equipment, net of accumulated
  depreciation..............................................   28,119     23,131
Prepaid pension expense.....................................    3,180      3,871
Cost in excess of assigned value of acquired companies, net
  of amortization...........................................   16,080     12,689
Net assets held for sale....................................       --      3,844
Other long-term assets......................................    4,191      1,840
                                                              -------    -------
          Total assets......................................  $90,883    $77,499
                                                              =======    =======

                                  LIABILITIES

Current Liabilities:
  Current portion of long-term debt.........................  $   833    $    --
  Accounts payable..........................................   14,874     10,175
  Accrued payroll and related expenses......................    3,584      3,401
  Other accrued liabilities.................................    2,084      3,597
                                                              -------    -------
Total current liabilities...................................   21,375     17,173
Long-term debt..............................................   32,267     25,400
Postretirement benefits other than pensions.................    6,338      6,345
Pension liability and other.................................    3,488      4,140
                                                              -------    -------
          Total liabilities.................................   63,468     53,058
                                                              -------    -------

                              SHAREHOLDERS' EQUITY

Preferred stock, no par value,
  Authorized: 1,000 shares. Issued: None
Common stock, par value $1 per share.
     Authorized: 10,000 shares.
     Issued: 4,942 shares in 1997 and 4,697 shares in
      1996..................................................    4,942      4,697
Capital in excess of par....................................    2,258        511
Unfunded pension liability..................................      (99)       (55)
Retained earnings...........................................   20,314     19,288
                                                              -------    -------
          Total shareholders' equity........................   27,415     24,441
                                                              -------    -------
          Total liabilities and shareholders' equity........  $90,883    $77,499
                                                              =======    =======

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                  NEWCOR, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                   ASSETS
                                                               JANUARY 31,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
                                                               (UNAUDITED)
Current Assets:
  Cash......................................................     $     86
  Accounts receivable.......................................       21,138
  Inventories...............................................        7,927
  Other current assets......................................        7,998
                                                                 --------
Total current assets........................................       37,149
Property, plant and equipment, net of accumulated
  depreciation of $15,496...................................       37,116
Goodwill, net of amortization...............................       40,202
Other long-term assets......................................        9,982
                                                                 --------
          Total assets......................................     $124,449
                                                                 ========

                                LIABILITIES

Current Liabilities:
  Current portion of long-term debt.........................     $  1,333
  Accounts payable..........................................       14,319
  Other accrued liabilities.................................        4,598
                                                                 --------
Total current liabilities...................................       20,250
Long-term debt..............................................       68,117
Postretirement benefits and other...........................        9,945
                                                                 --------
          Total liabilities.................................       98,312
                                                                 --------

                            SHAREHOLDERS' EQUITY

Preferred stock, no par value, Authorized: 1,000 shares.
  Issued: None
Common stock, par value $1 per share.
     Authorized: 10,000 shares.
     Issued: 4,942 shares in 1998...........................        4,942
Capital in excess of par....................................        2,258
Unfunded pension liability..................................          (99)
Retained earnings...........................................       19,036
                                                                 --------
          Total shareholders' equity........................       26,137
                                                                 --------
          Total liabilities and shareholders' equity........     $124,449
                                                                 ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                  NEWCOR, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEARS ENDED OCTOBER 31,
                                                             --------------------------------
                                                               1997        1996        1995
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
Operating Activities:
  Income from continuing operations........................  $  3,890    $  3,558    $  2,391
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Loss on sale of businesses............................       711         824          --
     Depreciation and amortization.........................     4,280       3,622       2,850
     Deferred income taxes.................................       692        (637)      1,577
     Pensions..............................................      (125)       (893)        451
     Gain on sale of capital assets........................    (1,025)       (168)       (354)
     Other -- net..........................................       888         (27)       (131)
     Changes in operating assets and liabilities:
       Accounts receivable.................................    (3,258)        444      (3,072)
       Inventories.........................................     1,498         747        (815)
       Other current assets................................       320      (2,004)       (790)
       Accounts payable....................................     1,741       2,921      (1,783)
       Accrued liabilities.................................    (1,170)       (589)      1,139
                                                             --------    --------    --------
  Cash provided by continuing operating activities.........     8,442       7,798       1,463
                                                             --------    --------    --------
  Cash provided by (used in) discontinued operations.......    (1,117)      5,931       9,096
                                                             --------    --------    --------
Investing Activities:
  Capital expenditures.....................................    (3,539)     (2,946)     (4,580)
  Proceeds from sale of businesses.........................     1,500       1,984          --
  Acquisitions, net of cash acquired.......................   (14,581)    (11,578)         --
  Proceeds from sale of capital assets.....................     2,467         420         407
                                                             --------    --------    --------
  Net cash used in investing activities....................   (14,153)    (12,120)     (4,173)
                                                             --------    --------    --------
Financing Activities:
  Net borrowings (repayments) on revolving credit line.....     7,700     (10,800)    (11,000)
  Term note proceeds.......................................        --      10,000          --
  Revenue bond proceeds....................................        --          --       6,100
  Principal payment on bonds...............................        --          --        (600)
  Shares issued under employee stock plans.................        82         134          24
  Cash dividends paid......................................      (954)       (938)       (936)
                                                             --------    --------    --------
  Net cash provided by (used in) financing activities......     6,828      (1,604)     (6,412)
                                                             --------    --------    --------
  Increase (decrease) in cash..............................        --           5         (26)
  Cash, beginning of year..................................        34          29          55
                                                             --------    --------    --------
  Cash, end of year........................................  $     34    $     34    $     29
                                                             ========    ========    ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                  NEWCOR, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE THREE MONTHS ENDED
                                                                     JANUARY 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
Operating Activities:
  Net income (loss).........................................   $ (1,032)      $    366
     Depreciation and amortization..........................      1,277          1,003
     Other -- net...........................................          8           (407)
     Changes in operating assets and liabilities, net.......        164            934
                                                               --------       --------
  Net cash provided by operations...........................        417          1,896
                                                               --------       --------
Investing Activities:
  Capital expenditures......................................     (1,749)          (620)
  Acquisitions, net of cash acquired........................    (13,070)       (12,081)
                                                               --------       --------
  Net cash used in investing activities.....................    (14,819)       (12,701)
                                                               --------       --------
Financing Activities:
  Net borrowings (repayments) on revolving credit line......     14,700         11,100
  Cash dividends paid.......................................       (246)          (235)
                                                               --------       --------
  Net cash from financing activities........................     14,454         10,865
                                                               --------       --------
  Increase in cash..........................................         52             60
  Cash, beginning of period.................................         34             34
                                                               --------       --------
  Cash, end of period.......................................         86             94
                                                               ========       ========

                  The accompanying notes are an integral part
                   of the consolidated financial statements.

                                  NEWCOR, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

A. ACCOUNTING POLICIES

     Description of the Business: Newcor, Inc. and its subsidiaries (the "Company") design and manufacture precision machined components and assemblies and custom rubber and plastic products primarily for the automotive and agricultural vehicle markets. The Company is also a supplier of standard and specialty machines and equipment systems mainly for the automotive and appliance industries.

     Principles of Consolidation -- The consolidated financial statements include the accounts of Newcor, Inc. and all subsidiaries. All significant intercompany accounts and transactions are eliminated.

     Interim Financial Information -- The unaudited interim basic financial statements included herein as of January 31, 1998 and for the three-month periods ended January 31, 1998 and 1997 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations, and cash flows. Operating results for the three-months ended January 31, 1998 are not necessarily indicative of the results that may be expected for the year ended October 31, 1998.

     Inventory Valuation -- Inventories are stated at the lower of cost or net realizable value. Costs, other than those specifically identified to contracts, are determined primarily on the first-in, first-out (FIFO) basis.

     Contract Accounting -- The percentage of completion method of accounting is used by the Company's Special Machines segment. Sales and gross profit are recognized as work is performed based on the relationship between actual costs incurred and total estimated costs at completion. Sales and gross profit are adjusted prospectively for revisions in estimated total contract costs and contract values. Estimated losses are recognized when determinable.

     Property, Plant and Equipment -- Property, plant and equipment is stated at cost and is depreciated using the straight-line method. The general range of lives is fifteen to thirty years for building and land improvements and four to ten years for machinery, office equipment and vehicles.

     Cost in Excess of Assigned Value of Acquired Companies -- The costs of acquired companies that exceed the assigned value at dates of acquisition (goodwill) are generally being amortized over a twenty year period using the straight-line method. Several factors are used to evaluate the recoverability of goodwill, including management's plans for future operations, recent operating results and each division's projected undiscounted cash flows. Accumulated amortization was $2,715 and $1,825 at October 31, 1997 and 1996, respectively.

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " (FAS 121) was adopted in fiscal 1997. FAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The effect of adopting FAS 121 was not material.

     Income Taxes -- Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

     Use of Estimates -- The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Financial Instruments -- The carrying amount of the Company's financial instruments, which includes cash, accounts receivable, accounts payable, notes payable and long-term debt approximates their fair value at

                                  NEWCOR, INC.

A. ACCOUNTING POLICIES -- (CONTINUED)

October 31, 1997 and 1996. Fair values have been determined through information obtained from market sources and management estimates.

     Stock dividend -- On June 11, 1997, the Company declared a 5% stock dividend which was paid on September 12, 1997 to shareholders of record on August 14, 1997. The dividend was charged to retained earnings in the amount of $1,910. Per share amounts and shares outstanding included in the accompanying consolidated financial statements and notes are based on the increased number of shares giving retroactive effect to the stock dividend.

     Earnings per share -- Statement of Financial Accounting Standards No. 128, "Earnings per Share" (FAS 128) establishes an updated standard for computing and presenting earnings per share. The statement is effective in fiscal 1998 but will not result in a materially different reported earnings per share amount for the Company.

     Reclassifications -- Certain items in prior years' financial statements have been reclassified to conform with the presentation used in the year ended October 31, 1997.

B. FISCAL 1998 ACQUISITIONS

     In December 1997, the Company purchased the assets and business of Machine Tool & Gear, Inc. ("MT&G") for $27.25 million plus the assumption of approximately $5.8 million of debt, which was subsequently retired. MT&G manufactures differential pinion and side gears, output shafts and rear axle shafts for the automotive industry. For these assets, the Company paid cash of $2.5 million in October 1997 and an additional $3.1 million in December 1997. A promissory note for $21.65 million, paying interest at 8%, has been issued for the balance of the purchase price. The note is due at the completion of acquisition financing. If acquisition financing is not completed by April 15, 1998, then the Company must pay $5.0 million of the note, with the balance payable on May 23, 1998. On December 5, 1997, the Company's revolving credit agreement was increased from $25.0 million to $37.0 million to pay off acquired bank debt and make the down payment on the MT&G acquisition. On January 15, 1998, the revolving credit agreement was amended to allow the Company to increase total availability to $50.0 million upon satisfaction of certain conditions relating to the acquisition financing described below.

     The Company signed a definitive agreement to purchase the common stock of the three companies comprising The Deco Group ("Deco") for approximately $55 million in cash in December 1997. Deco manufactures high-volume, complex machined components and assemblies for the medium and heavy truck and automotive industries. Deco's products include rocker arms and assemblies, transmission shafts, axle shafts, thrust plates and other specialized products. The Company made a non-refundable $5.0 million deposit to the Deco shareholders at the time the agreement was signed.

     In January 1998, the Company signed a definitive agreement to purchase the common stock of Turn-Matic, Inc. ("Turn-Matic") for approximately $17 million in cash. Contingent consideration of up to $3.5 million may be paid if profitability achieves certain levels over the next five years. Turn-Matic manufactures high volume, precision machined close tolerance components and assemblies for the automotive industry. Turn-Matic's products include oil filter adapters, main bearing caps, EGR spacers, intake and exhaust manifolds, steering brackets and throttle body adapters.

     The Company is in the process of reviewing alternatives to complete the financing of its MT&G acquisition and finance the pending acquisitions of Deco and Turn-Matic. The most likely financing methods are subordinated debt, increased bank borrowings, or a combination of both.

     It is anticipated that the Company's current and future domestic subsidiaries, presently representing Plastronics and Rochester Gear only, will be full and unconditional guarantors of obligations issued under any

                                  NEWCOR, INC.

B. FISCAL 1998 ACQUISITIONS -- (CONTINUED)

financing alternatives. The following summarized financial information is derived from the combined financial statements of the two wholly-owned subsidiaries as of October 31, 1997 and 1996, and for the years then ended. No intercompany balances or transactions occurred among the subsidiaries during the periods presented.

                                                                 1997       1996
                                                                -------    -------
Current assets..............................................    $11,400    $ 3,200
                                                                =======    =======
Total assets................................................    $30,800    $14,400
                                                                =======    =======
Current liabilities.........................................    $ 6,200    $ 2,800
                                                                =======    =======
Long-term debt..............................................    $ 6,100    $ 6,100
                                                                =======    =======
Sales.......................................................    $29,200    $17,000
                                                                =======    =======
Operating income............................................    $ 2,300    $ 1,000
                                                                =======    =======

     The Company plans to consummate the Deco and Turn-Matic acquisitions contemporaneously with the consummation of financing. All three acquisitions will be accounted for using the purchase method of accounting. The cost in excess of net assets acquired of approximately $72 million will be amortized on a straight-line basis over twenty years.

C. FISCAL 1997 AND 1996 ACQUISITIONS

     On January 13, 1997, the Company purchased for cash the common stock of Plastronics Plus, Inc. (Plastronics), a Wisconsin corporation. Plastronics primarily manufactures custom plastic injection-molded components for the automotive industry. The purchase price was approximately $8 million in cash plus the assumption of $4.1 million of Plastronics debt, which was subsequently retired. The purchase was financed through the Company's existing line of credit facility. The acquisition was accounted for using the purchase method of accounting. The cost in excess of net assets acquired of approximately $4 million is being amortized on a straight-line basis over twenty years.

     In December 1995, the Company signed three separate definitive agreements to purchase for cash certain assets of three unrelated companies in the molded rubber and plastic component parts industry. Each company primarily manufactures parts for the automotive industry. Two of the acquisitions were completed on January 2, 1996, and the third was completed on April 1, 1996. The total purchase price for all three acquisitions was approximately $11.6 million. The acquisitions were accounted for using the purchase method of accounting. The cost in excess of net assets acquired of approximately $8 million is being amortized on a straight-line basis over twenty years.

     The 1996 unaudited pro forma results of operations as if the four acquisitions described above had been acquired at the beginning of fiscal 1996 would have been sales of $133,023, income from continuing operations of $3,965 ($.81 per share) and net loss of $738 ($.15 per share). These pro forma results do not purport to be indicative of the results that would have occurred had the acquisitions been made at the beginning of fiscal 1996 or which may occur in the future. The unaudited pro forma results of operations for 1997 would have approximated the 1997 actual reported results.

D. DISCONTINUED OPERATIONS

     The Company sold the business and certain assets of its Wilson Automation division (Wilson) on May 6, 1996. All receivables, the land and building, and certain liabilities were retained by the Company. The building was leased to the buyer through April 30, 2001. Although assets were sold at approximately net book

                                  NEWCOR, INC.

D. DISCONTINUED OPERATIONS -- (CONTINUED)

value, accruals were established for curtailment of the pension plan, employee separation costs, costs associated with the collection of accounts receivable and additional liabilities related to contracts for which the Company retained responsibility. These accruals coupled with the operating loss from the measurement date (March 31, 1996) to the sale date resulted in a net loss of $3.5 million on the disposition of Wilson. The remaining accruals at October 31, 1997 are not material. Summary operating results of discontinued operations through the measurement date are as follows:

                                                               1996       1995
                                                              -------    -------
Revenues....................................................  $ 9,173    $26,457
Loss before income taxes....................................   (1,814)    (2,363)
Benefit from income taxes...................................      611        853
Net loss from discontinued operations.......................   (1,203)    (1,510)

     The Company sold the Wilson land and building during 1997 for approximately $2.3 million, net of selling expenses. The pre-tax net gain on this disposition was $1,008 and has been recognized as a nonrecurring item in the consolidated statements of income.

E. BUSINESS DISPOSITIONS AND NET ASSETS HELD FOR SALE

     On March 6, 1997, the Company sold the business and substantially all assets of its Eonic operation. Although assets were sold at approximately net book value, accruals were established for employee separation costs, costs associated with the collection of accounts receivable and pension plan costs, resulting in an additional $711 loss on disposition being recognized as a nonrecurring item in the consolidated statements of income. The Company received cash of $1.5 million, which was used to reduce long-term debt and a $816 note due over six years. The note pays interest equal to the prime interest rate. The Company was negotiating an agreement to sell this division during 1996 and, accordingly, classified the net assets of this division as a long-term asset at October 31, 1996.

     On October 21, 1996, the Company sold the business and substantially all assets of its Newcor Machine Tool operation. Although assets were sold at approximately net book value, accruals were established for employee separation costs, costs associated with the collection of accounts receivable and pension plan costs. The Company recorded a loss of $824 at October 31, 1996 for the loss on the sale of Newcor Machine Tool and the estimated loss on disposition of Eonic. The remaining accruals associated with these dispositions at October 31, 1997 were not material.

F. INVENTORIES

     Inventories at October 31, 1997 and 1996 are summarized as follows:

                                                               1997      1996
                                                              ------    ------
Costs and estimated earnings of uncompleted contracts in
  excess of related billings of $1,066 in 1997 and $225 in
  1996......................................................  $2,379    $4,075
Raw materials...............................................   3,752     2,641
Work in process and finished goods..........................   1,953     1,480
                                                              ------    ------
                                                              $8,084    $8,196
                                                              ======    ======

     Costs and estimated earnings of uncompleted contracts in excess of related billings represents revenue recognized under the percentage of completion method in excess of amounts billed.

                                  NEWCOR, INC.

G. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at October 31, 1997 and 1996 is summarized as follows:

                                                               1997       1996
                                                              -------    -------
Land and improvements.......................................  $ 1,096    $ 1,036
Buildings...................................................   11,815     11,956
Machinery...................................................   25,457     20,935
Office and transportation equipment.........................    3,078      2,893
Construction in progress....................................    1,217        723
                                                              -------    -------
                                                               42,663     37,543
Less accumulated depreciation...............................   14,544     14,412
                                                              -------    -------
                                                              $28,119    $23,131
                                                              =======    =======

H. OPERATING LEASES

     The Company leases certain manufacturing equipment and facilities, office space and other equipment under lease agreements accounted for as operating leases. Rent expense related to these leases aggregated approximately $1,342, $866, and $355 in 1997, 1996 and 1995, respectively.

     Future minimum rental payments for leases extending beyond one year from October 31, 1997 are as follows:

YEAR ENDING
OCTOBER 31,                                                   AMOUNT
-----------                                                   ------
1998........................................................  $1,437
1999........................................................   1,297
2000........................................................   1,220
2001........................................................   1,257
2002........................................................   1,246
Thereafter..................................................   2,678
                                                              ------
                                                              $9,135
                                                              ======

     The Company also entered into operating lease commitments in October 1997 for approximately $11 million of equipment, the terms of which have not been finalized, but are expected to extend over seven years.

I. CREDIT ARRANGEMENTS AND LONG-TERM DEBT

     A summary of long-term debt at October 31, 1997 and 1996 is as follows:

                                                               1997       1996
                                                              -------    -------
Revolving credit line.......................................  $17,000    $ 9,300
Term note...................................................   10,000     10,000
Limited obligation revenue bonds, variable interest rate
  (average 3.8% in 1997 and 3.6% in 1996), payable January
  1, 2008...................................................    6,100      6,100
                                                              -------    -------
                                                              $33,100    $25,400
                                                              =======    =======

     As of October 31, 1997, the Company had $17 million outstanding under a revolving credit agreement with a major U.S. bank which was scheduled to expire February 28, 1999. At that time the credit agreement

                                  NEWCOR, INC.

I. CREDIT ARRANGEMENTS AND LONG-TERM DEBT -- (CONTINUED) allowed for maximum borrowings of $25 million. The rate of interest on outstanding borrowings is principally at the Eurodollar base rate plus 1% or 6.63%. Borrowings under the credit agreement are primarily supported by Eurodollar notes principally with maturities of three months or less. During 1996, the Company converted $10 million from the revolving credit agreement to a term note. The interest rate is fixed at 7.85%. The term note requires quarterly interest payments through May 1998 and monthly interest and principal payments from June 1998 through May 2003. The revolving credit agreement and the term note require the Company to comply with certain financial covenants including working capital, total debt and tangible net worth.

     As mentioned in Note B., the Company increased its revolving credit agreement to $37 million on December 5, 1997. On January 15, 1998, the revolving credit agreement was amended to allow the Company to increase total availability to $50.0 million upon satisfaction of certain conditions relating to the acquisition financing for MT&G, Deco and Turn-Matic. The revolving credit agreement is collateralized by substantially all of the Company's non-real estate assets and by Rochester Gear, Inc. real estate. The current expiration date for the revolving credit agreement is February 28, 2001.

     In September 1995, Rochester Gear, Inc., a wholly owned subsidiary of the Company (the Subsidiary), entered into a loan agreement whereby $6.1 million of limited obligation refunding revenue bonds were issued. These bonds which mature on January 1, 2008 are collateralized by the Subsidiary's land, building and equipment and guaranteed by the Company.

     Total interest payments aggregated $2,114, $2,109, and $1,553 in 1997, 1996, and 1995, respectively. Annual maturities of long-term debt are as follows:

   YEAR
  ENDING
OCTOBER 31,                                                      AMOUNT
-----------                                                      -------
  1998.........................................................  $   833
  1999.........................................................   19,000
  2000.........................................................    2,000
  2001.........................................................    2,000
  2002.........................................................    2,000
  Thereafter...................................................    7,267
                                                                 -------
                                                                 $33,100
                                                                 =======

J. INCOME TAXES

     Provision (benefit) for federal income taxes from continuing operations is as follows:

                                                            1997      1996      1995
                                                           ------    ------    ------
Currently payable........................................  $1,430    $  940    $1,411
Deferred, net............................................     689       674      (181)
                                                           ------    ------    ------
                                                           $2,119    $1,614    $1,230
                                                           ======    ======    ======

                                  NEWCOR, INC.

J. INCOME TAXES -- (CONTINUED)
     Significant components of the deferred tax assets and liabilities as of October 31, 1997 and 1996 are as follows:

                                                               1997      1996
                                                              ------    ------
Deferred tax assets:
  Accrued postretirement benefits...........................  $2,408    $2,157
  Percentage of completion revenue..........................     265       113
  Accrued vacation and employee benefits....................     380       379
  Costs related to sale of businesses.......................     684     1,270
  Other.....................................................     728       819
                                                              ------    ------
          Total deferred tax assets.........................   4,465     4,738
                                                              ------    ------
Deferred tax liabilities:
  Depreciation..............................................   2,658     1,395
  Pensions..................................................     755       634
  Goodwill and other........................................     374       258
                                                              ------    ------
          Total deferred tax liabilities....................   3,787     2,287
                                                              ------    ------
          Net deferred tax asset............................  $  678    $2,451
                                                              ======    ======

     Reconciliation of the statutory federal tax rate to the effective rate is summarized as follows:

                                                             1997     1996     1995
                                                            ------    ----    -------
Statutory rate............................................    34.0%   34.0%      34.0%
Nondeductible expenses....................................     2.1     1.6        1.8
Foreign sales corporation.................................    (0.5)   (1.2)      (1.4)
Other items, net..........................................    (0.3)   (3.2)      (0.4)
                                                            ------    ----    -------
Effective tax rate........................................    35.3%   31.2%      34.0%
                                                            ======    ====    =======
Income taxes paid (refunded)..............................  $1,615    $550    $(1,667)

K. EMPLOYEE RETIREMENT BENEFITS

  Pension Plans:

     The Company provides retirement benefits for certain employees under several defined benefit pension plans. Benefits from these plans are based on compensation, years of service and either fixed dollar amounts per year of service or employee compensation during the later years of employment. The assets of the plans consist principally of cash equivalents, corporate and government bonds, and common and preferred stocks. The Company's policy is to fund only amounts required to satisfy minimum legal requirements.

                                  NEWCOR, INC.

K. EMPLOYEE RETIREMENT BENEFITS -- (CONTINUED)
     The following tables summarize the funded status, net periodic pension (benefit) expense and actuarial assumptions:

                                                         1997                         1996
                                              ---------------------------   -------------------------
                                                              ACCUMULATED     ASSETS      ACCUMULATED
                                              ASSETS EXCEED    BENEFITS       EXCEED       BENEFITS
                                               ACCUMULATED      EXCEED      ACCUMULATED     EXCEED
                                                BENEFITS        ASSETS       BENEFITS       ASSETS
                                              -------------   -----------   -----------   -----------
Actuarial present value of accumulated
  benefit obligations:
  Vested benefit obligation.................     $16,853        $8,321        $15,438       $ 7,974
  Nonvested benefit obligation..............         214           249            499            99
                                                 -------        ------        -------       -------
                                                 $17,067        $8,570        $15,937       $ 8,073
                                                 -------        ------        -------       -------
Actuarial present value of projected benefit
  obligations...............................     $18,514        $8,570        $17,851       $ 8,073
Plan assets at market value.................      23,826         7,438         21,230         6,428
                                                 -------        ------        -------       -------
Plan assets in excess of (less than)
  projected benefit obligation..............       5,312        (1,132)         3,379        (1,645)
Unrecognized net asset......................      (1,236)         (109)        (1,500)         (131)
Unrecognized net (gain) loss and other......      (1,384)          614            414         1,425
                                                 -------        ------        -------       -------
Prepaid (accrued) pension expense...........     $ 2,692        $ (627)       $ 2,293       $  (351)
                                                 =======        ======        =======       =======

                                                               1997      1996      1996
                                                              -------   -------   -------
Net periodic pension (benefit) expense:
  Service cost-benefits earned during the period............  $   460   $   808   $   846
  Interest cost on projected benefit obligation.............    1,968     1,938     1,912
  Actual return on assets...................................   (5,337)   (4,045)   (4,015)
  Amortization of net gain and deferral.....................    2,828     2,335     2,370
                                                              -------   -------   -------
  Net periodic pension (benefit) expense....................  $   (81)  $ 1,036   $ 1,113
                                                              -------   -------   -------
Actuarial assumptions at end of year:
  Discount rates............................................     7.5%      8.0%      8.0%
  Expected return on plan assets............................     9.0%      9.0%      9.0%
  Compensation increases....................................     5.0%      5.0%      6.0%

     The sale of Wilson during 1996 resulted in Wilson employees no longer earning additional benefits under the plans. As a result of the recognition of prior service costs for these employees, the Company recognized a pre-tax pension curtailment charge of approximately $400 as a component of the loss on discontinued operations in 1996.

  Retiree Health Care and Life Insurance Benefits

     The Company provides health care and life insurance benefits to certain eligible retired employees but has discontinued retiree health benefits for all active employees who retire after January 1, 1993. The plans are unfunded. Benefits and cost-sharing provisions vary by location. Generally, the medical plans pay a stated percentage of most medical expenses, reduced for any deductible and payments made by government programs or other group coverage. The cost of providing most of these benefits is shared with the retirees. The

                                  NEWCOR, INC.

K. EMPLOYEE RETIREMENT BENEFITS -- (CONTINUED) cost sharing limits the Company's future retiree medical cost increases to the rate of inflation, as measured by the Consumer Price Index.

     The following tables summarize the accrued postretirement benefit obligation, net periodic postretirement benefit costs and actuarial assumptions:

                                                               1997      1996     1995
                                                              ------    ------    ----
Accumulated postretirement benefit obligations:
  Retirees..................................................  $6,048    $6,333
  Other fully eligible participants.........................     105        98
                                                              ------    ------
Total accumulated postretirement benefit obligations........   6,153     6,431
Unrecognized net gain (loss) from changes in assumptions....     185      (86)
                                                              ------    ------
Accrued postretirement benefit cost.........................  $6,338    $6,345
                                                              ======    ======
Net periodic postretirement benefit cost, principally
  interest cost on projected benefit obligations............  $  478    $  485    $538
                                                              ======    ======    ====
Actuarial assumptions:
  Discount rates............................................     8.0%      8.0%
Health care cost current rate of increase:
  Medical...................................................     7.8%      8.0%
  Prescription drugs........................................     9.6%     10.0%
Ultimate health care cost rate of increase by 2004:
  Medical...................................................     6.0%      6.0%
  Prescription drugs........................................     6.0%      6.0%
Increase due to a 1% increase in health care cost trend
  rate:
  APBO......................................................     7.3%      6.6%
  Net periodic postretirement benefit cost..................     7.6%      6.9%

L. STOCK OPTION PLANS

     The Company has four stock option plans: a 1982 plan and a 1993 plan which are expired except as to options still outstanding and two 1996 plans (the Non-Employee Directors Stock Option Plan and the Employee Incentive Stock Plan). Under the Non-Employee Directors Stock Option Plan, 105,000 common stock options may be granted to non-employee directors. The Employee Incentive Stock Plan provides for the use of several long-term incentive compensation tools for key employees, including incentive stock options which are limited to a maximum of 315,000 shares. Option prices for both plans must not be less than the fair market value of the Company's stock on the date granted. Options are exercisable over 10 years and vest at a rate of 25% each year, commencing in the second year. All options granted to date under these plans have a grant/exercise price the same as the fair market value at the date of grant. Options expire upon termination of

                                  NEWCOR, INC.

L. STOCK OPTION PLANS -- (CONTINUED)
employment or one year following death or retirement. No charge is made against income when options are exercised. Common stock options outstanding are as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                              SHARES     OPTION PRICE
                                                              -------    ------------
Outstanding at November 1, 1994.............................   75,264       $8.77
  Granted...................................................  113,925        6.68
  Exercised.................................................   (1,889)       5.13
  Expired...................................................  (26,364)       9.89
                                                              -------
Outstanding at October 31, 1995.............................  160,936        7.63
  Granted...................................................   16,695        9.01
  Exercised.................................................   (7,631)       5.13
  Expired...................................................   (5,513)       8.33
                                                              -------
Outstanding at October 31, 1996.............................  164,487        7.86
  Granted...................................................   73,815        8.00
  Exercised.................................................       --          --
  Expired...................................................   (6,300)       9.14
                                                              -------
Outstanding at October 31, 1997.............................  232,002       $7.83
                                                              -------
Exercisable shares at October 31, 1997......................   91,062       $8.09
                                                              =======
Options available to grant at October 31, 1997..............  339,501
                                                              =======

     The exercise price range for the outstanding options at each year end date was $4.29 - $11.19. Approximately 40 percent of the outstanding options at October 31, 1997 had exercise prices of $8.00 or more. The average weighted average remaining exercise period relating to outstanding options at October 31, 1997 was approximately seven years.

     The Company applies the intrinsic value based method to account for stock options granted to employees. This method is set forth in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Under this method, no compensation expense is recognized on the grant date since on that date the option price equals the market price of the underlying common stock. Net income and net income per share for 1997 and 1996 would not have been materially different from reported amounts if compensation expense had been determined based on the fair value method as set forth in Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."

M. SEGMENT REPORTING

     The Company reports its activities under three industry segments: Precision Machined Products, Rubber and Plastic, and Special Machines. The Precision Machined Products segment consists of automotive components and farm equipment parts machined in dedicated manufacturing cells. The Rubber and Plastic segment consists of molded rubber and plastic parts primarily for the automotive industry. These two segments had previously been known as the Components and Assemblies segment. Further segmentation was due to the growth of the Company's Components and Assemblies business. Special Machines consist of standard

                                  NEWCOR, INC.

M. SEGMENT REPORTING -- (CONTINUED)
individual machines, as well as custom designed machines, all manufactured on a made-to-order basis. Information by industry segment is summarized below:

                                   PRECISION
                                   MACHINED    RUBBER AND   SPECIAL
                                   PRODUCTS     PLASTIC     MACHINES   CORPORATE   CONSOLIDATED
                                   ---------   ----------   --------   ---------   ------------
Sales to unaffiliated
  customers(1)
  1997...........................   $60,471     $48,517     $21,860                  $130,848
  1996...........................    48,439      32,447      30,858                   111,744
  1995...........................    42,382      17,165      30,626                    90,173
Operating income (loss) from
  continuing operations
  1997...........................   $ 5,336     $ 2,015     $ 2,275     $(1,323)     $  8,303
  1996...........................     3,711       1,908       2,907      (1,745)        6,781
  1995...........................     3,638       1,161       2,228      (1,673)        5,354
Identifiable assets
  1997...........................   $32,683     $34,192     $10,855     $13,153      $ 90,883
  1996...........................    30,789      20,940      15,050      10,720        77,499
  1995...........................    32,036       6,050      30,857       8,610        77,553
Capital expenditures
  1997...........................   $ 1,332     $ 1,057     $   332     $   818      $  3,539
  1996...........................     1,547         755         639           5         2,946
  1995...........................     3,499         661         395          25         4,580
Depreciation and amortization
  1997...........................   $ 2,113     $ 1,677     $   376     $   114      $  4,280
  1996...........................     2,278         770         468         106         3,622
  1995...........................     2,080         284         453          33         2,850

---------------

(1) Sales to three manufacturers in the automotive industry, all representing over 10% of consolidated sales, aggregated approximately $58, $46, and $39 million in 1997, 1996, and 1995, respectively. Sales to agricultural equipment manufacturers, principally one customer, were $40, $19, and $14 million in 1997, 1996, and 1995, respectively.

                                  NEWCOR, INC.

N. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                             QUARTER
                                              -------------------------------------
                                               FIRST    SECOND     THIRD    FOURTH     TOTAL
                                              -------   -------   -------   -------   --------
1997:
  Sales.....................................  $27,975   $34,589   $32,385   $35,899   $130,848
  Gross margin..............................    5,330     6,539     5,465     6,431     23,765
  Net income................................      366     1,082     1,222     1,220      3,890
  Net income per share......................  $  0.07   $  0.22   $  0.25   $  0.25   $   0.79
  Share prices:
     High...................................  $  9.41   $  9.17   $  8.69   $  9.88         --
     Low....................................     7.03      7.50      6.91      7.50         --
  Dividends.................................     0.05      0.05      0.05      0.05         --
1996:
  Sales.....................................  $23,260   $27,128   $27,902   $33,454   $111,744
  Gross margin..............................    5,335     5,497     5,038     6,787     22,657
  Income from continuing operations.........    1,247       834       604       873      3,558
  Loss from discontinued operations.........     (772)   (3,931)       --        --     (4,703)
                                              -------   -------   -------   -------   --------
  Net income (loss).........................  $   475   $(3,097)  $   604   $   873   $ (1,145)
  Earnings (loss) per share:
     Continuing operations..................  $  0.25   $  0.17   $  0.12   $  0.18   $   0.72
     Discontinued operations................    (0.16)    (0.80)       --        --      (0.96)
                                              -------   -------   -------   -------   --------
  Net income (loss) per share...............  $  0.09   $ (0.63)  $  0.12   $  0.18   $  (0.24)
  Share prices:
     High...................................  $  9.77   $ 10.23   $ 11.91   $  9.41         --
     Low....................................     6.91      7.27      8.45      7.86         --
  Dividends.................................     0.05      0.05      0.05      0.05         --

O. CONTINGENT LIABILITIES

     The Company has been notified by one of its largest customers that the customer is defending itself in a patent infringement lawsuit involving certain processes/methods used on manufacturing equipment supplied by numerous vendors including one of the Company's former divisions within the Special Machines segment. The Company retained responsibility for this matter when it sold the related business. Certain component suppliers of the Company have been notified of their potential responsibility to the Company in connection with this action. The Company does not possess sufficient information to evaluate the validity of this claim and, accordingly, is unable to determine whether it will ultimately be required to make any payment related to this lawsuit, or the extent to which any such payment could be offset or mitigated by claims against suppliers.

     During the past two years, the Company sold several of its businesses, including the division that produced the equipment described above. In each case the Company's agreement with the purchaser requires it to indemnify the purchaser for various claims including certain environmental, product liability, warranty and other claims that may arise relating to the conduct of the business before the date of sale, subject in some cases to limits on the time within which an indemnification claim may be brought or the maximum amount the Company may be required to pay. The Company provided for its estimated indemnification obligations when these businesses were sold and has no reason to believe there are potential claims against it in excess of this provision, although no specific amounts are included in such reserve with respect to the patent infringement action described above.

     Various other legal matters arising during the normal course of business are pending against the Company. Management does not expect that the ultimate liability, if any, of these matters will have a material effect on future consolidated financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Machine Tool & Gear, Inc.:

     We have audited the accompanying balance sheet of Machine Tool & Gear, Inc. as of December 31, 1996 and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Machine Tool & Gear, Inc. as of December 31, 1996, and the results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Detroit, Michigan
November 19, 1997, except as to the last paragraph of Note 8 for which the date is December 24, 1997.

                           MACHINE TOOL & GEAR, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1996           1997
                                                              ------------   -------------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash......................................................   $  234,379     $   827,891
  Accounts receivable.......................................    2,393,512       2,530,031
  Inventories...............................................    1,218,183       1,983,258
  Prepaid expenses and other................................       62,213         111,108
  Deposits on equipment to be leased........................      501,876       2,482,587
                                                               ----------     -----------
     Total current assets...................................    4,410,163       7,934,875
Property, plant and equipment, net..........................    4,757,897       6,083,664
                                                               ----------     -----------
     Total assets...........................................   $9,168,060     $14,018,539
                                                               ==========     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................   $  582,053     $ 2,686,283
  Borrowings under revolving credit agreement...............      250,000       1,566,500
  Accounts payable..........................................    1,444,320       2,876,706
  Accrued expenses..........................................       70,748         123,824
                                                               ----------     -----------
     Total current liabilities..............................    2,347,121       7,253,313
Long-term debt, less current portion........................    2,188,802       3,427,516
                                                               ----------     -----------
     Total liabilities......................................    4,535,923      10,680,829
Common stock, par value $1 per share:
  Authorized:            50,000 shares
  Issued and outstanding: 14,000 shares.....................       14,000          14,000
Capital in excess of par....................................        8,000           8,000
Retained earnings...........................................    5,051,531       3,879,575
Advances to officers/shareholders...........................     (441,394)       (563,865)
                                                               ----------     -----------
     Total shareholders' equity.............................    4,632,137       3,337,710
                                                               ----------     -----------
     Total liabilities and shareholders' equity.............   $9,168,060     $14,018,539
                                                               ==========     ===========

    The accompanying notes are an integral part of the financial statements.

                           MACHINE TOOL & GEAR, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                           NINE            NINE
                                                            YEAR          MONTHS          MONTHS
                                                           ENDED           ENDED           ENDED
                                                        DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                                            1996           1997            1996
                                                        ------------   -------------   -------------
                                                                        (UNAUDITED)      (UNAUDITED)
Sales.................................................  $23,262,343     $16,596,725     $18,071,974
Cost of sales.........................................   18,033,213      13,413,924      14,002,494
                                                        -----------     -----------     -----------
Gross margin..........................................    5,229,130       3,182,801       4,069,480
Selling, general and administrative expenses..........    2,473,105       2,662,411       1,910,905
                                                        -----------     -----------     -----------
  Operating income....................................    2,756,025         520,390       2,158,575
Other expense:
  Interest expense....................................      176,045         364,716         144,167
  Charitable contributions............................      201,400         739,930         160,200
  Loss on sale of fixed assets........................       18,212              --          18,212
                                                        -----------     -----------     -----------
  Net income (loss)...................................    2,360,368        (584,256)      1,835,996
Retained earnings, beginning of period................    4,422,363       5,051,531       4,422,363
Distributions to shareholders.........................   (1,731,200)       (587,700)       (921,200)
                                                        -----------     -----------     -----------
Retained earnings, end of period......................  $ 5,051,531     $ 3,879,575     $ 5,337,159
                                                        ===========     ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                           MACHINE TOOL & GEAR, INC.

                            STATEMENTS OF CASH FLOWS

                                                                              NINE             NINE
                                                           YEAR ENDED     MONTHS ENDED     MONTHS ENDED
                                                          DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                              1996            1997             1996
                                                          ------------    -------------    -------------
                                                                           (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................    $ 2,360,368      $  (584,256)     $ 1,835,996
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation.....................................        686,887          504,357          509,807
     Loss on sales of fixed assets....................         18,212               --           18,212
     Changes in operating assets and liabilities:
       Accounts receivable............................       (216,053)        (136,519)        (694,822)
       Inventories....................................        227,974         (765,075)         191,746
       Deposits.......................................       (483,375)      (1,980,711)        (358,875)
       Prepaid expenses and other assets..............        (28,558)         (48,895)         (10,153)
       Accounts payable and accrued expenses..........       (465,395)       1,485,462          272,155
                                                          -----------      -----------      -----------
     Total adjustments................................       (260,308)        (941,381)         (71,930)
                                                          -----------      -----------      -----------
     Net cash provided by (used in) operating
       activities.....................................      2,100,060       (1,525,637)       1,764,066
Cash flows from investing activities:
  Expenditures for property, plant and equipment......     (1,359,210)      (1,830,124)      (1,209,229)
  Proceeds from sale of assets........................        291,000               --          291,000
                                                          -----------      -----------      -----------
     Net cash used in investing activities............     (1,068,210)      (1,830,124)        (918,229)
Cash flows from financing activities:
  Net (payments) borrowings under revolving credit
     agreement........................................     (1,100,000)       1,316,500          (50,000)
  Proceeds from term debt obligations.................      2,800,000        3,763,948          500,000
  Payments on term debt obligations...................       (919,080)        (421,004)        (500,290)
  Distributions to shareholders.......................     (1,731,200)        (587,700)        (921,200)
  Advances to officers/shareholders...................       (370,986)        (122,471)        (288,274)
                                                          -----------      -----------      -----------
     Net cash (used in) provided by financing
       activities.....................................     (1,321,266)       3,949,273       (1,259,764)
                                                          -----------      -----------      -----------
Net increase (decrease) in cash.......................       (289,416)         593,512         (413,927)
Cash, beginning of year...............................        523,795          234,379          523,795
                                                          -----------      -----------      -----------
Cash, end of year.....................................    $   234,379      $   827,891      $   109,868
                                                          ===========      ===========      ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest..............    $   176,045
                                                          ===========

    The accompanying notes are an integral part of the financial statements.

                           MACHINE TOOL & GEAR, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Nature of Business: Machine Tool & Gear, Inc. (the "Company") is a manufacturer of differential pinion and side gears, output shafts and rear axle shafts for the automotive industry in North America.

     b. Interim Financial Information: The unaudited interim basic financial statements included herein as of September 30, 1997 and for the nine-month periods ended September 30, 1997 and 1996, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations, and cash flows. Operating results for the nine-months ended September 30, 1997 are not necessarily indicative of the results that may be expected for the year ended December 31, 1997.

     c. Accounts Receivable: The Company's trade receivables are substantially due from customers in the automotive industry. One customer represented more than 50 percent of the sales of the Company during 1996.

     d. Inventory: Inventories are stated at the lower of cost or market with cost being determined on the first-in, first-out basis.

     e. Property, Plant and Equipment: Property, plant and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The general range of lives is fifteen to thirty-nine years for buildings and leasehold improvements and five to ten years for machinery and equipment, furniture and fixtures and vehicles. Upon sale or retirement, the cost of the assets and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income. Normal repairs and maintenance are charged to expense when incurred.

     f. Income Taxes: The Company has elected to be treated as an S corporation under the Internal Revenue Code. Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. The shareholders of the Company are taxed on their proportionate share of the Company's taxable income. Accordingly, no provision for federal corporate income taxes has been reflected in the financial statements.

     g. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. INVENTORY:

     Inventory at December 31, 1996 consists of the following:

                                                                AMOUNT
                                                              -----------
Finished goods..............................................  $   474,494
Work in Process.............................................      616,929
Raw Materials...............................................      126,760
                                                              -----------
                                                              $ 1,218,183
                                                              ===========

                           MACHINE TOOL & GEAR, INC.

3. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment at December 31, 1996 consists of the following:

                                                                AMOUNT
                                                              -----------
Land........................................................  $   101,725
Buildings...................................................      655,845
Leasehold improvements......................................      836,282
Furniture, fixtures and other...............................      444,583
Machinery and equipment.....................................    6,587,339
Construction in progress....................................       93,920
                                                              -----------
                                                                8,719,694
Accumulated depreciation....................................   (3,961,797)
                                                              -----------
  Property, plant and equipment, net........................  $ 4,757,897
                                                              ===========

4. CREDIT AGREEMENTS AND LONG-TERM DEBT:

     At December 31, 1996 the Company had $250,000 outstanding under a revolving credit agreement with a bank. The credit agreement allows for maximum borrowings of $4,300,000 with interest at the lower of the prime rate (the bank's prime rate was 8.25 percent at December 31, 1996) or a lesser interest rate that is based upon certain financial ratios and is due upon demand. During 1996, the Company converted $2,300,000 from the credit agreement to two term notes. A summary of long-term debt at December 31, 1996 is as follows:

                                                    MATURITY    INTEREST RATE     AMOUNT
                                                    ---------   -------------   ----------
Term notes, bank..................................  2001-2002         8.25%     $2,220,000
Mortgage notes....................................  1999-2001     8.0-8.25%        550,855
                                                                                ----------
  Total...........................................                               2,770,855
Portion due within one year.......................                                 582,053
                                                                                ----------
  Total long-term debt............................                              $2,188,802
                                                                                ==========

     Borrowings under the bank credit agreement are collateralized by accounts receivable and substantially all assets not otherwise encumbered, as well as a first mortgage on all commercial property owned by the Company, and are guaranteed by a related entity under common ownership. The term notes require quarterly payments of principal and interest through maturity. The mortgage notes require monthly payments of principal and interest through maturity. In addition, the Company is bound by various restrictive covenants including working capital, total debt and tangible net worth. The Company has an additional revolving credit agreement of $1,500,000 with a bank which was unused at December 31, 1996.

                           MACHINE TOOL & GEAR, INC.

4. CREDIT AGREEMENTS AND LONG-TERM DEBT -- CONTINUED
     Annual maturities of long-term debt are as follows:

                                                                AMOUNT
                                                              ----------
Year ended December 31:
  1997......................................................  $  582,053
  1998......................................................     592,417
  1999......................................................     572,658
  2000......................................................     570,835
  2001......................................................     417,892
  Thereafter................................................      35,000
                                                              ----------
                                                              $2,770,855
                                                              ==========

5. OPERATING LEASES:

     During the year ended December 31, 1996, the Company leased an operating facility on a month-to-month basis from a related entity under common control for $7,500 per month. The Company leased another facility in Detroit from a non-related entity on a month-to-month basis for $6,204 per month. Total lease expense for both facilities for the year ended December 31, 1996 was $164,446.

     The Company leases certain machinery and equipment under noncancelable operating leases expiring in various years through 2001. Several new leases were entered into at the end of 1996 which will increase rent expense in future years. Total rent expense for this machinery and equipment for the year ended December 31, 1996 was $65,181.

     Minimum future lease payments under noncancelable operating leases are as follows:

                                                                AMOUNT
                                                              ----------
1997........................................................  $  336,381
1998........................................................     329,671
1999........................................................     310,332
2000........................................................     296,519
2001........................................................     271,809
                                                              ----------
                                                              $1,544,712
                                                              ==========

6. RELATED PARTY TRANSACTIONS:

     For the year ended December 31, 1996, the Company made contributions totaling $201,400 to a private academy. The officers of the Company also serve as directors of the academy. In addition, the Company owns a house on the premises of the academy which is provided rent free to academy personnel.

7. CONTINGENCIES AND COMMITMENTS:

     Various claims arising during the normal course of business are pending against the Company. Management does not reasonably expect that the ultimate liability, if any, of these matters will have a material effect on future financial statements.

                           MACHINE TOOL & GEAR, INC.

8. SUBSEQUENT EVENTS:

     The Company has been awarded substantial new business commencing in 1997 through 2003. To accommodate this new business, the Company is currently expanding an existing manufacturing facility. The expansion is expected to cost approximately $2,000,000. At December 31, 1996, total costs incurred were $93,920.

     In addition, the Company has placed orders for machinery and equipment in excess of $10,000,000 as a result of the newly acquired business. Of this amount, machinery with an approximate value of $6,000,000 will be leased for up to seven years based on a commitment from a leasing company and the remaining $4,000,000 is expected to be leased for up to seven years.

     In 1997, the Company refinanced existing credit agreements and obtained additional bank credit facilities of $8,550,000.

     In October 1997, the Company signed a definitive agreement to sell the assets and business of the Company to Newcor, Inc. The sale was completed in December 1997. Newcor, Inc. designs and manufacturers precision machined components and assemblies and custom rubber and plastic products primarily for the automotive and agricultural vehicle markets.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Grand Machining Company and Deco Technologies, Inc., "The Deco Group":

     We have audited the accompanying combined balance sheets of Grand Machining Company and Deco Technologies, Inc. ("the Deco Group") as of December 31, 1997, 1996 and 1995 and the related combined statements of income and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Deco Group as of December 31, 1997, 1996 and 1995 and the results of operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

Detroit, Michigan
March 27, 1998

                                 THE DECO GROUP

                            COMBINED BALANCE SHEETS
                     AS OF DECEMBER 31, 1997, 1996 AND 1995

                                                             1997           1996           1995
                                                          -----------    -----------    -----------
                        ASSETS
Current assets:
  Cash and cash equivalents...........................    $ 4,782,328    $ 4,678,857    $ 7,616,441
  Marketable securities...............................      8,600,034      7,415,571      6,418,244
  Accounts receivable, trade..........................      6,377,381      6,773,906      6,398,508
  Inventories.........................................      2,046,713      2,299,291      2,248,910
  Prepaid expenses and other assets...................        172,347         99,169        119,291
  Receivable, affiliates..............................             --             --        121,331
                                                          -----------    -----------    -----------
     Total current assets.............................     21,978,803     21,266,794     22,922,725
Property, plant and equipment, net....................      7,743,710      8,727,182     10,955,374
                                                          -----------    -----------    -----------
       Total assets...................................    $29,722,513    $29,993,976    $33,878,099
                                                          ===========    ===========    ===========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable, current portion......................    $        --    $   111,808    $    99,224
  Payable, affiliates.................................        195,423         52,516             --
  Accounts payable, trade.............................      3,065,889      1,869,151      3,863,245
  Accrued liabilities:
     Payroll and related expenses.....................      1,285,056      1,533,657      1,264,051
     Pension and profit sharing plans.................        504,255        252,339        238,216
     Property taxes...................................        363,114        288,875        301,169
     Other accrued liabilities........................        280,358        217,360        254,437
                                                          -----------    -----------    -----------
       Total current liabilities......................      5,694,095      4,325,706      6,020,342
  Notes payable, stock redemption agreement...........             --         20,017        131,825
                                                          -----------    -----------    -----------
       Total liabilities..............................      5,694,095      4,345,723      6,152,167
Shareholders' equity:
  Common stock........................................         16,408         16,408         16,408
  Additional paid in capital..........................     10,534,242     10,534,242      8,734,242
  Retained earnings...................................     10,936,278     14,010,834     18,080,094
  Unrealized net holding gain on marketable
     securities.......................................      2,541,490      1,086,769        895,188
                                                          -----------    -----------    -----------
       Total shareholders' equity.....................     24,028,418     25,648,253     27,725,932
                                                          -----------    -----------    -----------
       Total liabilities and shareholders' equity.....    $29,722,513    $29,993,976    $33,878,099
                                                          ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                                 THE DECO GROUP

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                             1997           1996           1995
                                                          -----------    -----------    -----------
Net sales.............................................    $75,516,647    $74,122,960    $77,632,368
Cost of sales.........................................     61,462,979     59,967,536     63,635,554
                                                          -----------    -----------    -----------
  Gross margin........................................     14,053,668     14,155,424     13,996,814
Selling, general and administrative expenses..........     13,084,475     13,091,555     13,861,869
                                                          -----------    -----------    -----------
  Operating income....................................        969,193      1,063,869        134,945
Other income, net, principally investment earnings....        786,978      1,101,871        739,256
                                                          -----------    -----------    -----------
  Net income..........................................      1,756,171      2,165,740        874,201
Retained earnings, beginning of year..................     14,010,834     18,080,094     18,156,893
Distributions to shareholders.........................      4,830,727      6,235,000        951,000
                                                          -----------    -----------    -----------
Retained earnings, end of year........................    $10,936,278    $14,010,834    $18,080,094
                                                          ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                                 THE DECO GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                             1997           1996           1995
                                                          -----------    -----------    -----------
Cash flows from operating activities:
  Net income..........................................    $ 1,756,171    $ 2,165,740    $   874,201
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation.....................................      2,758,967      2,994,311      2,804,530
     Gain on sale of investments......................       (394,165)      (607,090)      (419,100)
     Changes in operating assets and liabilities:
       Accounts receivable............................        396,525       (375,398)     2,130,145
       Inventories....................................        252,578        (50,381)       430,189
       Prepaid expenses and other assets..............        (73,178)        20,122         28,779
       Accounts payable and accrued liabilities.......      1,337,290     (1,759,736)      (842,242)
                                                          -----------    -----------    -----------
     Total adjustments................................      4,278,017        221,828      4,132,301
                                                          -----------    -----------    -----------
     Net cash provided by operating activities........      6,034,188      2,387,568      5,006,502
Cash flows from investing activities:
  Investment in property and equipment................     (1,775,495)      (766,119)    (1,745,503)
  Investments in marketable securities................     (4,004,355)    (7,339,042)    (7,409,729)
  Proceeds from sale of marketable securities.........      4,668,778      7,140,386      9,256,358
  Received from (payments to) affiliates, net.........        142,907        173,847       (179,354)
                                                          -----------    -----------    -----------
     Net cash used in investing activities............       (968,165)      (790,928)       (78,228)
Cash flows from financing activities:
  Principal payments on debt obligations..............       (131,825)       (99,224)       (88,057)
  Distributions to shareholders.......................     (4,830,727)    (6,235,000)      (951,000)
  Shareholders' capital contributions.................             --      1,800,000      1,400,000
                                                          -----------    -----------    -----------
     Net cash provided by (used in) financing
       activities.....................................     (4,962,552)    (4,534,224)       360,943
                                                          -----------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents.........................................        103,471     (2,937,584)     5,289,217
Cash and cash equivalents, beginning of year..........      4,678,857      7,616,441      2,327,224
                                                          -----------    -----------    -----------
Cash and cash equivalents, end of year................    $ 4,782,328    $ 4,678,857    $ 7,616,441
                                                          ===========    ===========    ===========

    The accompanying notes are an integral part of the financial statements.

                                 THE DECO GROUP

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Nature of Business: The Deco Group ("the Company") is a manufacturer of high volume, precision machined components and assemblies for the North American medium and heavy truck and automotive industries of which over 50 percent of such products are sold to one customer. The Company's products include rocker arms and assemblies, transmission shafts, axle shafts and thrust plates.

     b. Basis of Presentation: The financial statements represent the combined financial operations of Grand Machining Company and Deco Technologies, Inc., corporations under common control. All significant intercompany balances and transactions have been eliminated. Deco International, Inc., another affiliated company under common control, is immaterial and experienced insignificant business activity during the periods presented and has not been combined in these financial statements.

     c. Cash and Cash Equivalents: Cash and cash equivalents are defined as short-term, highly liquid investments with original maturities of three months or less.

     d. Marketable Securities: Marketable equity securities are carried at their fair value. The cost of marketable securities used in determining realized gains and losses upon sale is in accordance with the specific identification method.

     e. Inventories: Inventories, which consist primarily of work in process, are stated at the lower of cost or net realizable value. Cost is determined on the first-in, first-out basis.

     f. Property, Plant and Equipment: Property, plant and equipment is stated at cost and is depreciated using principally the straight-line method over the assets estimated useful lives. The general range of lives is thirty-one to thirty-nine years for buildings and building improvements and five to ten years for machinery and equipment, furniture and fixtures and vehicles. Maintenance and repairs are charged to expense as incurred. Upon sale or retirement, the cost of the assets and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income.

     g. Income Taxes: There is no provision for federal income taxes since the Company as an "S" Corporation is not liable for such taxes. Taxable income of the Company will be included in the tax returns of the Company's shareholders.

     h. Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 THE DECO GROUP

2. MARKETABLE SECURITIES:

     At December 31, 1997, 1996, and 1995 the marketable securities of the Company were classified as available for sale. Accordingly, the securities are carried at fair value with unrealized gains and losses excluded from income and reported as a separate component of shareholders' equity.

     The cost and fair values of the securities at December 31, 1997 are as follows:

                                                          UNREALIZED    UNREALIZED
                                            AMORTIZED      HOLDING       HOLDING         FAIR
                                               COST          GAIN          LOSS         VALUE
                                            ----------    ----------    ----------    ----------
Corporate bonds.........................    $  502,454    $   15,046       --         $  517,500
Mutual stock funds......................     2,535,546       813,446       --          3,348,992
Other securities, primarily common
  stocks................................     3,020,544     1,712,998       --          4,733,542
                                            ----------    ----------        --        ----------
                                            $6,058,544    $2,541,490       --         $8,600,034
                                            ==========    ==========        ==        ==========

     The cost and fair values of the securities at December 31, 1996 are as follows:

                                                          UNREALIZED    UNREALIZED
                                            AMORTIZED      HOLDING       HOLDING         FAIR
                                               COST          GAIN          LOSS         VALUE
                                            ----------    ----------    ----------    ----------
Corporate bonds.........................    $1,205,295    $   13,850       --         $1,219,145
Mutual stock funds......................     2,319,933       325,577       --          2,645,510
Other securities, primarily common
  stocks................................     2,803,574       747,342       --          3,550,916
                                            ----------    ----------        --        ----------
                                            $6,328,802    $1,086,769       --         $7,415,571
                                            ==========    ==========        ==        ==========

     The cost and fair values of the securities at December 31, 1995 are as follows:

                                                           UNREALIZED    UNREALIZED
                                             AMORTIZED      HOLDING       HOLDING         FAIR
                                                COST          GAIN          LOSS         VALUE
                                             ----------    ----------    ----------    ----------
Corporate bonds..........................    $  940,534     $     --      $18,849      $  921,685
Mutual stock funds.......................     2,057,051      429,237           --       2,486,288
Other securities, primarily common
  stocks.................................     2,525,471      484,800           --       3,010,271
                                             ----------     --------      -------      ----------
                                             $5,523,056     $914,037      $18,849      $6,418,244
                                             ==========     ========      =======      ==========

     For the years ended December 31, 1997, 1996 and 1995 adjustments to the cost basis of debt securities to recognize discount or premium between the original cost of the securities and their face value were immaterial.

                                 THE DECO GROUP

3. PROPERTY, PLANT AND EQUIPMENT:

                                                     1997           1996           1995
                                                  -----------    -----------    -----------
Land..........................................    $    68,346    $    68,346    $    68,346
Buildings.....................................        511,553        511,553        511,553
Building Improvements.........................        306,721        294,021        294,021
Furniture and fixtures........................        710,609        698,359        649,540
Machinery and equipment.......................     23,278,899     21,751,848     21,253,919
Vehicles......................................         79,855        101,554        101,554
Deposits......................................             --             --        186,005
                                                  -----------    -----------    -----------
                                                   24,955,983     23,425,681     23,064,938
  Less: accumulated depreciation..............     17,212,273     14,698,499     12,109,564
                                                  -----------    -----------    -----------
     Net property, plant and equipment........    $ 7,743,710    $ 8,727,182    $10,955,374
                                                  ===========    ===========    ===========

4. STOCK REDEMPTION NOTES PAYABLE:

     In 1988, final stock redemption agreements with two shareholders were entered into, resulting in promissory notes of $353,164 payable to each shareholder. These notes were paid in full in 1997.

5. COMMON STOCK:

     The authorized share capital of Grand Machining Company consists of 500 $100 par value common shares. At December 31, 1997, 1996, and 1995 163.086 common shares were issued and outstanding.

     The authorized share capital of Deco Technologies, Inc. consists of 60,000 no par value common shares. At December 31, 1997, 1996, and 1995 100 common shares were issued and outstanding.

6. EMPLOYEE BENEFIT PLANS:

     a. Profit Sharing Contributions: A profit sharing contribution is made annually as determined by the Board of Directors subject to limitations based upon current operating profits and participant's compensation. Contributions expensed for 1997, 1996 and 1995, were $294,895, $186,065 and $213,110, respectively.

     b. Pension Plans: Substantially all employees are covered by defined benefit pension plans. Plan benefits under the hourly employees' pension plan are based primarily on years of service. The benefit levels used to compute pension costs and related disclosures under SFAS No. 87 were $12.00 per month for 1997 and $9.50 per month for 1996 and 1995. The Plan benefits under the salaried employees' pension plan are a function of years of service and employee's compensation near retirement. Plan assets for both plans consist primarily of short-term funds, commercial paper, and common stock. The Company's funding policy is to contribute the amount of maximum tax deduction allowed.

     The actuarially computed pension cost for 1997, 1996 and 1995 included the following components:

                                                                1997            1996            1995
                                                              SALARIED        SALARIED        SALARIED
                                                             AND HOURLY      AND HOURLY      AND HOURLY
                                                             ----------      ----------      ----------
Service cost.............................................    $ 142,866        $136,373       $ 121,225
Interest cost on projected benefit obligation............      138,131         116,851          86,281
Actual return on assets..................................     (161,785)        (82,038)       (101,205)
Net amortization and deferraltion........................       14,528         (34,400)         (4,622)
                                                             ---------        --------       ---------
  Total pension cost.....................................    $ 133,740        $136,786       $ 101,679
                                                             =========        ========       =========

                                 THE DECO GROUP

6. EMPLOYEE BENEFIT PLANS -- CONTINUED:

     The following table presents the funded status of the plans and significant assumptions as of December 31, 1997, 1996 and 1995:

                                                            1997             1996             1995
                                                          SALARIED         SALARIED         SALARIED
                                                         AND HOURLY       AND HOURLY       AND HOURLY
                                                         ----------       ----------       ----------
Accumulated benefit obligation (vested and
  nonvested).........................................    $1,736,807       $1,146,068       $  897,737
                                                         ==========       ==========       ==========
Actuarial present value of projected benefit
  obligation.........................................    $2,068,920       $1,476,396       $1,147,350
Plan assets at fair value............................     1,644,515        1,465,367        1,276,777
                                                         ----------       ----------       ----------
Plan assets in excess of (less than) projected
  benefit obligation.................................      (424,405)         (11,029)         129,427
Unamortized net assets at transition.................      (267,774)        (288,358)        (308,942)
Unrecognized prior service costs and net gain........       330,684          248,897          144,274
                                                         ----------       ----------       ----------
  Accrued pension liability..........................    $ (361,495)      $  (50,490)      $  (35,241)
                                                         ==========       ==========       ==========
Discount rate........................................           7.5%             8.5%             8.5%
Long-term rate of return:
  Salaried...........................................             9%            7.75%            7.75%
  Hourly.............................................             9%             7.5%             7.5%
Rate of Increase in compensation level (salaried) per
  annum..............................................             5%               5%               5%

     c. Self-Insured Workers' Compensation: In January 1990, the Company elected to operate a self-insured program for costs incurred pursuant to the Workers' Compensation Laws of the State of Michigan. The Company entered into a contract with a service agent who supervises and administers claims as well as a contract with an insurance company for excess liability coverage.

     The Company recognizes expense for the self-insured program as claims are paid. The amount of, and change in, the estimated incurred but not paid claims at each balance sheet date was immaterial to net worth and net income for each year presented.

     d. Self-Insured Health Care Benefits: The Company operates a self-insured health care program for the benefit of all of its employees. The Company has a contract with a service provider who supervises and processes claims under the program. The Company recognizes expense for the self-insured program as claims are paid. The amount of, and change in, the estimated incurred but not reported claims at each balance sheet date was immaterial to net worth and net income for each year presented.

7. LEASE AGREEMENTS:

     Grand Machining Company leases space from one of its shareholders. The lease provides for annual rental payments of $318,800 through 2001. Deco Technologies, Inc. leases a building under an operating lease from a third party which expires in 1998 but contains options to extend the term. In addition, the Company pays real and personal property taxes and all repairs and maintenance costs on the leased premises. Total combined rent expense for the years ended December 31, 1997, 1996, and 1995 was $581,454, $518,233 and $510,900,
respectively.

8. CONTINGENCIES:

     Various claims arising during the normal course of business are pending against the Company. Management does not reasonably expect that the ultimate liability, if any, of these matters will have a material effect on future financial statements.

                                 THE DECO GROUP

9. SUBSEQUENT EVENT:

     In December 1997, the Company signed a definitive agreement to sell the common stock of the Company to Newcor, Inc. The sale was completed in early March of 1998. Newcor, Inc. designs and manufacturers precision machined components and assemblies and custom rubber and plastic products primarily for the automotive and agricultural vehicle markets.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Turn-Matic, Inc.:

     We have audited the accompanying balance sheet of Turn-Matic, Inc. as of September 30, 1997 and the related statements of income and retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Turn-Matic, Inc. as of September 30, 1997 and the results of operations and cash flows for the year then ended in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Detroit, Michigan
December 5, 1997 except as to
Note 10 for which the date is January 19, 1998.

                                TURN-MATIC, INC.

                                 BALANCE SHEETS

                                                                SEPTEMBER 30,    DECEMBER 31,
                                                                    1997             1997
                                                                -------------    ------------
                                                                                 (UNAUDITED)
                                   ASSETS
Current assets:
  Cash and cash equivalents.................................     $ 3,217,568     $ 2,926,691
  Accounts receivable, trade................................       1,790,765       2,005,951
  Notes receivable, officer/shareholder.....................         248,454         766,891
  Inventory.................................................         899,844         884,392
  Prepaid expenses..........................................          98,793          63,740
                                                                 -----------     -----------
     Total current assets...................................       6,255,424       6,647,665
Property, plant and equipment, net..........................       5,253,416       5,135,911
Cash surrender value of officers' life insurance............         306,342         306,342
                                                                 -----------     -----------
     Total assets...........................................     $11,815,182     $12,089,918
                                                                 ===========     ===========
                    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Long-term debt, current portion...........................     $   541,167     $   541,167
  Accounts payable..........................................         754,845         541,858
  Accrued liabilities, principally payroll and related
     expenses...............................................         259,797         122,225
  Federal income tax payable................................         147,653         319,747
                                                                 -----------     -----------
     Total current liabilities..............................       1,703,462       1,524,997
Long-term debt, noncurrent portion..........................       2,040,285       1,904,994
Deferred federal income tax.................................         600,665         602,300
                                                                 -----------     -----------
     Total liabilities......................................       4,344,412       4,032,291
Shareholders' equity:
  Common stock, $1.00 par value:
     Authorized:
                               50,000 shares
     Issued and outstanding: 30,000 shares..................          30,000          30,000
  Retained earnings.........................................       7,440,770       8,027,627
                                                                 -----------     -----------
     Total shareholders' equity.............................       7,470,770       8,057,627
                                                                 -----------     -----------
     Total liabilities and shareholders' equity.............     $11,815,182     $12,089,918
                                                                 ===========     ===========

    The accompanying notes are an integral part of the financial statements.

                                TURN-MATIC, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                        THREE MONTHS     THREE MONTHS
                                                        YEAR ENDED         ENDED            ENDED
                                                       SEPTEMBER 30,    DECEMBER 31,     DECEMBER 31,
                                                           1997             1997             1996
                                                       -------------    ------------     ------------
                                                                        (UNAUDITED)      (UNAUDITED)
Sales................................................   $15,796,477      $3,504,566       $4,615,910
Cost of sales........................................    11,291,823       2,388,699        2,968,483
                                                        -----------      ----------       ----------
  Gross profit.......................................     4,504,654       1,115,867        1,647,427
Selling, general and administration expenses.........     1,946,300         360,638          417,607
Interest expense, net of interest income of $68,606,
  $38,914, and $6,807, respectively..................       173,111          40,432           57,445
                                                        -----------      ----------       ----------
  Income before nonrecurring gain and federal income
     taxes...........................................     2,385,243         714,797        1,172,375
Nonrecurring gain on sale of machinery and
  equipment..........................................       440,810              --          133,000
Other income*........................................            --         196,872               --
Federal income taxes.................................      (970,000)       (324,812)        (442,184)
                                                        -----------      ----------       ----------
  Net income.........................................     1,856,053         586,857          863,191
Retained earnings, beginning of year.................     5,584,717       7,440,770        5,584,717
                                                        -----------      ----------       ----------
Retained earnings, end of year.......................   $ 7,440,770      $8,027,627       $6,447,908
                                                        ===========      ==========       ==========

* Represents the agreed upon repayment by an officer/shareholder of disallowed fiscal year 1996 compensation resulting from an IRS examination.

    The accompanying notes are an integral part of the financial statements.

                                TURN-MATIC, INC.

                            STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS    THREE MONTHS
                                                            YEAR ENDED         ENDED           ENDED
                                                           SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                               1997             1997            1996
                                                           -------------    ------------    ------------
                                                                            (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
  Net income...........................................     $ 1,856,053      $  586,857      $  863,191
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation......................................       1,002,002         257,505         242,259
     Gain on sale of property and equipment............        (440,810)             --        (133,000)
     Deferred income taxes.............................          85,467           1,635          18,120
     Other income......................................              --        (196,872)             --
  Changes in operating assets and liabilities:
     Accounts receivable...............................       1,079,002        (215,186)         89,559
     Inventory.........................................         (26,058)         15,452         (41,331)
     Prepaid expenses..................................          13,075          35,053           7,100
     Cash surrender value..............................         (47,408)             --          (8,830)
     Accounts payable..................................         (62,205)       (212,987)        217,794
     Accrued expenses..................................         (12,370)       (137,572)        (24,398)
     Federal income tax payable........................        (211,612)        172,094         156,919
                                                            -----------      ----------      ----------
       Net cash provided by operating activities.......       3,235,136         305,979       1,387,383
                                                            -----------      ----------      ----------
Cash flows from investing activities:
  Expenditures for property, plant and equipment.......      (1,175,810)       (140,000)       (699,456)
  Proceeds from sale of property, plant and
     equipment.........................................         448,000              --         133,000
                                                            -----------      ----------      ----------
       Net cash used in investing activities...........        (727,810)       (140,000)       (566,456)
                                                            -----------      ----------      ----------
Cash flows from financing activities:
  Net payments/(borrowings) note receivable,
     officer/shareholder...............................          (1,659)       (321,565)          2,502
  Principal payments on long-term debt.................        (541,167)       (135,291)       (180,389)
                                                            -----------      ----------      ----------
       Net cash used in financing activities...........        (542,826)       (456,856)       (177,887)
                                                            -----------      ----------      ----------
       Net increase (decrease) in cash and cash
          equivalents..................................       1,964,500        (290,877)        643,040
Cash and cash equivalents at beginning of year.........       1,253,068       3,217,568       1,253,068
                                                            -----------      ----------      ----------
Cash and cash equivalents at end of year...............     $ 3,217,568      $2,926,691      $1,896,108
                                                            ===========      ==========      ==========
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest...............     $   243,301
                                                            -----------
  Cash paid during the year for federal income taxes...     $ 1,096,145
                                                            -----------

    The accompanying notes are an integral part of the financial statements.

                                TURN-MATIC, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     a. Nature of Business: Turn-Matic, Inc. (the "Company") is a manufacturer of engine components including oil filter adapters, main bearing caps and intake and exhaust manifolds for the automotive industry in North America of which nearly 80 percent is sold to one customer.

     b. Interim Financial Information: The unaudited interim basic financial statements included herein as of December 31, 1997 and for the three-month periods ended December 31, 1997 and 1996 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations, and cash flows. Operating results for the three-months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ended September 30, 1998.

     c. Revenue Recognition/Accounts Receivable: Revenue from sale of manufactured products is recognized upon passage of title to the customer, which generally coincides with physical delivery.

     d. Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     e. Inventory: Inventory is stated at the lower of cost or market, with cost being determined by actual purchased material, processing and labor costs incurred against specific jobs, plus an allocated portion of factory burden.

     f. Property, Plant and Equipment: Property, plant and equipment are recorded at cost. The Company provides for depreciation using the straight line method at rates based on the estimated service lives as indicated below:

Leasehold improvements......................................  5-31 years
Machinery and equipment.....................................  5-12 years
Furniture and fixtures......................................  5-10 years

Assets retired or disposed of are removed from the asset and accumulated depreciation accounts, and the net amount, less proceeds from disposal, is charged or credited to income. Normal repairs and maintenance are charged to expense when incurred.

     g. Cash and Cash Equivalents: For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

2. NOTE RECEIVABLE, SHAREHOLDER:

     At September 30, 1997, the Company has an unsecured 6 percent demand note receivable in the amount of $248,454 from Raymond B. Dorris, Sr., a shareholder of the Company.

3. INVENTORY:

     Inventory at September 30, 1997 is summarized as follows:

Material, tooling and outside processing....................  $848,598
Direct labor and factory burden.............................    51,246
                                                              --------
                                                              $899,844
                                                              ========

                                TURN-MATIC, INC.

4. NOTE PAYABLE, BANK, LINE OF CREDIT:

     The Company has a revolving line of credit aggregating $2,000,000 with a bank bearing interest at the prime interest rate. Accounts receivable, inventory and machinery and equipment serve as collateral for borrowings under the line. The line was unused at September 30, 1997.

5. PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

Leasehold improvements......................................  $   454,165
Machinery and equipment.....................................   10,599,677
Furniture and fixtures......................................       96,004
                                                              -----------
                                                               11,149,846
Accumulated depreciation....................................   (5,896,430)
                                                              -----------
Property, plant and equipment, net..........................  $ 5,253,416
                                                              ===========

6. LONG-TERM DEBT:

     The Company's long-term debt at September 30, 1997 is summarized as follows:

                                                       CURRENT     NONCURRENT
                                                       PORTION      PORTION        TOTAL
                                                       -------     ----------      -----
Bank loan dated September 14, 1995, due May 14,
  2002. The loan in the original amount of
  $2,748,012 is payable in monthly installments of
  $34,323 plus interest at the prime rate. All the
  assets of the Company serve as collateral........    $411,881    $1,512,369    $1,924,250
Bank loan dated September 28, 1995, due September
  28, 2002. The loan in the original amount of
  $905,000 is payable in monthly installments of
  $10,774 plus interest at the prime rate. All the
  assets of the Company serve as collateral........     129,286       527,916       657,202
                                                       --------    ----------    ----------
                                                       $541,167    $2,040,285    $2,581,452
                                                       ========    ==========    ==========

     Principal payments on long-term debt during the next five years are due as follows:

Year ended September 30:
  1998......................................................    $  541,167
  1999......................................................       541,167
  2000......................................................       541,167
  2001......................................................       541,167
  2002......................................................       416,784
                                                                ----------
                                                                $2,581,452
                                                                ==========

                                TURN-MATIC, INC.

7. FEDERAL INCOME TAX EXPENSE:

     Federal income tax expense at September 30, 1997 is summarized as follows:

Current.....................................................    $884,533
Deferred....................................................      85,467
                                                                --------
                                                                $970,000
                                                                ========

     The deferred federal income tax liability is a result of temporary differences due to the utilization of accelerated depreciation methods for tax purposes.

8. LEASE AGREEMENTS:

     The Company leased a building located in Clinton Township, Michigan from Raymond B. Dorris, Sr. and Marie E. Dorris, shareholders of the Company. The month to month lease agreement was for the Company to pay monthly rent of $4,500 plus taxes, insurance, maintenance and utilities. The lease was terminated on September 30, 1997.

     The Company leases two buildings located in Clinton Township, Michigan from a related partnership. The 5-year lease agreements dated April 1, 1995 are for the Company to pay monthly rent of $10,000 and $24,000, respectively, plus taxes, insurance, maintenance and utilities. The mortgages held by the partnership are guaranteed by the Company.

     Total rental expense, net of sublease rental income of $19,800 and exclusive of taxes, insurance, maintenance and utilities for the year ended September 30, 1997 was $442,220.

9. PROFIT SHARING PLAN:

     The Company has a profit sharing plan for all eligible employees. Eligible employees are defined as those completing one year of service and have reached the age of 21. The amount of contribution to the plan each year is discretionary and is determined by the Company based on eligible employees compensation not to exceed the maximum allowable as a deduction to the Company under the provisions of the Internal Revenue Code. Profit sharing plan expense for the year ended September 30, 1997 was $152,158.

10. SUBSEQUENT EVENT:

     In January 1998 the Company signed a definitive agreement to sell all of the common stock of the Company to Newcor, Inc. The sale is expected to be completed in early 1998. Newcor, Inc. designs and manufacturers precision machined components and assemblies and custom rubber and plastic products primarily for the automotive and agricultural vehicle markets.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

             ======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS


                                        PAGE
Additional Information................     i
Forward-Looking Statements............    ii
Summary...............................     1
Risk Factors..........................    14
The Exchange Offer....................    21
Certain Federal Income Tax
  Consequences of the Exchange
  Offer...............................    28
The Acquisitions......................    29
Pro Forma Capitalization..............    31
Unaudited Pro Forma Condensed
  Consolidated Financial Data.........    32
Selected Consolidated Historical
  Financial Data......................    40
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    41
Business..............................    50
Glossary..............................    65
Management and Directors..............    69
Security Ownership of Certain
  Beneficial Owners and Management....    78
Description of Exchange Notes.........    81
Description of Notes..................   109
Registration Rights; Liquidated
  Damages.............................   109
Description of Other Debt.............   110
Certain Federal Tax Considerations for
  Foreign Persons.....................   112
Plan of Distribution..................   115
Legal Matters.........................   115
Experts...............................   115
Index to Financial Statements.........   F-1


             ======================================================
             ======================================================

                               NEWCOR, INC. LOGO

                                  NEWCOR, INC.

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING

                           9 7/8% SENIOR SUBORDINATED
                                 NOTES DUE 2008
                  ($125,000,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      FOR
                             9 7/8% SERIES B SENIOR
                          SUBORDINATED NOTES DUE 2008
                        ($125,000,000 PRINCIPAL AMOUNT)

                              --------------------
                                   PROSPECTUS
                              --------------------

                                 JUNE 10, 1998


             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of the State of Delaware ("DGCL"), under which the Issuer is organized, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding (each a "proceeding"), other than a proceeding by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or, at the corporation's request, a director, officer, employee, or agent of another entity or enterprise against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with the proceeding, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, without reasonable cause to believe his or her conduct was unlawful. The DGCL further empowers a corporation to indemnify any of the same types of indemnitees against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of a proceeding by or in the right of the corporation if the indemnitee met the same standards of conduct, except that indemnification with respect to any claim, issue, or matter as to which the indemnitee has been adjudged to be liable to the corporation may be made only if and to the extent determined to be proper by a court. In addition, the DGCL also requires such a corporation to indemnify any such indemnitee who is successful on the merits or otherwise in defense of any proceeding of the types described above, or in defense of any claim, issue, or matter in any such proceeding, against his or her actual and reasonable expenses incurred in connection with such defense, and it permits advancement by the corporation of an indemnitee's expenses under certain circumstances. In general, Article Ninth of the Issuer's Restated Certificate of Incorporation requires indemnification of and expense advancement to all of the potential types of indemnitees described above (including each current Newcor director or officer and each of its directors, officers, employees, or agents who currently is serving at the Issuer's request as a director or officer of a Subsidiary Guarantor) to the fullest extent permitted by the DGCL.

     The Michigan Business Corporation Act ("MBCA"), under which each Subsidiary Guarantor other than Plastronics Plus, Inc. is organized, contains mandatory and permissive indemnification provisions indemnification provisions substantially similar to those of the DGCL. The bylaws of each of these Subsidiary Guarantors contain provisions effectively mandating indemnification of and the advancement of expense to such Subsidiary Guarantor's directors and officers to the fullest extent permitted by the MBCA.

     The Wisconsin Business Corporation Law ("WBCL"), under which Plastronics Plus, Inc. is organized, generally requires a Wisconsin business corporation to indemnify any current or former director or officer who has been successful on the merits or otherwise in the defense of a proceeding for all reasonable expenses incurred in the proceeding, if the indemnitee was a party to the proceeding because of being a director or officer of the corporation. In addition, the WBCL generally mandates indemnification against liability incurred by such an indemnitee in any other proceeding, unless the liability was incurred because the indemnitee breached or failed to perform a duty owed by him or her to the corporation and the breach or failure to perform constitutes (i) a violation of the criminal law (unless the indemnitee had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that it was unlawful), (ii) a wilful failure to deal fairly with the corporation in a matter in which the indemnitee has a material conflict of interest, (iii) a transaction in which the indemnitee derived an improper personal profit, or (iv) wilful misconduct. The WBCA permits a corporation to limit the indemnification obligations described above by doing so in its articles of incorporation, but the Articles of Incorporation of Plastronics Plus, Inc. contain no such limitations.

     Insurance is maintained on a regular basis (and not specifically in connection with this offering or the offering of the Notes) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on the part of any of the Registrants out of the above-described indemnification provisions of such Registrant, subject to certain exclusions and to the policy limits.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits. (File number for all documents incorporated by reference is Commission File Number 1-5985.)


EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
 *3.1            Restated Certificate of Incorporation of the Issuer, as
                 amended
 *3.2            Bylaws of the Issuer
 *3.3            Articles of Incorporation of Rochester Gear, Inc., as
                 amended
 *3.4            Bylaws of Rochester Gear, Inc.
 *3.5            Articles of Incorporation of Plastronics Plus, Inc.
 *3.6            Bylaws of Plastronics Plus, Inc.
 *3.7            Restated Articles of Incorporation of Grand Machining
                 Company
 *3.8            Bylaws of Grand Machining Company
 *3.9            Articles of Incorporation of Deco Technologies, Inc.
 *3.10           Bylaws of Deco Technologies, Inc.
 *3.11           Articles of Incorporation of Deco International, Inc.
 *3.12           Bylaws of Deco International, Inc.
 *3.13           Restated Articles of Incorporation of Turn-Matic, Inc.
 *3.14           Amended and Restated Bylaws of Turn-Matic, Inc.
  4.1.1          Indenture relating to the Notes (including forms of Notes
                 and related Subsidiary Guarantees), dated as of March 4,
                 1998, among the Issuer, the Subsidiary Guarantors, and First
                 Trust National Association, as trustee, relating to the
                 Notes (incorporated by reference to exhibit 4.(a) to the
                 Issuer's Form 8-K current report filed on March 13, 1998)
  4.1.2          A/B Exchange Registration Rights Agreement, dated as of
                 March 4, 1998, among the Issuer, the Subsidiary Guarantors, and the Initial Purchasers (incorporated by reference to
                 exhibit 4.(b) to the Issuer's Form 8-K current report filed on March 13, 1998)
 *4.1.3          Form of Exchange Notes (including related Subsidiary
                 Guarantees)
  4.2.1          Third Amended and Restated Revolving Credit Agreement, dated
                 January 15, 1998, between the Issuer and Comerica Bank
                 (incorporated by reference to exhibit 4(a) to the Issuer's
                 Form 10-K annual report for the fiscal year ended October
                 31, 1997)
  4.2.2          First Amendment to Third Amended and Restated Revolving
                 Credit Agreement, dated February 12, 1998, between the
                 Issuer and Comerica Bank (incorporated by reference to
                 exhibit 4(m) to the Issuer's Form 10-Q quarterly report for the quarterly period ended January 31, 1998)
 *4.2.3          Guaranty in favor of Comerica Bank entered into as of
                 January 15, 1998 by certain of subsidiaries of the Issuer, including Rochester Gear, Inc. and Plastronics Plus, Inc.
 *4.2.4          Guaranty entered into as of March 4, 1998 by all other
                 Subsidiary Guarantors
                 The Issuer hereby undertakes to furnish to the Commission, upon its request, copies of documents relating to the $6.1 million Michigan Strategic Fund Limited Obligation Refunding
                 Revenue Bonds, Series 1995 referred to in Part I of this
                 Registration Statement.
 *5.1            Opinion and consent of Miller, Canfield, Paddock and Stone,
                 P.L.C.
 10.1            Purchase Agreement, dated February 27, 1998, among the
                 Issuer, the Subsidiary Guarantors, and the Initial
                 Purchasers (incorporated by reference to exhibit 1. to the
                 Issuer's Form 8-K current report filed on March 13, 1998)

EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
 10.2.1          Asset Purchase Agreement dated October 1, 1997 between the
                 Issuer and Machine Tool & Gear, Inc. ("MT&G") (incorporated by reference to exhibit 2 to the Issuer's Form 8-K/A filed on March 6, 1998)
 10.2.2          First Amendment to Asset Purchase Agreement, dated October
                 28, 1997, between the Issuer and MT&G (incorporated by
                 reference to exhibit 2.1 to the Issuer's Form 8-K/A filed on
                 March 6, 1998)
 10.2.3          Second Amendment to Asset Purchase Agreement between the
                 Issuer and MT&G (incorporated by reference to exhibit 2.3 to the Issuer's Form 8-K/A filed on March 6, 1998)
 10.2.4          Third Amendment to Asset Purchase Agreement between the
                 Issuer and MT&G (incorporated by reference to exhibit 2,3 to the Issuer's Form 8-K/A filed on March 6, 1998)
 10.2.5          Fourth Amendment to Asset Purchase Agreement between the
                 Issuer and MT&G (incorporated by reference to exhibit 2.4 to the Issuer's Form 8-K/A filed on March 6, 1998)
 10.3.1          Stock Purchase Agreement, dated December 9, 1997, between
                 the Issuer and Stephen Grand, individually and as Trustee of the Stephen Grand Revocable Trust u/a dtd July 5, 1979 and
                 the Stephen M. Grand Property Trust u/a dtd January 22, 1997
                 (incorporated by reference to exhibit 10(1) to the Issuer's
                 Form 10-K annual report for the fiscal year ended October
                 31, 1997)
 10.3.2          Amendment to Stock Purchase Agreement, dated March 4, 1998, between the Issuer and Stephen Grand, individually and as
                 Trustee of the Stephen Grand Revocable Trust u/a dtd July 5,
                 1979 and the Stephen M. Grand Property Trust u/a dtd January
                 22, 1997 (incorporated by reference to exhibit 10.(b) to the
                 Issuer's Form 8-K current report filed on March 13, 1998)
 10.4            Stock Purchase Agreement, dated January 16, 1998, by and
                 among the Issuer and each of the shareholders of Turn-Matic,
                 Inc. (incorporated by reference to exhibit 10(m) to the
                 Issuer's Form 10-K annual report for the fiscal year ended
                 October 31, 1997)**
 10.5            1982 Incentive Stock Option Plan (incorporated by reference to exhibit 10(a) to the Issuer's Form 10-K annual report for the fiscal year ended October 31, 1983)**
 10.6            Newcor, Inc. Directors' Retirement Plan (incorporated by
                 reference to exhibit 10(b) to the Issuer's Form 10-K annual report for the fiscal year ended October 31, 1988)**
 10.7            Board of Directors Deferred Directors' Fees plan
                 (incorporated by reference to exhibit 10(e) to the Issuer's
                 Form 10-K annual report for the fiscal year ended October
                 31, 1987)**
 10.8.1          Newcor, Inc. Management Stock Incentive Plan (incorporated by reference to exhibit 10(j) to the Issuer's Form 10-K
                 annual report for the fiscal year ended October 31, 1994)**
 10.8.2          Amendment to Newcor, Inc. Management Stock Incentive Plan
                 (incorporated by reference to exhibit 10(k) to the Issuer's
                 Form 10-K annual report for the fiscal year ended October
                 31, 1994)**
 10.9            1996 Employee Incentive Stock Plan (incorporated by
                 reference to Appendix A to the Issuer's proxy statement
                 dated February 5, 1996)**
 10.10           1996 Non-Employee Directors Stock Option Plan (incorporated by reference to Appendix B to the Issuer's proxy statement dated February 5, 1996)**
 10.11           Employment Agreement with W. John Weinhardt, dated February
                 13, 1995 (incorporated by reference to exhibit 10(g) to the
                 Issuer's Form 10-K annual report for the fiscal year ended
                 October 31, 1995)**
 10.12           Change in Control Agreement with W. John Weinhardt, dated
                 February 13, 1995 (incorporated by reference to exhibit
                 10(h) to the Issuer's Form 10-K annual report for the fiscal year ended October 31, 1995)**
 10.13           Agreement with Thomas D. Parker, dated June 7,1988
                 (incorporated by reference to exhibit 10(h) to the Issuer's
                 Form 10-K annual report for the fiscal year ended October
                 31, 1992)**

EXHIBIT NO.                              DESCRIPTION
-----------                              -----------
 10.14           Employment Agreement with Dennis H. Reckinger, dated July
                 31, 1992 (incorporated by reference to exhibit 10(n) to the
                 Issuer's Form 10-K annual report for the fiscal year ended
                 October 31, 1997)**
 10.15           Employment Agreement with Robert C. Ballou, dated September
                 25, 1992 (incorporated by reference to exhibit 10(o) to the
                 Issuer's Form 10-K annual report for the fiscal year ended
                 October 31, 1997)**
 10.16           Employment Agreement with Keith Hale, dated March 4, 1998
                 (incorporated by reference to exhibit 4(l) to the Issuer's
                 Form 10-Q quarterly report for the quarterly period ended
                 January 31, 1998)**
*12.1            Statement re computation of ratios
*21.1            List of subsidiaries of the Issuer
 23.1            Consent of Coopers & Lybrand LLP
 23.2            Consent of Miller, Canfield, Paddock and Stone, P.L.C.
                 (contained in Exhibit 5.1)
*24.1            Powers of Attorney (contained in signature pages of original
                 Registration Statement)
*25.1            Statement of Eligibility and Qualification of Trustee on
                 Form T-1 of First Trust National Association under the Trust
                 Indenture Act of 1939
*99.1            Form of Letter of Transmittal with respect to the Exchange
                 Offer
*99.2            Form of Notice of Guaranteed Delivery with respect to the
                 Exchange Offer
 99.3            Form of Exchange Agent Agreement


-------------------------

 * Filed with original Registration Statement on April 30, 1998


** Indicates contract or compensatory plan or arrangement with one or more
   Company executive officers and/or directors of the Issuer

     (b) Financial Statement Schedules

        None required

ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any of the Registrants pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Each undersigned Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the date of this Registration Statement (or most recent post-effective amendment thereof) which, individual or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                  NEWCOR, INC.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant named above has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on June 10, 1998.


                                          NEWCOR, INC.


                                          By:    /s/ W. JOHN WEINHARDT

                                          --------------------------------------
                                                    W. John Weinhardt
                                          President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.



                   NAME                                       CAPACITY                         DATE
                   ----                                       --------                         ----

                    *                         Chairman of the Board and Director           June 10, 1998
------------------------------------------
            William A. Lawson

          /s/ W. JOHN WEINHARDT               President and Chief Executive Officer and    June 10, 1998
------------------------------------------    Director
            W. John Weinhardt

                    *                         Vice President-Finance, Treasurer and        June 10, 1998
------------------------------------------    Chief Financial Officer (also principal
              John J. Garber                  accounting officer)
                                              Director
------------------------------------------
            Jerry D. Campbell

                    *                         Director                                     June 10, 1998
------------------------------------------
            Shirley E. Gofrank
                                              Director
------------------------------------------
              Jack R. Lousma

                    *                         Director                                     June 10, 1998
------------------------------------------
             Richard A. Smith
                                              Director
------------------------------------------
               Kurt O. Tech

        *By: /s/ W. JOHN WEINHARDT
   ------------------------------------
            W. John Weinhardt
             Attorney-in-Fact

                              ROCHESTER GEAR, INC.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant named above has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on June 10, 1998.


                                          ROCHESTER GEAR, INC.


                                          By:     /s/ W. JOHN WEINHARDT


                                            ------------------------------------
                                                     W. John Weinhardt
                                                   Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.



                   NAME                                       CAPACITY                         DATE
                   ----                                       --------                         ----

          /s/ W. JOHN WEINHARDT               Chairman of the Board (principal             June 10, 1998
------------------------------------------    executive officer) and Director
            W. John Weinhardt

                    *                         Treasurer (principal financial officer       June 10, 1998
------------------------------------------    and principal accounting officer)
              John J. Garber

                    *                         Director                                     June 10, 1998
------------------------------------------
             Robert C. Ballou

                                              Director
------------------------------------------
             Donald A. Septer

        *By: /s/ W. JOHN WEINHARDT
   ------------------------------------
            W. John Weinhardt
             Attorney-in-Fact

                             PLASTRONICS PLUS, INC.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant named above has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on June 10, 1998.


                                          PLASTRONICS PLUS, INC.


                                          By:     /s/ W. JOHN WEINHARDT


                                            ------------------------------------
                                                     W. John Weinhardt
                                                   Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities and on the dates indicated.



                   NAME                                     CAPACITY                       DATE
                   ----                                     --------                       ----

          /s/ W. JOHN WEINHARDT             Chairman of the Board (principal           June 10, 1998
------------------------------------------  executive officer) and Director
            W. John Weinhardt

                    *                       Treasurer (principal financial officer     June 10, 1998
------------------------------------------  and principal accounting officer)
              John J. Garber

                    *                       Director                                   June 10, 1998
------------------------------------------
           Dennis H. Reckinger
                                            Director
------------------------------------------
        Clifford R. Haggenjos, Jr.

        *By: /s/ W. JOHN WEINHARDT
   ------------------------------------
            W. John Weinhardt
             Attorney-in-Fact

                            GRAND MACHINING COMPANY
                            DECO TECHNOLOGIES, INC.
                            DECO INTERNATIONAL, INC.
                                TURN-MATIC, INC.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, each of the Registrants named above has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield Hills, State of Michigan, on June 10, 1998.


                                          GRAND MACHINING COMPANY
                                          DECO TECHNOLOGIES, INC.
                                          DECO INTERNATIONAL, INC.
                                          TURN-MATIC, INC.


                                          By:     /s/ W. JOHN WEINHARDT


                                            ------------------------------------
                                                     W. John Weinhardt
                                              Chairman of the Board (of each)


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons in the capacities with each of the above-named registrants and on the dates indicated.



                      NAME                                        CAPACITY                        DATE
                      ----                                        --------                        ----
              /s/ W. JOHN WEINHARDT                   Chairman of the Board (principal        June 10, 1998
  ---------------------------------------------       executive officer) and Director
                W. John Weinhardt

                        *                             Treasurer (principal financial          June 10, 1998
  ---------------------------------------------       officer and principal accounting
                 John J. Garber                       officer) and Director

                        *                             Director                                June 10, 1998
  ---------------------------------------------
                   Keith Hale

           *By: /s/ W. JOHN WEINHARDT
      ------------------------------------
                W. John Weinhardt
                Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NO.                                DESCRIPTION
-----------                                -----------


 *3.1 Restated Certificate of Incorporation of the Issuer, as amended


 *3.2              Bylaws of the Issuer


 *3.3 Articles of Incorporation of Rochester Gear, Inc., as amended


 *3.4              Bylaws of Rochester Gear, Inc.


 *3.5              Articles of Incorporation of Plastronics Plus, Inc.


 *3.6              Bylaws of Plastronics Plus, Inc.


 *3.7              Restated Articles of Incorporation of Grand Machining
                   Company


 *3.8              Bylaws of Grand Machining Company


 *3.9              Articles of Incorporation of Deco Technologies, Inc.


 *3.10             Bylaws of Deco Technologies, Inc.


 *3.11             Articles of Incorporation of Deco International, Inc.


 *3.12             Bylaws of Deco International, Inc.


 *3.13             Restated Articles of Incorporation of Turn-Matic, Inc.


 *3.14             Amended and Restated Bylaws of Turn-Matic, Inc.
 4.1.1             Indenture relating to the Notes (including forms of Notes
                   and related Subsidiary Guarantees), dated as of March 4,
                   1998, among the Issuer, the Subsidiary Guarantors, and First
                   Trust National Association, as trustee, relating to the
                   Notes (incorporated by reference to exhibit 4.(a) to the
                   Issuer's Form 8-K current report filed on March 13, 1998)
 4.1.2             A/B Exchange Registration Rights Agreement, dated as of
                   March 4, 1998, among the Issuer, the Subsidiary Guarantors, and the Initial Purchasers (incorporated by reference to ex-
                   hibit 4.(b) to the Issuer's Form 8-K current report filed on
                   March 13, 1998)


 *4.1.3            Form of Exchange Notes (including related Subsidiary
                   Guarantees)
 4.2.1             Third Amended and Restated Revolving Credit Agreement, dated
                   January 15, 1998, between the Issuer and Comerica Bank
                   (incorporated by reference to exhibit 4(a) to the Issuer's
                   Form 10-K annual report for the fiscal year ended October
                   31, 1997)
 4.2.2             First Amendment to Third Amended and Restated Revolving
                   Credit Agreement, dated February 12, 1998, between the
                   Issuer and Comerica Bank (incorporated by reference to exhibit 4(m) to the Issuer's Form 10-Q quarterly report for the quarterly period ended January 31, 1998)


 *4.2.3 Guaranty in favor of Comerica Bank entered into as of January 15, 1998 by certain of subsidiaries of the Issuer, including Rochester Gear, Inc. and Plastronics Plus, Inc.


 *4.2.4            Guaranty entered into as of March 4, 1998 by all other
                   Subsidiary Guarantors
                   The Issuer hereby undertakes to furnish to the Commission, upon its request, copies of documents relating to the $6.1 million Michigan Strategic Fund Limited Obligation Refunding
                   Revenue Bonds, Series 1995 referred to in Part I of this
                   Registration Statement.


 *5.1              Opinion and consent of Miller, Canfield, Paddock and Stone,
                   P.L.C.
10.1               Purchase Agreement, dated February 27, 1998, among the
                   Issuer, the Subsidiary Guarantors, and the Initial
                   Purchasers (incorporated by reference to exhibit 1. to the Issuer's Form 8-K current report filed on March 13, 1998)
10.2.1             Asset Purchase Agreement dated October 1, 1997 between the
                   Issuer and Machine Tool & Gear, Inc. ("MT&G") (incorporated by reference to exhibit 2 to the Issuer's Form 8-K/A filed on March 6, 1998)

EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
10.2.2             First Amendment to Asset Purchase Agreement, dated October
                   28, 1997, between the Issuer and MT&G (incorporated by
                   reference to exhibit 2.1 to the Issuer's Form 8-K/A filed on
                   March 6, 1998)
10.2.3             Second Amendment to Asset Purchase Agreement between the
                   Issuer and MT&G (incorporated by reference to exhibit 2.3 to the Issuer's Form 8-K/A filed on March 6, 1998)
10.2.4             Third Amendment to Asset Purchase Agreement between the
                   Issuer and MT&G (incorporated by reference to exhibit 2,3 to the Issuer's Form 8-K/A filed on March 6, 1998)
10.2.5             Fourth Amendment to Asset Purchase Agreement between the
                   Issuer and MT&G (incorporated by reference to exhibit 2.4 to the Issuer's Form 8-K/A filed on March 6, 1998)
10.3.1             Stock Purchase Agreement, dated December 9, 1997, between
                   the Issuer and Stephen Grand, individually and as Trustee of the Stephen Grand Revocable Trust u/a dtd July 5, 1979 and
                   the Stephen M. Grand Property Trust u/a dtd January 22, 1997
                   (incorporated by reference to exhibit 10(1) to the Issuer's
                   Form 10-K annual report for the fiscal year ended October
                   31, 1997)
10.3.2             Amendment to Stock Purchase Agreement, dated March 4, 1998, between the Issuer and Stephen Grand, individually and as
                   Trustee of the Stephen Grand Revocable Trust u/a dtd July 5,
                   1979 and the Stephen M. Grand Property Trust u/a dtd January
                   22, 1997 (incorporated by reference to exhibit 10.(b) to the
                   Issuer's Form 8-K current report filed on March 13, 1998)
10.4               Stock Purchase Agreement, dated January 16, 1998, by and
                   among the Issuer and each of the shareholders of Turn-Matic,
                   Inc. (incorporated by reference to exhibit 10(m) to the
                   Issuer's Form 10-K annual report for the fiscal year ended
                   October 31, 1997)**
10.5               1982 Incentive Stock Option Plan (incorporated by reference to exhibit 10(a) to the Issuer's Form 10-K annual report for the fiscal year ended October 31, 1983)**
10.6               Newcor, Inc. Directors' Retirement Plan (incorporated by
                   reference to exhibit 10(b) to the Issuer's Form 10-K annual report for the fiscal year ended October 31, 1988)**
10.7               Board of Directors Deferred Directors' Fees plan
                   (incorporated by reference to exhibit 10(e) to the Issuer's
                   Form 10-K annual report for the fiscal year ended October
                   31, 1987)**
10.8.1             Newcor, Inc. Management Stock Incentive Plan (incorporated by reference to exhibit 10(j) to the Issuer's Form 10-K
                   annual report for the fiscal year ended October 31, 1994)**
10.8.2             Amendment to Newcor, Inc. Management Stock Incentive Plan
                   (incorporated by reference to exhibit 10(k) to the Issuer's
                   Form 10-K annual report for the fiscal year ended October
                   31, 1994)**
10.9               1996 Employee Incentive Stock Plan (incorporated by
                   reference to Appendix A to the Issuer's proxy statement
                   dated February 5, 1996)**
10.10              1996 Non-Employee Directors Stock Option Plan (incorporated by reference to Appendix B to the Issuer's proxy statement dated February 5, 1996)**
10.11              Employment Agreement with W. John Weinhardt, dated February
                   13, 1995 (incorporated by reference to exhibit 10(g) to the
                   Issuer's Form 10-K annual report for the fiscal year ended
                   October 31, 1995)**
10.12              Change in Control Agreement with W. John Weinhardt, dated
                   February 13, 1995 (incorporated by reference to exhibit
                   10(h) to the Issuer's Form 10-K annual report for the fiscal year ended October 31, 1995)**
10.13              Agreement with Thomas D. Parker, dated June 7,1988
                   (incorporated by reference to exhibit 10(h) to the Issuer's
                   Form 10-K annual report for the fiscal year ended October
                   31, 1992)**
10.14              Employment Agreement with Dennis H. Reckinger, dated July
                   31, 1992 (incorporated by reference to exhibit 10(n) to the
                   Issuer's Form 10-K annual report for the fiscal year ended
                   October 31, 1997)**

EXHIBIT NO.                                DESCRIPTION
-----------                                -----------
10.15              Employment Agreement with Robert C. Ballou, dated September
                   25, 1992 (incorporated by reference to exhibit 10(o) to the
                   Issuer's Form 10-K annual report for the fiscal year ended
                   October 31, 1997)**
10.16              Employment Agreement with Keith Hale, dated March 4, 1998
                   (incorporated by reference to exhibit 4(l) to the Issuer's
                   Form 10-Q quarterly report for the quarterly period ended
                   January 31, 1998)**


*12.1         --   Statement re computation of ratios


*21.1         --   List of subsidiaries of the Issuer
23.1          --   Consent of Coopers & Lybrand LLP
23.2          --   Consent of Miller, Canfield, Paddock and Stone, P.L.C.
                   (contained in Exhibit 5.1)


*24.1         --   Powers of Attorney (contained in signature pages of this
                   Registration Statement)


*25.1         --   Statement of Eligibility and Qualification of Trustee on
                   Form T-1 of First Trust National Association under the Trust
                   Indenture Act of 1939


*99.1         --   Form of Letter of Transmittal with respect to the Exchange
                   Offer


*99.2         --   Form of Notice of Guaranteed Delivery with respect to the
                   Exchange Offer
99.3          --   Form of Exchange Agent Agreement


-------------------------

 * Filed with original Registration Statement on April 30, 1998


** Indicates contract or compensatory plan or arrangement with one or more
   Company executive officers and/or directors of the Issuer